    As filed with the Securities and Exchange Commission on July 10, 1997.

                                                      Registration No. 333-19409



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 2
                                      TO
                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           PONTOTOC BANCSHARES CORP.



            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  MISSISSIPPI                               6712                             64-0885622
                (State or other                 (Primary Standard Industrial             (I.R.S. Employer
          jurisdiction of incorporation          Classification Code Number)           Identification Number)
                or organization)

                             19 South Main Street
                          Pontotoc, Mississippi 38863
                                (601) 489-1631
              (Address, including zip code and telephone number,
                            including area code, of
                   registrant's principal executive offices)


                              BUDDY R. MONTGOMERY
                                   President
                           Pontotoc BancShares Corp.
                             19 South Main Street
                          Pontotoc, Mississippi 38863
                                (601) 489-1631
              (Address, including zip code, and telephone number,
                  including area code, of agent for service)


                                   Copy to:
                                 GARY MERINGER
                             Phelps Dunbar, L.L.P.
                        30th Floor, 400 Poydras Street
                      New Orleans, Louisiana  70130-3245
                                (504) 566-1311


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  Upon the Effective Date of the reorganization and merger described in this
                            Registration Statement



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           PONTOTOC BANCSHARES CORP.

                             Cross Reference Sheet


                                                     Location in Proxy
                 Form S-4 Item                           Statement


A.  INFORMATION ABOUT THE TRANSACTION.

Item 1.      Forepart of Registration           Cover of Registration Statement;
             Statement and Outside Front        Cross Reference Sheet; Outside
             Cover Page of Prospectus.          Front Cover Page of Proxy
                                                Statement

Item 2.      Inside Front and Outside Back      Table of Contents; Available
             Cover Pages of Prospectus.         Information; Reports to Security
                                                Holders; Additional Information

Item 3.      Risk Factors, Ratio of Earnings    Summary of the Proxy
             to Fixed Charges, and Other        Statement; Comparative Rights of
             Information.                       Shareholders of the Bank and the
                                                Company; Trading Market;
                                                Dividends

Item 4.      Terms of the Transaction.          Outside Front Cover Page of
                                                Proxy Statement; Summary of
                                                the Proxy Statement; Recent
                                                Developments; The Proposed
                                                Reorganization; Description of
                                                Capital Stock; Comparative
                                                Rights of Shareholders of the
                                                Bank and the Company; Certain
                                                Federal Income Tax Consequences

Item 5.      Pro Forma Financial                Summary of the Proxy Statement -
             Information.                       Comparative Per Share
                                                Information; Pro Forma Financial
                                                Statements


Item 6.      Material Contacts with the         Not Applicable
             Company Being Acquired.

Item 7.      Additional Information Required    Not Applicable
             For Reoffering by Persons and
             Parties Deemed to be
             Underwriters.

Item 8.      Interests of Named Experts and     Not Applicable
             Counsel.

Item 9.      Disclosure of Commission           Limitation of Directors'
             Position on Indemnification For    Liabilities; Indemnification;
             Securities Act Liabilities.        Undertakings

B.  INFORMATION ABOUT THE REGISTRANT.

Item 10.     Information With Respect to S-3    Not Applicable
             Registrants.

Item 11.     Incorporation of Certain           Not Applicable
             Information by Reference.

Item 12.     Information With Respect to S-2    Not Applicable
             or S-3 Registrants.

Item 13.     Incorporation of Certain           Not Applicable
             Information by Reference.

Item 14.     Information With Respect to        Summary of the Proxy
             Registrants Other Than S-2 or      Statement; Recent Developments;
             S-3 Registrants.                   Description of Capital Stock;
                                                Trading Market; Dividends;
                                                Business of the Company;
                                                Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations;
                                                Supervision and Regulation

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

Item 15.     Information With Respect to S-3    Not Applicable
             Companies.

Item 16.     Information With Respect to S-2    Not Applicable
             or S-3 Companies.

Item 17.     Information With Respect to        Summary of the Proxy
             Companies Other Than S-2 or        Statement; Recent Developments;
             S-3 Companies.                     Description of Capital Stock;
                                                Trading Market; Business of the
                                                Bank; Supervision and Regulation

D.  VOTING AND MANAGEMENT INFORMATION.


Item 18.     Information if Proxies, Consents   Summary of the Proxy
             or Authorizations Are to be        Statement; The Proposed
             Solicited.                         Reorganization;  Recommenda-
                                                tion of Board of Directors;
                                                Rights of Dissenting
                                                Shareholders; Management;
                                                Certain Transactions; Beneficial
                                                Ownership of Directors,
                                                Executive Officers and Principal
                                                Shareholders of the Bank

Item 19.     Information if Proxies,            Not Applicable
             Consents or Authorizations
             Are Not to be Solicited,
             or in an Exchange Offer.

                        FIRST NATIONAL BANK OF PONTOTOC
                             19 SOUTH MAIN STREET
                          PONTOTOC, MISSISSIPPI 38863

                                 July __, 1997

Dear Shareholder:

     On November 27, 1996, I wrote all shareholders a letter stating that the Board of Directors was implementing a plan to maximize the value of your investment in First National Bank of Pontotoc. The attached proxy statement describes the first step in the implementation of the Board's plan, the formation of a holding company (the "Reorganization"). I urge you to read the proxy statement carefully.

     The Reorganization will be considered at a special meeting of the shareholders (the "Special Meeting") of First National Bank of Pontotoc to be held on ____________, ____________, 1997 at 10:00 a.m., local time, at the offices of the Bank, located at 19 South Main Street, Pontotoc, Mississippi. At the Special Meeting you will be asked to consider and vote upon the Reorganization, pursuant to which the Bank will become a wholly-owned subsidiary of Pontotoc BancShares Corp., a newly-formed Mississippi corporation (the "Company"), and each outstanding share of common stock of the Bank (other than shares of common stock of the Bank already owned by the Company) will be converted into and exchanged for ten shares of common stock of the Company.


     In addition to a description of the holding company structure, the accompanying Proxy Statement includes a description of the business and condition of the Bank and the Company, and certain other significant information, including the rights of shareholders wishing to dissent from the Reorganization. The Proxy Statement also describes the rights you will have as a shareholder of the Company upon consummation of the Reorganization, which will be different in certain respects from the rights you currently have as a shareholder of the Bank.

     THE BOARD OF DIRECTORS BELIEVES THAT THE FORMATION OF A HOLDING COMPANY IS IN THE BEST INTERESTS OF ALL THE SHAREHOLDERS AND IS NECESSARY TO MAXIMIZE THE VALUE OF THE BANK TO ALL OF ITS SHAREHOLDERS. ACCORDINGLY, AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION.

     The affirmative vote of holders of at least two-thirds of the outstanding shares of common stock of the Bank is required in order to approve the Reorganization. It is, therefore, extremely important that your shares be represented at the Special Meeting. You are urged to complete, sign and return the accompanying form of proxy in the enclosed envelope as soon as possible, whether or not you are personally able to attend the Special Meeting.


                                                 Sincerely,


                                                 Buddy R. Montgomery

                        FIRST NATIONAL BANK OF PONTOTOC
                             19 SOUTH MAIN STREET
                          PONTOTOC, MISSISSIPPI 38863

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON ____________, 1997

                                   July __, 1997

     A special meeting of shareholders (the "Special Meeting") of First National Bank of Pontotoc (the "Bank") will be held on ____________, ____________, 1997 at 10:00 a.m., local time, at the offices of the Bank, 19 South Main Street, Pontotoc, Mississippi 38863, for the following purposes:

     (1) To consider and vote upon a proposed plan to reorganize the Bank as a wholly-owned subsidiary of Pontotoc BancShares Corp., a newly-formed Mississippi corporation (the "Company"), as more fully described in the proxy statement that accompanies this notice (the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of common stock of the Bank (other than shares of common stock of the Bank already owned by the Company) will be converted into and exchanged for ten shares of common stock of the Company, and the shareholders of the Bank (other than the Company) will become the shareholders of the Company; and

     (2) To consider such other business as may properly come before the Special Meeting or any adjournments thereof.

     The affirmative vote of holders of at least two-thirds of the outstanding shares of common stock of the Bank is required to approve the Reorganization. IF THE REORGANIZATION IS APPROVED, DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE FEDERAL BANKING LAWS WILL BE ENTITLED TO RECEIVE PAYMENT IN CASH FOR THEIR SHARES.

     The Board of Directors has set ____________, 1997 as the record date for the Special Meeting. Only shareholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Special Meeting.

     REGARDLESS OF WHETHER A SHAREHOLDER EXPECTS TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, PLEASE VOTE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AT THE SPECIAL MEETING.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        _____________________________________
                                        Larry Russell, Secretary to the Board

                           PONTOTOC BANCSHARES CORP.
                                  Prospectus


                        FIRST NATIONAL BANK OF PONTOTOC
                                Proxy Statement
                     For A Special Meeting of Shareholders
                  To Be Held ____________, ____________, 1997


     This Proxy Statement and Prospectus (the "Proxy Statement") constitutes the Proxy Statement of First National Bank of Pontotoc, a national banking association (the "Bank"), in connection with the solicitation by the Board of Directors of the Bank of proxies for use at a special meeting of shareholders of the Bank (the "Special Meeting") to be held on ____________, ____________, 1997, and any adjournments thereof. This Proxy Statement is being mailed to the Bank's shareholders of record on the close of business on ____________, 1997 who are entitled to receive notice of, and to vote at, the Special Meeting. The Special Meeting has been called by the Board of Directors of the Bank in order for the Bank's shareholders to consider and vote upon a plan of reorganization, pursuant to which the Bank will become a wholly-owned subsidiary of Pontotoc BancShares Corp., a newly-formed Mississippi corporation (the "Company"), and each outstanding share of common stock of the Bank (other than shares of common stock of the Bank already owned by the Company) will be converted into and exchanged for ten shares of common stock of the Company (the "Reorganization"). See "Recent Developments." This Proxy Statement also constitutes the Prospectus of the Company relating to 264,430 shares of its common stock, no par value per share (the "Company Common Stock"), to be issued in connection with the Reorganization. A Reorganization plan (the "Reorganization Plan") setting forth the terms and the mechanism by which the Company will become the holding company of the Bank has been filed as Exhibit 2.1 to the Registration Statement on Form S-4 filed by the Company with the United States Securities and Exchange Commission (the "Commission"), Registration No. 333-19409, and is incorporated by reference herein. For a description of the Reorganization, see "The Proposed Reorganization" herein. SEE "RECENT DEVELOPMENTS," "COMPARATIVE RIGHTS OF SHAREHOLDERS OF THE BANK AND THE COMPANY" AND "TRADING MARKET; DIVIDENDS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF THE BANK BEFORE VOTING ON THE REORGANIZATION.

     The principal executive offices of the Bank and the Company are located at 19 South Main Street, Pontotoc, Mississippi 38863.

                           ---------------------


        THE COMMON STOCK OF THE COMPANY ISSUABLE IN CONNECTION WITH THE
         PROPOSED REORGANIZATION HAS NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATE-
                  MENT AND PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------

No person has been authorized to give any information or make any representations other than those contained in this Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, by any one in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                           ---------------------

     This Proxy Statement and the accompanying proxy cards are first being mailed to shareholders of the Bank on or about ____________, 1997. The date of this Prospectus is ____________, 1997.

              AVAILABLE INFORMATION; REPORTS TO SECURITY HOLDERS


     The Company is not currently subject to the informational requirements of
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, does not file reports, proxy statements or other information with the Commission. As of the date on which the Commission declares the Company's Registration Statement effective the Company will become subject to such informational requirements.


                            ADDITIONAL INFORMATION

     This Proxy Statement does not contain all the information set forth in the Registration Statement on Form S-4 and the exhibits relating thereto which the Company has filed with the Securities and Exchange Commission (the "Commission"), 450 5th Street, N.W., Washington, D.C. 20549 pursuant to the Securities Act of 1933. For further information pertaining to the Company or the securities offered hereby, reference is made to the Registration Statement, including exhibits.

     The Registration Statement and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that can be accessed at http://www.sec.gov, containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               TABLE OF CONTENTS


SUMMARY...................................................................    i

THE SPECIAL MEETING.......................................................    1
     Purpose of the Special Meeting.......................................    1
     Shares Outstanding and Entitled to Vote; Record Date.................    1
     Quorum; Shareholder Vote Required and Other Matters..................    1
     Solicitation, Voting and Revocation of Proxies.......................    2

RECENT DEVELOPMENTS.......................................................    2

THE PROPOSED REORGANIZATION...............................................    5
     General..............................................................    5
     Effect of the Proposed Reorganization................................    5
     Reasons for the Proposed Reorganization..............................    6
     Conditions to Consummation of the Reorganization.....................    6
     Termination and Abandonment of the Reorganization....................    6
     Stock Certificates...................................................    7
     Accounting Treatment.................................................    7

DESCRIPTION OF CAPITAL STOCK..............................................    8
     Stock of the Bank....................................................    8
     Stock of the Company.................................................    8

COMPARATIVE RIGHTS OF
SHAREHOLDERS OF THE BANK AND THE COMPANY..................................    9
     General..............................................................    9
     Shareholder Meetings.................................................   10
     Shareholder Proposals................................................   10
     Approval of Certain Business Combinations............................   10
     Directors............................................................   11
     Amendment of Articles of Incorporation and Bylaws....................   12
     Assessability of Stock...............................................   13
     Certain Corporate Protective Devices.................................   13

RIGHTS OF DISSENTING SHAREHOLDERS.........................................   15

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   16

TRADING MARKET; DIVIDENDS.................................................   17
     No Trading Market....................................................   17
     Dividends............................................................   17

BUSINESS OF THE BANK......................................................   18

     General..............................................................   18
     Competition..........................................................   19
     Employees............................................................   19
     Legal Proceedings....................................................   19

BUSINESS OF THE COMPANY...................................................   19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR THE TWO YEARS ENDED
DECEMBER 31, 1996.........................................................   20

SUPERVISION AND REGULATION................................................   30
     Supervision and Regulation of the Company............................   30
     Supervision and Regulation of the Bank...............................   31
     Interstate Banking and Branching Legislation.........................   32

MANAGEMENT................................................................   33
     Directors and Executive Officers.....................................   33

SUMMARY COMPENSATION TABLE................................................   35
     Employment Agreements................................................   35
     Compensation of Directors............................................   36
     Limitation on Directors' Liability...................................   36
     Indemnification......................................................   36

BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL SHAREHOLDERS OF THE BANK....................................   37

LEGAL MATTERS.............................................................   38

SHAREHOLDER PROPOSALS.....................................................   38

OTHER MATTERS.............................................................   39

FINANCIAL STATEMENTS......................................................  F-1

     Appendix A - Articles of Incorporation of Pontotoc BancShares Corp...  A-1

     Appendix B - Bylaws of Pontotoc BancShares Corp......................  B-1

     Appendix C - Excerpts from the Federal Banking Law
     Relating to Dissenters' Rights.......................................  C-1

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, including the appendices hereto, to which reference is made for a complete statement of the matters discussed below. Shareholders are urged to read carefully all such materials.

THE SPECIAL MEETING

     The Special Meeting will be held on ____________, ____________, 1997 at 10:00 a.m., local time, at the offices of the Bank, 19 South Main Street,
Pontotoc, Mississippi.   Shareholders of record at the close of business on
____________, 1997 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. See "The Special Meeting."

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon the Reorganization. See "The Special Meeting - Purpose of the Special Meeting."

FIRST NATIONAL BANK OF PONTOTOC

     The Bank is a national banking association headquartered in Pontotoc, Mississippi. As of March 31, 1997, the Bank had total assets of approximately $158 million, total deposits of approximately $130 million, and shareholders' equity of approximately $27 million. The Bank's principal executive and main banking office is located at 19 South Main Street, Pontotoc, Mississippi 38863, and its telephone number is (601) 489-1631. See "Business of the Bank," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

PONTOTOC BANCSHARES CORP.

     The Company is a Mississippi corporation that was organized in December 1996 for the purpose of becoming the parent company of the Bank. The Company was approved by the Federal Reserve Board as a bank holding company in March 1997 and subsequently incurred $6,360,000 in debt for the purpose of purchasing 6,557 shares of Bank Common Stock. Except for this transaction, the Company has not engaged in any business operations. The principal executive office of the Company is located at 19 South Main Street, Pontotoc, Mississippi 38863, and its telephone number is (601) 489-1631. See "Recent Developments," "Business of the Company" and "Financial Statements."

EFFECT OF THE PROPOSED REORGANIZATION

     Upon consummation of the Reorganization, each outstanding share of the Bank's common stock, $10.00 par value per share (the "Bank Common Stock"), (other than shares of Bank Common Stock already owned by the Company) will be converted into ten shares of Company Common Stock and the shareholders of the Bank (other than the Company) will become the shareholders of the Company. The Reorganization will increase each shareholder's percentage ownership in the Company as compared to that shareholder's percentage ownership in the Bank because the Bank Common Stock already owned by the Company will not be exchanged for Company Common Stock. For example, a shareholder of the Bank who owns 1,320 shares of Bank Common Stock, owns 4.0% of the outstanding stock of the Bank. After the Reorganization, such shareholder will own 13,200 shares of Company Common Stock, which will represent approximately 5% of the outstanding Company Common Stock.

     As a result of the Reorganization, the Bank will become a wholly-owned subsidiary of the Company and will continue to engage in the same business and activities in which it is presently engaged. The Reorganization will not change the management of the Bank or its officers. Each current director of the Bank has been invited to serve on the board of directors of the Company. The first annual meeting of the Company's shareholders at which directors are to be elected will be held in 1998. See "The Proposed Reorganization - Effect of the Proposed Reorganization" and "Financial Statements."

COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

     The following table sets forth for First National Bank and Pontotoc BancShares Corp. certain historical, unaudited pro forma combined and unaudited pro forma equivalent per share financial information for and as of the year ended December 31, 1996 and the three-month periods ended March 31, 1997 and 1996. The information is derived from the financial statements contained under the caption "Financial Statements."

     Information under the column entitled "Pro Forma First National Bank (with Pontotoc BancShares)" reflects the results of the proposed exchange/purchase of stock of First National Bank as if the transaction had occurred January 1, 1996. The pro forma information is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the transaction been consummated at the beginning of the period indicated above or which may occur after the transaction is consummated.

     Information under the column entitled "Pontotoc BancShares Corp. Pro Forma Equivalent" is derived by multiplying the numbers contained in the column entitled "Pro Forma First National Bank (With Pontotoc BancShares)" by the proposed exchange rate of 10 shares of Pontotoc BancShares Corp. Common Stock for each share of First National Bank Common Stock.



              FIRST NATIONAL BANK AND PONTOTOC BANCSHARES CORP.

                      COMPARATIVE PER SHARE INFORMATION
                                 (Unaudited)

                                                                   PRO FORMA           PONTOTOC
                                                                 FIRST NATIONAL       BANCSHARES
                                                 HISTORICAL        BANK (WITH          CORP. PRO
                                               FIRST NATIONAL       PONTOTOC             FORMA
                                                    BANK           BANCSHARES)         EQUIVALENT
                                               --------------    ---------------      ------------
Per Common Share:

Income from continuing operations:
   For the three months ended March 31,

                1997                               $ 16.36              $  1.73          $   17.30
                1996                                 20.33                 2.22              22.20

   For the year ended December 31,

                1996                               $ 81.19              $  8.72          $   87.20

Cash Dividends:

   For the three months ended March 31,

                1997                               $   -                $   -            $   -
                1996                                   -                    -                -

  For the year ended December 31,

                1996                               $ 29.97              $  3.74          $   37.40

Book Value:

  At March 31, 1997                                $826.82              $102.87          $1,028.70
  At December 31, 1996                             $812.45              $101.39          $1,013.90

                     PRO FORMA COMPARATIVE CAPITAL RATIOS

    The regulatory capital of the pro forma entity at December 31, 1996 would be as follows:

                                                                               TO BE WELL
                                                                           CAPITALIZED UNDER
                                                            FOR CAPITAL    PROMPT CORRECTIVE
                                           ACTUAL       ADEQUACY PURPOSES  ACTION PROVISIONS
                                       --------------   -----------------  -----------------
                                       AMOUNT   RATIO    AMOUNT    RATIO    AMOUNT   RATIO
                                       ------   -----    ------    -----    ------   -----
                                                     ($ Amounts in Thousands)
As of December 31, 1996
  Total Capital
  (to Risk-Weighted Assets)            $21,391  23.2%    $7,379    8.0%     $9,211   *10.0%

Tier I Capital
  (to Risk-Weighted Assets)            $20,325  22.1%    $3,684    4.0%     $5,527   * 6.0%

Tier I Capital
  (to Average Assets)                  $20,325  13.4%    $6,073    4.0%     $7,592   * 5.0%

---------
* Greater Than

REASONS FOR THE PROPOSED REORGANIZATION

     The Board believes that the proposed Reorganization is in the best interests of the Bank and its shareholders because the holding company structure will enable the Company to offer to its shareholders the opportunity to have the Company repurchase their stock, thus providing shareholders of the Company with additional liquidity in their investments, without the necessity of securing regulatory and shareholder approval, as is currently required for redemptions of Bank Common Stock. Thus, it will be much easier for the Company to redeem shareholders' investments out of available capital surplus than is currently the case with the Bank. The Company will be operated as a bank holding company under the federal Bank Holding Company Act of 1956. See "Recent Developments," "The Proposed Reorganization - Reasons for the Proposed Reorganization" and "Supervision and Regulation."

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

     Consummation of the Reorganization is subject to a number of conditions including the following: (i) the Reorganization must be approved by holders of at least two-thirds of the outstanding shares of Bank Common Stock; (ii) the Reorganization must be approved by the Office of the Comptroller of the Currency (the "Comptroller"); and (iii) the formation of the Company must be approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Approval of the Reorganization from the Comptroller and the Federal Reserve Board has already been obtained conditioned upon filing certain organizational documents and compliance with commitments made in connection with the applications for approval. See "The Proposed Reorganization - Conditions to Consummation of the Reorganization."

COMPARATIVE RIGHTS OF SHAREHOLDERS OF THE BANK AND THE COMPANY

     As a result of the Reorganization, the Bank's shareholders will become shareholders of the Company. There are substantial differences between the Bank's Articles of Association and Bylaws and the Company's Articles of Incorporation and Bylaws, which have an effect on shareholder rights. A number of these differences may be viewed as "anti-takeover" provisions which, taken together, may have the effect of discouraging third parties from attempting to obtain an equity ownership position in the Company despite the fact that some or even a majority of the Company's shareholders believe that such an acquisition would be in their best interests. In addition, there are certain differences in shareholder rights arising from distinctions between laws governing national banking associations and the Mississippi Business Corporation Act ("MBCA"). See "Recent Developments" and "Comparative Rights of Shareholders of the Bank and the Company."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under certain conditions, shareholders dissenting from the Reorganization will be entitled to receive cash for their shares of Bank Common Stock. See "Rights of Dissenting Shareholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company and the Bank have received an opinion from Phelps Dunbar, L.L.P., counsel to the Company and the Bank, to the effect that (i) neither the Bank nor the Company will recognize any gain or loss as a result of the Reorganization; (ii) no gain or loss will be recognized to the shareholders of the Bank upon conversion of their shares; the tax basis of shares of Company Common Stock received in the Reorganization will be the same as the tax basis of the shares of Bank Common Stock previously owned; and if the shares of Bank Common Stock were held as capital assets, the holding period of the shares of Company Common Stock received will include the holding period of the shares of such Bank Common Stock exchanged therefor; and (iii) a shareholder of the Bank who exercises his or her rights as a dissenter and thereby receives cash for his or her shares will recognize income, gain or loss measured by the difference between the amount of cash received and the tax basis of his or her shares of Bank Common Stock, subject to the provisions of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), and that such distributions generally will be treated as capital gain or loss if the shares were held as capital assets. See "Certain Federal Income Tax Consequences."

NO TRADING MARKET

     Prior to the Reorganization, there was no public trading market for Bank Common Stock and it is not anticipated that an active trading market will develop in Company Common Stock following consummation of the Reorganization. Because neither Bank Common Stock nor Company Common Stock is traded on an established public market, no information is presented concerning the trading price of Bank Common Stock or Company Common Stock. See "Recent Developments" and "Trading Market; Dividends - No Trading Market."

SHAREHOLDER VOTE REQUIRED TO APPROVE THE REORGANIZATION

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Bank Common Stock is required in order to approve the Reorganization. As of the Record Date, the directors and executive officers of the Bank and their affiliates, as a group (8 persons), beneficially owned 14,880 shares of Bank Common Stock, which represented 45.09% of the aggregate number of votes entitled to be cast at the Special Meeting. ALL SUCH PERSONS HAVE INDICATED THAT THEY INTEND TO VOTE ALL SHARES BENEFICIALLY OWNED BY THEM FOR THE REORGANIZATION. See "The Special Meeting -- Quorum; Shareholder Vote Required and Other Matters."

RECENT DEVELOPMENTS



     Union Planters Corporation recently made an unsuccessful, unsolicited bid to acquire control of the Bank. See "Recent Developments."

RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors believes that the proposed Reorganization is in the best interests of the Bank and its shareholders. Accordingly, the Board of Directors recommends that the shareholders vote FOR the Reorganization.

                              THE SPECIAL MEETING

          This Proxy Statement is being furnished to the shareholders of the Bank in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting, to be held on ____________, ____________, 1997 at 10:00 a.m., local time, at the offices of the Bank, 19 South Main Street, Pontotoc, Mississippi, and at any adjournments thereof.

PURPOSE OF THE SPECIAL MEETING

          The purpose of the Special Meeting is to consider and vote upon (i) the Reorganization and (ii) such other business as may properly come before the Special Meeting or any adjournments thereof.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

          Only the holders of record of the outstanding shares of Bank Common Stock at the close of business on ____________, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 33,000 shares of Bank Common Stock issued and outstanding. Holders of record of Bank Common Stock at the close of business on the Record Date will be entitled to one vote per share on any matter that may properly come before the Special Meeting.

QUORUM; SHAREHOLDER VOTE REQUIRED AND OTHER MATTERS

          A quorum, consisting of a majority of the aggregate voting power of the outstanding Bank Common Stock, must be present in person or by proxy before any action may be taken at the Special Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock is required to approve the Reorganization.

          The Reorganization is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker non-votes will not be treated as present for purposes of determining a quorum or for any other purposes. Abstentions will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for the Reorganization. Because the Reorganization must be approved by the affirmative vote of the holders of at least two-thirds of the shares eligible to vote, abstentions and broker non-votes will have the same effect as a vote against the Reorganization.

          As of the Record Date, the directors and executive officers of the Bank and their affiliates, as a group (8 persons), beneficially owned 14,880 shares of Bank Common Stock, which represented 45.09% of the aggregate number of votes entitled to be cast at the Special Meeting. ALL SUCH PERSONS HAVE INDICATED THAT THEY INTEND TO VOTE ALL SHARES BENEFICIALLY OWNED BY THEM FOR THE REORGANIZATION.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

          A proxy for use at the Special Meeting accompanies this Proxy Statement and is solicited by, or on behalf of, the Board of Directors of the Bank. Any shareholder who has submitted a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Board, (ii) properly submitting to the Secretary of the Board, at any time prior to the exercise of the earlier proxy, a duly-executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Secretary to the Board, First National Bank of Pontotoc, 19 South Main Street, Pontotoc, Mississippi 38863. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

          Shares of Bank Common Stock represented by properly executed proxies, if such proxies are received before the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted FOR approval of the Reorganization and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting. If necessary, proxies voted FOR approval of the Reorganization may be voted in favor of a proposal to adjourn the Special Meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve the Reorganization at the Special Meeting.

          The Bank will bear the cost of printing and mailing this Proxy Statement and all other costs incurred in connection with the solicitation of proxies from Bank shareholders on behalf of the Board of Directors. Proxies may be solicited by mail, personal interview, or telephone by directors, officers or employees of the Bank without additional compensation therefor. Arrangements also will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Bank Common Stock not beneficially owned by them, for forwarding such solicitation materials to and obtaining proxies from the beneficial owners of such stock entitled to vote at the Special Meeting and the Bank will reimburse such persons for their reasonable expenses incurred in doing so.


                              RECENT DEVELOPMENTS

GENERAL

          In September 1995, the Board of Directors of the Bank (the "Board of Directors") was advised by Richard Doty, Ann Doty, Martha Doty, Gerry G. Jones and All Saints Episcopal Church of Memphis, Tennessee (collectively, the "Sellers"), as a group one of the largest shareholders of the Bank (owning approximately 19.8% of the outstanding Bank Common Stock), of their desire to sell their stock in the Bank. At that time, Richard Doty was a member of the Board of Directors. Over a period of time, the Board of Directors had discussions with Richard Doty in an effort to arrive at what the Bank considered to be a fair purchase price. In that connection, the Bank contacted its regular accounting firm, Nail McKinney, P.A., and asked them to advise the Bank with respect to the value of the Bank Common Stock.

          The Bank also contacted the law firm of Phelps Dunbar, L.L.P. for legal advice concerning the formation of a bank holding company because formation of a bank holding company would facilitate the repurchase of shareholders' investments. On March 26, 1996, the Board of Directors authorized an offer to repurchase all of the Seller's stock at $800 a share. That offer was rejected. The Board of Directors approved the formation of a bank holding company on May 21, 1996. On October 17, 1996, the Sellers entered into an agreement with Union Planters Corporation, a Memphis, Tennessee bank holding company ("Union Planters"), that, subject to certain conditions, obligated Union Planters to purchase and the Sellers to sell their stock in the Bank for $848 per share. The Union Planters agreement also provided the Sellers with "best price protection" if Union Planters acquired their stock and subsequently sold it at a higher price.

          In November 1996, Union Planters requested a meeting with the Board of Directors of the Bank concerning possible acquisition of the entire Bank. Later in November 1996, the Board of Directors voted to approve (i) employment agreements for the two most senior officers of the Bank (see "Management-Employment Agreements"), (ii) documentation and the associated filings with regulatory agencies for the formation of a bank holding company, and (iii) the solicitation of a right of first refusal by Bank management from all of the Bank's shareholders, which was intended to give the Board of Directors the necessary authority to allow it to decide whether a sale of the Bank was in the best interests of shareholders, and, if a sale was considered appropriate, to negotiate the terms and conditions of any proposed sale of the Bank on behalf of all of the Bank's shareholders. The Bank obtained rights of first refusal from shareholders owning approximately 70% of the Bank's outstanding common stock. The rights of first refusal will expire upon consummation of the Reorganization. The Board of Directors' decision to form a holding company as proposed herein was the result of deliberate analysis and consideration by Bank management over a period of time beginning with requests for legal advice on these matters in 1995 and was not the result of Union Planters attempt to acquire control of the Bank.

          On December 12, 1996, Union Planters submitted a written offer to the Board of Directors to purchase the Bank for $875 per share. The Board of Directors requested Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana ("Chaffe & Associates"), to determine the fairness of Union Planters' offer. On January 2, 1997, Union Planters purchased 264 shares (less than 1%) of the Bank Common Stock from one of the Sellers, which level of ownership was below the level of stock ownership requiring Union Planters to obtain prior approval from the Federal Reserve Board. Management of the Bank believes that this purchase was concluded in an effort by Union Planters to gain access to the Bank's shareholder list. On January 21, 1997, Chaffe & Associates advised the Board of Directors that the Union Planters offer was "not fair, from a financial point of view, to the holders of the Bank Common Stock." See "Opinion of Chaffe & Associates," below.

          On March 3, 1997, the Bank received notification of the Federal Reserve Board's approval of formation of Pontotoc Bancshares Corp. (the "Company") as a bank holding company for the purpose of acquiring all of the outstanding stock of the Bank.

          On the basis of its financial advisor's opinion, Union Planters was notified of the Bank's rejection of its offer as inadequate. Immediately thereafter, and for the next two months, negotiations were conducted between the Bank, Union Planters and the Sellers to terminate Union Planters' and Sellers' investments in and/or their contractual rights to acquire common stock of the Bank. In March of 1997, Union Planters sold to the Company on behalf of the Bank an assignment of its right to purchase the shares of the Bank Common Stock with respect to which it had an option to purchase and the Sellers and Union Planters sold their stock in the Bank (6,557 shares) to the Company for approximately $880 per share. The Company purchased the 6,557 shares of Bank Common Stock from Union Planters and the Sellers and Union Planters' right to acquire the Sellers' stock for a total purchase price of $6,360,000, or an average of $969 per share. Included in this amount was a $575,000 payment from the Company to Union Planters in exchange for the termination of Union Planters' stock purchase agreement with the Sellers. The Company financed the total purchase price with a loan from National Bank of Commerce, Memphis, Tennessee ("NBC"), which is secured by the Bank Common Stock that was purchased and is payable in five equal annual principal payments, with interest at NBC's prime rate. The loan from NBC provides that dividends may be paid by the Company only if payments of principal and interest on the loan are current and then only in an amount equal to 40% of the Bank's net earnings less the amount of the Bank's net earnings used to redeem shares of the Company's Common Stock. See "Trading Market, Dividends" and "Financial Statements."


OPINION OF CHAFFE & ASSOCIATES

          Pursuant to an engagement letter dated December 17, 1996 (the "Engagement Letter"), the Bank engaged Chaffe & Associates to determine whether the consideration offered to the shareholders of the Bank by Union Planters was fair to the Bank's shareholders from a financial point of view. Chaffe & Associates has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers, and valuations for various other purposes. The Bank selected Chaffe & Associates as its financial advisor on the basis of its experience and expertise in merger and acquisition transactions, and its reputation in the commercial banking and investment banking communities.

          No limitations were imposed by the Bank on Chaffe & Associates with respect to the investigations made or the procedures followed in rendering its opinion.

          In connection with rendering its opinion, Chaffe & Associates, among other things: (i) reviewed this Proxy Statement, in the form that it was filed with the Securities and Exchange Commission on January 8, 1997; (ii) reviewed and analyzed certain publicly-available financial statements and other information of the Bank; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Bank, prepared by the management of the Bank, including financial projections; (iv) discussed the past and current operations and financial condition, and the prospects of the Bank with senior executives of the Bank; (v) reviewed the historical prices and trading volumes of the shares of the Bank Common Stock; (vi) compared the financial performance of the Bank, and the prices and trading activity of the Bank Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe & Associates deemed generally comparable to the transaction proposed by Union Planters; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (ix) performed such other studies and analyses as it deemed appropriate to its opinion. On the basis of its review, Chaffe & Associates concluded that the Union Planters offer was "not fair, from a financial point of view, to the holders of the Bank Common Stock."

          For rendering its opinion, Chaffe & Associates was paid approximately $15,000, plus reasonable out-of-pocket expenses. Neither Chaffe & Associates nor its principals owns an interest in the securities of the Bank or the Company.


                          THE PROPOSED REORGANIZATION

GENERAL

          The Board of Directors of the Bank has approved and authorized the Reorganization. The Reorganization Plan sets forth the terms and the mechanism by which the Company will become the holding company of the Bank, if all conditions precedent to the Reorganization are satisfied. See "The Proposed Reorganization - Conditions to Consummation of the Proposed Reorganization."
The discussion below is qualified in its entirety by reference to the full text of the Reorganization Plan, which has been filed as Exhibit 2.1 to the Company's Registration Statement on Form S-4 , Registration No. 333-19409, and is incorporated by reference herein. Copies of the Reorganization Plan will be mailed to shareholders of the Bank upon request.

EFFECT OF THE PROPOSED REORGANIZATION

          Upon consummation of the Reorganization, each outstanding share of Bank Common Stock (other than shares of Bank Common Stock already owned by the Company) will be converted into and exchanged for ten shares of Company Common Stock, and the shareholders of the Bank (other than the Company) will become the shareholders of the Company. As a result, each shareholder's percentage ownership interest in the Company will increase relative to his or her percentage ownership interest in the Bank. For example, a shareholder of the Bank who owns 1,320 shares of Bank Common Stock, owns 4.0% of the outstanding stock of the Bank. After the Reorganization, such shareholder will own 13,200 shares of Company Common Stock, which will represent approximately 5% of the outstanding Company Common Stock. See "Recent Developments."

          As a result of the Reorganization, the Bank will be a wholly-owned subsidiary of the Company and will continue to engage in the same business and activities in which it is presently engaged. The Reorganization will not change the management of the Bank or its officers. Each current director of the Bank has been invited to serve on the board of directors of the Company.

The first annual meeting of the Company's shareholders at which directors are to be elected will be held in 1998. See "Financial Statements."

REASONS FOR THE PROPOSED REORGANIZATION

          The Board believes that the proposed Reorganization is in the best interests of the Bank and its shareholders because the holding company structure will enable the Company to offer to its shareholders the opportunity to have the Company repurchase their stock, thus providing shareholders of the Company with additional liquidity in their investments, without the necessity of securing regulatory and shareholder approval, as is currently required for redemptions of Bank Common Stock. Thus, it will be much easier for the Company to redeem shareholders' investments out of available capital surplus than is currently the case with the Bank. The Company will be operated as a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the "Act"). The recent efforts by Union Planters to acquire control of the Bank had no effect on the Board of Directors' decision to recommend formation of a holding company to the shareholders. See "Recent Developments," "Comparative Rights of Shareholders of the Bank and the Company - Effects of Shareholder Rights Provisions" and "Supervision and Regulation."

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

          Consummation of the Reorganization is subject to a number of conditions, including the following: (i) the Reorganization must be approved by holders of at least two-thirds of the outstanding shares of Bank Common Stock;
(ii) the Reorganization must be approved by the Comptroller; and (iii) the formation of the Company must be approved by the Federal Reserve Board.
Approval for the Reorganization from the Comptroller and the Federal Reserve Board has been obtained conditioned upon filing certain organizational documents and compliance with commitments made in connection with the applications for approval.

          Additionally, it is a condition to consummation of the Reorganization that no action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Reorganization, or which might restrict the operation of the business of the Bank or the ownership of Bank Common Stock or the exercise of any rights with respect thereto by the Company. The Reorganization, if approved by the Bank's shareholders, will be consummated as soon as practicable after all conditions have been satisfied.

TERMINATION AND ABANDONMENT OF THE REORGANIZATION PLAN

          The Reorganization Plan may be terminated and the Reorganization abandoned at any time, either before or after a vote of the Bank's shareholders, if (i) any of the conditions to its consummation have not been met, or (ii) the Board of Directors of the Bank determines for any reason that the Reorganization is inadvisable. Examples of situations in which the Board of Directors might conclude that consummation of the Reorganization is inadvisable include a large number of shareholders dissenting or otherwise disapproving of the Reorganization, an unexpected change in federal or state tax law, or the happening of any other unexpected event the effect of which is to make consummation of the Reorganization inadvisable in the judgment of the Board of Directors.

STOCK CERTIFICATES

          At the effective date of the Reorganization, each shareholder of the Bank will cease to have any rights as a shareholder of the Bank, and his or her sole rights will pertain to the shares of Company Common Stock into which his or her shares of Bank Common Stock have been converted pursuant to the Reorganization, except for any such shareholder who exercises statutory dissenters' rights. See "Comparative Rights of Shareholders of the Bank and the Company" and "Rights of Dissenting Shareholders."

          Upon consummation of the Reorganization, instructions on how to exchange certificates representing shares of Bank Common Stock for certificates representing shares of Company Common Stock will be sent to each person who was a shareholder of record of the Bank on the effective date of the Reorganization.

          On the effective date of the Reorganization and until surrendered, certificates representing Bank Common Stock will be deemed for all purposes to evidence ownership of and to represent the number of shares of Company Common Stock into which such shares of Bank Common Stock have been converted. However, no dividends or other distribution declared on or after the effective date of the Reorganization with respect to the Company Common Stock or the Bank Common Stock will be distributed to the holder of any unsurrendered stock certificate until such certificate is surrendered.

          Shareholders of the Bank who cannot locate their certificates are urged to promptly contact Mr. Buddy R. Montgomery at (601) 489-1631. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify the Bank against any claim that may be made against it by the holder of the certificate(s) alleged to have been lost or destroyed. The Bank may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify the Bank.

ACCOUNTING TREATMENT

          The Company and the Bank intend that the Reorganization be treated in a manner similar to a pooling of interests for financial accounting purposes. The cash purchase of Bank common stock by the Company in March, 1997 has been treated as a purchase for financial accounting purposes. It is not anticipated that either transaction will have a material adverse effect on the Company's reported income for tax or financial accounting purposes. See "Financial Statements."

                         DESCRIPTION OF CAPITAL STOCK

STOCK OF THE BANK

          GENERAL. Shareholders of the Bank have certain rights under the Bank's Articles of Association and Bylaws and under federal law. See "Comparative Rights of Shareholders of the Bank and the Company." The Bank has 33,000 shares of Bank Common Stock issued and outstanding, and no additional shares are authorized for issuance.

          CUMULATIVE VOTING RIGHTS. Shareholders of the Bank have the right to cumulate their votes in any election of directors. Cumulative voting allows shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the entire product for a single candidate, or to distribute the product, in any manner, among two or more candidates.

          PREEMPTIVE RIGHTS. Shareholders of the Bank have preemptive rights to purchase newly issued shares of Bank Common Stock so as to maintain their proportionate voting power.

STOCK OF THE COMPANY

          GENERAL. Shareholders of the Company will have certain rights under the Company's Articles of Incorporation and Bylaws, and under the Mississippi Business Corporation Act ("MBCA"). The Company's Articles authorize the issuance of 3,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"). Currently, one share of Company Common Stock is issued and outstanding to Mr. Buddy R. Montgomery, in his capacity as President of the Bank, for the purpose of organizing the Company and taking certain actions on behalf of the Company relating to the Reorganization. Immediately prior to the effective date of the Reorganization, if it is approved, the Company will repurchase, at the original selling price, and cancel such share.

          Assuming that no shareholder of the Bank exercises his or her dissenter's rights, there will be 264,430 shares of Company Common Stock issued and outstanding upon consummation of the Reorganization. See "Rights of Dissenting Shareholders."

          COMPANY COMMON STOCK. Each share of Company Common Stock has the same relative rights, and is identical in all respects with, each other share of Company Common Stock. Until such time as Company Preferred Stock is issued, if ever, the holders of shares of Company Common Stock will possess all rights, including exclusive voting rights, pertaining to the capital stock of the Company. Each share of Company Common Stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Shareholders of the Company will not be entitled to cumulate their votes for the election of directors. See "Comparative Rights of Shareholders of the Bank and the Company." Subject to all of the rights of holders of Company Preferred Stock, the holders of Company Common Stock will be entitled to dividends when, as, and if declared by the Company's Board of

Directors out of funds legally available therefor. Upon consummation of the Reorganization, the only source of funds from which the Company could pay dividends would be from amounts received as dividends from the Bank. See "Trading Market; Dividends."

          Holders of Company Common Stock will not have preemptive rights. Upon receipt by the Company of the full purchase price therefor, each share of Company Common Stock will be fully paid and non-assessable.

          In the event of any liquidation or dissolution of the Company, the holders of Company Common Stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution, in cash or in kind. If Company Preferred Stock should ever be issued, the holders thereof may have a priority over the holders of Company Common Stock in the event of liquidation or dissolution.

          COMPANY PREFERRED STOCK. The Board of Directors of the Company is authorized to issue Company Preferred Stock in one or more series, and to determine, in whole or in part, the preferences, limitations and relative rights of any such shares. Company Preferred Stock may rank prior to Company Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into Company Common Stock. The holders of any class or series of Company Preferred Stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Mississippi law. No shares of Company Preferred Stock will be issued in connection with the Reorganization and the Company does not have any current plans to issue any such shares.


                             COMPARATIVE RIGHTS OF
                   SHAREHOLDERS OF THE BANK AND THE COMPANY

GENERAL

          As a result of the Reorganization, the Bank's shareholders will become shareholders of the Company. As discussed below, there are substantial differences between the Bank's Articles of Association and Bylaws and the Company's Articles of Incorporation and Bylaws, which have an effect on shareholder rights. In addition, there are certain differences in shareholder rights arising from distinctions between laws governing national banking associations and the MBCA.

          Before voting on the Reorganization, Bank shareholders are urged to read carefully the following sections of this Proxy Statement describing more fully the specific differences between their rights as a Bank and a Company shareholder. The discussion herein is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, which are attached hereto as Appendices A and B respectively, and to the applicable provisions of the MBCA.

SHAREHOLDER MEETINGS

          The Company's Bylaws provide that upon the written request of holders of not less than a majority of all issued and outstanding shares of stock entitled to vote on any issue proposed to be considered at a special meeting, submitted to the Company's secretary no less than forty-five days prior to the date requested for such special meeting, the secretary shall call a special meeting of shareholders.

          The Bank's Articles provide that any three shareholders of the Bank may call a shareholder meeting for any purpose by publishing notice of such meeting for ten days in the Pontotoc Progress or by mailing notice of such meeting to each shareholder ten days before the date fixed for such meeting.

SHAREHOLDER PROPOSALS

          The Company's Articles provide that any shareholder may submit a proposal for action at any meeting of shareholders, including the nomination of directors, if such shareholder (the "Proponent") satisfies certain conditions, including the following:

          (a) The Proponent must be the record or beneficial owner of shares having voting power on the proposal and have held such shares for at least one year; and

          (b) The proposal must be received by the Company not less than 120 days in advance of the date that corresponds with the date of the Company's proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders, or not less than forty-five days in advance of the date on which the meeting is scheduled to be held or within ten days after notice of the meeting is first given to shareholders, whichever is later.

          The Board of Directors of the Company may exclude from consideration at a shareholders meeting any proposal not meeting the foregoing requirements and any other proposal permitted or required to be so excluded by applicable law, rule or regulation.

          Neither the Bank's Articles nor its Bylaws contain provisions regarding shareholder proposals.

APPROVAL OF CERTAIN BUSINESS COMBINATIONS

          The Company's Articles provide that any merger or consolidation with a Tender Offeror (as defined in the Company's Articles) or the sale, lease or exchange of substantially all of the assets of the Company or the Tender Offeror to the other, must be approved by an affirmative vote of the holders of Company Common Stock representing not less than 80% of the shares entitled to vote thereon.

          Neither the Bank's Articles nor its Bylaws provide for a supermajority vote of shareholders to approve a merger. Pursuant to the National Bank Act, however, a merger involving the Bank must be approved by at least two-thirds of the outstanding shares of Bank Common Stock.

DIRECTORS

          GENERAL. The Company's Bylaws provide for a Board of Directors of between six and twelve directors, with the exact number of directors to be determined from time to time by resolution of the Company's Board of Directors. It is expected that, upon consummation of the Reorganization, the Board of Directors of the Company will consist of six members, with each current director of the Bank serving until the first annual meeting of the shareholders, or until his or her successor is elected and qualified. The first annual meeting of shareholders of the Company at which directors are to be elected will be held in 1998. Unless and until the Board of Directors consists of nine or more members as described below, directors who are elected at the 1998 meeting shall serve a one-year term or until his or her successor is elected and qualified.

          If the number of directors fixed by the Board of Directors should ever be nine or more, the Company's Articles provide that the Company will have a classified board of directors consisting of three classes of directors, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office and the directors so elected shall serve a term of three years to succeed those whose terms expire.

          The Bank's Articles provide for a Board of Directors of between five and fifteen members, who shall serve a term of one year, until the next annual meeting at which directors are elected or until their successors are chosen and qualified. Currently, the Bank's Board of Directors consists of six members. Neither the Bank's Articles nor its Bylaws provide for a classified Board of Directors.

          REMOVAL OF DIRECTORS. The Company's Articles provide that no member of the Board of Directors may be removed during his or her term without cause. The Company's Articles also provide that shareholders may remove a director with cause, but only at a meeting called for that purpose and upon the affirmative vote of the holders of at least 80% of the voting power of all shares of stock entitled to vote generally in the election of directors; and in the event that less than the entire Board is to be removed, no one director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if such votes were cumulatively voted at an election of the class of directors of which he or she is a member.

          Neither the Articles nor the Bylaws of the Bank contain provisions regarding the removal of directors.

          VACANCIES IN THE BOARD OF DIRECTORS. The Company's Articles provide that any vacancy in the Board of Directors, however it is created, shall be filled only at the next annual meeting of the shareholders.

          The Articles and the Bylaws of the Bank do not contain provisions on the filling of vacancies in the Board of Directors. The National Bank Act provides, however, that any vacancy in a national bank's Board of Directors shall be filled by appointment by the remaining directors, and any director so appointed shall hold his or her place until the next election.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

          The Company's Articles provide that an amendment to the Articles relating to the composition of the Board of Directors and removal of directors therefrom must be approved by the affirmative vote of at least 80% of the shareholders entitled to vote in the election of directors (the same percentage required for the removal of a director). The affirmative vote of at least 80% of the shareholders is also required to amend the provisions of the Company's Articles regarding the following: (i) the requirement that a supermajority of the shareholders approve of certain business combinations; (ii) indemnification of officers and directors; (iii) shareholder proposals; (iv) Board considerations when evaluating an attempted takeover; and (v) the election to be governed by the Mississippi Control Share Act. Otherwise, the Company's Articles may be amended if the number of shares cast for the amendment at a meeting when a quorum is present exceeds the number of votes cast against said proposed amendment; unless the proposed amendment would result in dissenters' rights, in which case the amendment must be approved by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment.

          The Bank's Articles may be amended by the holders of a majority of the stock of the Bank, unless a greater percentage is required by law, in which case the amendment must be adopted by such greater percentage.

          The Company's Bylaws may be amended or repealed by majority vote of the Company's Board at a meeting of the Board at which a quorum is present. The Board may not, however, amend or repeal a particular bylaw if the shareholders, in amending or repealing such bylaw, expressly provide that the Board may not amend or repeal that bylaw.

          The Bank's Bylaws may be amended by the vote of two-thirds of the entire Board of Directors.

ASSESSABILITY OF STOCK

          Under the National Bank Act, a national bank may assess the holders of its common stock in limited circumstances in which the bank has been found by regulatory authorities to have a capital deficiency. The bank may seize the stock of shareholders who do not contribute to an assessment, and the stock can be sold to raise capital. Common stock of corporations organized under the MBCA, such as the Company, is not assessable.

CERTAIN CORPORATE PROTECTIVE DEVICES

          BOARD CONSIDERATIONS IN EVALUATING AN ATTEMPTED TAKEOVER. The Articles of Incorporation of the Company allow the Board of Directors of the Company, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its shareholders, when evaluating any proposed Major Business Transaction (as defined in the Articles of Incorporation), in addition to considering the adequacy of the amount of consideration to be paid in connection with such transaction, to consider, among other things, the following:

          (i) the social and economic effects of the proposed transaction on the Company, its subsidiaries, depositors, loan and other customers, creditors and employees of the Company and its subsidiaries and other elements of the community in which the Company and its subsidiaries operate or are located;

          (ii) the business, financial condition and earnings prospects of the acquiring person and the possible effect of such conditions upon the Company, its subsidiaries and the other elements of the community in which the Company and its subsidiaries operate or are located; and

          (iii) the competence, experience and integrity of the acquiring person and its management.

          Neither the Bank's Articles nor its Bylaws contain provisions similar to those described above.

          MISSISSIPPI CONTROL SHARE ACT. The Company's Articles of Incorporation state that the Company shall be governed by the Mississippi Control Share Act, which does not apply to banks or bank holding companies unless they elect to be governed by such statute. The effect of the statute is to deprive a person acquiring "control shares" (as defined in the Mississippi Control Share Act) in an issuing public corporation from voting such shares unless approved by the holders of a majority of the shares that are not "interested shares" (as defined in the Mississippi Control Share Act).

          The Bank has not elected to be governed by the Mississippi Control Share Act.

EFFECTS OF SHAREHOLDER RIGHTS PROVISIONS

          When the Bank's Board determined to propose the holding company structure to the shareholders, it determined that the newly-formed holding corporation's articles of incorporation should contain certain measures that would protect the interests of all shareholders and discourage abusive takeover practices as described herein (the "Shareholder Rights Provisions"). The Shareholder Rights Provisions are not being proposed as a result of Union Planters' recent efforts to acquire control of the Bank, but because of the Board of Directors' belief that they serve to protect and promote the interests of all of the Company's shareholders. See "Recent Developments."

          The Shareholder Rights Provisions found in the Company's Articles have both advantages and disadvantages to the shareholders. The Shareholder Rights Provisions cannot, and are not intended to, prevent a purchase of all or a majority of the equity securities of the Company, nor are they intended to deter bids or other efforts to acquire such securities. Rather, the Board believes that the Shareholder Rights Provisions are intended to discourage disruptive tactics and takeovers at unfair prices or on terms that do not provide all shareholders with the opportunity to sell their stock at a fair price. The Shareholder Rights Provisions are intended to encourage third parties who may seek to acquire control of the Company, to initiate such an acquisition through negotiations directly with the Board of Directors. The Board of Directors believes that it will be in the best position to protect the interests of all of the shareholders and negotiate a fair price.

          Although these Shareholder Rights Provisions are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Board of Directors, the effect of these provisions may be to discourage a third party from making a tender offer, or otherwise attempting to obtain a substantial position in the equity securities of the Company, even though some or a majority of the Company's shareholders might believe such actions to be beneficial.

          Moreover, to the extent that any potential third-party acquirors are deterred by the Shareholder Rights Provisions, such provisions may have the effect of preserving the incumbent management in office. The proposed Shareholder Rights Provisions may also serve to benefit incumbent management by making it more difficult to remove management, even when the only reason for the proposed change may be the unsatisfactory performance of the present directors.

          Takeovers or changes in the board of directors of a company that are proposed and effected without prior consultation and negotiations with the company are not necessarily detrimental to such company and its shareholders. However, the Board of Directors believes that the benefits of seeking to protect the ability of the Company to negotiate effectively through directors who have previously been elected by the shareholders and who are familiar with the Company outweigh any disadvantage of discouraging such unsolicited attempts to acquire the Company.

          The Board of Directors does not currently contemplate any other action designed to affect the ability of third parties to take over or change control of the Company.


                       RIGHTS OF DISSENTING SHAREHOLDERS


          THE FOLLOWING IS A SUMMARY OF THE PROVISIONS OF THE FEDERAL BANKING LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE FEDERAL BANKING LAW ATTACHED HERETO AS APPENDIX C.

          The federal banking laws allow a shareholder of the Bank who objects to the Reorganization to dissent from the Reorganization and to receive cash for his or her shares of Bank Common Stock as of the effective date of the Reorganization.

          To exercise the right of dissent, a shareholder must either vote against the Reorganization at the Special Meeting or give notice to the Bank in writing of his or her dissent at or before the Special Meeting. In addition, within thirty days after the consummation of the Reorganization, the shareholder must file with the Bank a written demand for the payment for his or her shares at their value as of the date the Reorganization is approved by the Comptroller, along with the certificate(s) representing his or her shares of Bank Common Stock. Notices of dissent and written demands for payment should be addressed to Mr. Buddy R. Montgomery, 19 South Main Street, Pontotoc, Mississippi 38863.

          The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the Reorganization, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of Bank Common Stock who perfect dissenters' rights; (2) one selected by the directors of the Bank; and (3) one selected by the two persons so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding.

          If, within ninety days from the date of the consummation of the Reorganization, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of the shares of Bank Common Stock, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, must be paid by the Bank. The Bank will be required promptly to pay the ascertained value of the shares to the dissenting shareholders.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The income tax treatment of the conversion of common stock pursuant to a reorganization involves technical and not completely settled principles of taxation. Consequently, it is impractical to present herein a detailed explanation of the income tax treatment of shareholders as a result of the Reorganization. In view of the complexity of the laws and interpretations thereof, shareholders of the Bank should consult with and rely on the advice of their tax advisors on matters relating to the conversion of Bank Common Stock for Company Common Stock and should not consider this summary as a substitute for careful individual tax planning.

          The following discussion is intended to be a summary of certain relevant principles of federal income taxation and a statement of the material tax issues associated with the Reorganization which should be carefully considered by shareholders prior to voting on the Reorganization. The following discussion is based upon counsel's analysis and interpretation of the Code, and Treasury Regulations promulgated thereunder, Internal Revenue Service (the "Service") procedures and rulings and court decisions published as of the date of this Proxy Statement. No assurance can be given that such authorities will not be modified by legislative action, administrative action or judicial review. Any such changes may be retroactive so as to apply to transactions prior to the date of such changes and could modify the following discussion and adversely affect the tax aspects described herein.

          The Reorganization has been structured to qualify as a tax-free reorganization under Section 368(a) of the Code. Phelps Dunbar, L.L.P., special counsel to the Company and the Bank, has provided its written opinion to the Company and the Bank to the effect that the Reorganization will be treated as a tax-free transaction, with the following federal income tax consequences:

          (i) Neither the Bank nor the Company will recognize any gain or loss as a result of the Reorganization;

          (ii) No gain or loss will be recognized to the shareholders of the Bank upon conversion of their shares; the tax basis of shares of Company Common Stock received in the Reorganization will be the same as the tax basis of the shares of Bank Common Stock previously owned; and if the shares of Bank Common Stock were held as capital assets, the holding period of the shares of Company Common Stock received will include the holding period of the shares of such Bank Common Stock exchanged therefor; and

          (iii) A shareholder of the Bank who exercises his or her rights as a dissenter and thereby receives cash for his or her shares will recognize income, gain or loss measured by the difference between the amount of cash received and the tax basis of his or her shares of Bank Common Stock, subject to the provisions of Code Section 302 and that such distributions will generally be treated as capital gain or loss if the shares were held as capital assets. The opinion notes, however, that a dissenting shareholder must take into account the effect that Sections 302 and 318 of the Code may have in determining consequences of the Reorganization which could cause the distributions to be treated as ordinary income or, possibly, as a dividend to the dissenter.

          The shareholders of the Bank should also be aware that state and local income taxes may affect their tax situation. While many state and local income tax statutes correspond with the federal income tax laws, no attempt is made herein to describe any state or local income tax consequences resulting from the Reorganization. Shareholders are urged to consult their personal tax advisors with respect to any effects of state and local tax laws.

          In the case of a corporate shareholder of the Bank, the tax consequences described herein are generally applicable, although no attempt is made herein to discuss the tax ramifications with respect to a corporate shareholder. The foregoing discussion assumes that each shareholder of the Bank is a natural person, except as otherwise noted. All corporations, trusts, or other entities, are urged to consult their own tax advisors.

                           TRADING MARKET; DIVIDENDS

NO TRADING MARKET

          Prior to the Reorganization, there was no public trading market for Bank Common Stock and it is not anticipated that an active trading market will develop in Company Common Stock following consummation of the Reorganization. Because neither Bank Common Stock nor Company Common Stock is traded on an established public market, no information is presented concerning the trading price of either Bank Common Stock or Company Common Stock. For information concerning recent repurchase activity in the Bank Common Stock, see "Recent Developments." At March 31, 1997, there were approximately 197 holders of Bank Common Stock.

DIVIDENDS

          Pursuant to Mississippi law, the Company's Board of Directors may authorize the Company to pay cash dividends to its shareholders. The only limitation on such a dividend is that no distribution may be made if, after giving effect to the distribution (a) the Company would not be able to pay its debts as they come due in the usual course of business, or (b) the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to those receiving the distribution.

          The principal source of the Company's cash revenues will be dividends from the Bank. There are certain limitations under federal law on the payment of dividends by national banks. Under federal law, the directors of a national bank, after making proper deduction for all expenses and other deductions required by the Comptroller, may credit net profits to the Bank's undivided profits account, and may declare a dividend from that account of so much of the net profits as they judge expedient.

          The prior approval of the Comptroller is required, however, if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal banking law also prohibits national banks from paying dividends which would be greater than the bank's undivided profits after deducting statutory bad debts in excess of the bank's allowance for loan losses. Finally, FDICIA (as hereinafter defined) generally prohibits a depository institution from making any capital distribution to its holding company if the depository institution would thereafter be "undercapitalized."

          In addition, both the Company and the Bank are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Comptroller has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The Comptroller and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings. The Bank's ability to pay dividends is also limited by prudence, statutory and regulatory guidelines, and a variety of other factors.

          The Bank has traditionally declared dividends in December and paid dividends on such declarations in January of the following year. Dividends paid in January of 1995 and 1996 were $15.00 and $16.00 per share, respectively. On January 2, 1997, the Board of Directors paid an $18.00 per share, regular, and $12.00 per share, special, dividend.

          The Company was formed in December 1996 and has never paid any dividends. If the Reorganization is approved, the declaration of future dividends will be at the discretion of the Board of Directors of the Company and generally will be dependent upon the earnings of the Bank, the assessment of capital requirements, considerations of safety and soundness, applicable laws and regulations and other factors. In connection with its purchase of 6,557 shares of Bank Common Stock, the Company incurred a loan in the principal amount of $6,360,000 from National Bank of Commerce, Memphis, Tennessee. The loan provides that dividends may be paid by the Company only if payments of principal and interest on the loan are current and then only in an amount equal to 40% of the Bank's net earnings less the amount of the Bank's net earnings used to redeem shares of the Company's Common Stock. See "Recent Developments" and "Financial Statements."


                             BUSINESS OF THE BANK

GENERAL

          The Bank is a national banking association headquartered in Pontotoc, Mississippi. The primary business of the Bank is attracting deposits from the public and using such deposits and other sources of funds to make real estate, business, consumer and other loans. The services provided by the Bank include the offering of saving and checking accounts, certificates of deposit and other time deposits and safe deposit facilities. As of March 31, 1997, the Bank had total assets of approximately $158 million, total deposits of approximately $130 million, and shareholders' equity of approximately $27 million. The Bank's business is conducted at its principal executive and main banking office, which is located at 19 South Main Street, Pontotoc, Mississippi 38863 and its telephone number is (601) 489-1631. The Bank also operates one branch office located at 158 Highway 15 North, Pontotoc, Mississippi 38863. The Bank has also obtained approval for an additional branch office also to be located on Highway 15 North in Pontotoc. The Bank is currently constructing and intends for this branch to be operational by the summer of 1997. All of the Bank's facilities are owned rather than leased.

COMPETITION

          The Bank experiences competition in attracting deposits and in making loans in its primary service area. Bank management believes that the primary factors in competing for deposits are interest rates, the range of financial services offered and convenience of office locations and hours of operation. Direct competition for such deposits comes from other commercial banks, savings institutions, credit unions, brokerage firms and money market funds. Bank management believes that the primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. Competition for loans comes from other commercial banks, savings institutions, credit unions and mortgage banking firms. Such entities may have competitive advantages as a result of greater resources and higher lending limits (by virtue of their greater capitalization). The Bank, however, seeks to pay interest on its accounts and certificates competitive with other financial institutions in its primary service area.

EMPLOYEES

          At March 31, 1997, the Bank had 52 full-time and 3 part-time employees. The Bank considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

          The Bank is not a party to any pending legal proceedings other than routine litigation that is incidental to its business.

                            BUSINESS OF THE COMPANY

          The Company is a Mississippi corporation that was organized in December 1996 for the purpose of becoming the parent company of the Bank. Upon consummation of the Reorganization, the Company's primary asset will be 100% of the Bank Common Stock. The Company was organized at the direction of the Bank's Board of Directors solely for the purpose of effecting the proposed Reorganization. The Company is not presently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. See "Available Information; Reports to Security Holders."

          On March 18, 1997, the Company acquired 6,557 shares of Bank Common Stock and certain rights to acquire Bank Common Stock for an aggregate purchase price of $6,360,000. The purchase price was financed with the proceeds of a loan from an unaffiliated third party. See "Recent Developments" and "Financial Statements."

          The Company's principal executive office is located at the Bank's main banking office at 19 South Main Street, Pontotoc, Mississippi 38863 and its telephone number is (601) 489-1631.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides certain information concerning the financial condition and results of operations of the Bank compiled for the two years ended December 31, 1996 and 1995 and for the two quarters ended March 31, 1997 and 1996. Management's discussion should be read in conjunction with the financial statements and accompanying notes presented elsewhere in this Proxy Statement.

THE YEARS ENDED DECEMBER 31, 1996 AND 1995

OVERVIEW

     The Bank reported net income for 1996 of $2,679,000, or $81.18 per share, compared to $2,440,000, or $73.94 per share, in 1995. This represented a 9.8% increase in 1996 compared to 1995. The increase in earnings from 1995 to 1996 was due to a 10.1% increase in net interest income, which itself was caused by growth in assets, particularly loans. This growth in loans indicates a continued improvement in the Bank's local economy. Return on average assets was 1.76% and return on average equity was 10.67% for 1996, compared to the prior year's returns of 1.73% and 10.3%, respectively.

     Average assets increased 7.94% in 1996 from the 1995 level. At year end 1996, total assets were $153,289,000. Total stockholders' equity was $26,811,000 at December 31, 1996, compared to $25,123,000 at December 31, 1995.

RESULTS OF OPERATIONS

     NET INTEREST INCOME. The Bank's primary source of revenue is net interest income. Net interest income is the excess of interest income and fees on earning assets over interest expense on interest-bearing liabilities. The level of net interest income is determined primarily by the volume of interest earning assets, and the spread between the yields on earning assets and the rates paid on their funding sources, as well as the relative effect of noninterest bearing sources of funds. Net interest income increased from $6,101,000 in 1995 to $6,719,000 in 1996.

     Average earning assets increased from $132,714,000 in 1995 to $145,125,000 in 1996. Interest income increased from $10,650,00 in 1995 to $11,681,000 in 1996, due primarily to an increase in loans. This growth in higher yielding assets was funded almost entirely by an increase in time deposits, the average cost of which increased slightly in 1996 to 5.37% from 5.32% in 1995. The end result of growth in earning assets and relatively stable interest rates on time deposits was a slight increase in the Bank's net interest margin (defined as the ratio of net income to average earning assets) from 4.60% in 1995 to 4.63% in 1996.

     The Bank's net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.50% for 1996, a 4 basis point decrease from the 1995 level of 3.54%. This slight decrease in the Bank's net interest spread resulted from an increase in the percentage of earning assets that was funded by relatively higher yielding time deposits, as the Bank's demand deposits decreased as a percentage of total deposits from 13.03% in 1995 to 12.37% in 1996.

  INTEREST RATE/VOLUME ANALYSIS. The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:



                                              Year Ended December 31,
                                                    1996/1995
                                             ------------------------
                                                  Change due to
                                             ------------------------
                                              (Dollars in thousands)

                                              Rate     Volume   Change
                                             ------    ------   ------

Interest income:
 Loans                                      $    334   $  544   $  878
 Investment securities - taxable                (299)     454      155
 Investment securities - nontaxable              (53)    (226)    (279)
 Federal funds sold and
   resale agreements                              (5)     282      277

     Total interest income                       (23)   1,054    1,031
                                            --------   ------   ------


Interest expense:
Deposits other than time                         (36)      26      (10)
Time deposits                                    960     (526)     434
Other interest-bearing liabilities                (9)      (2)     (11)

Total interest expense                           915     (502)     413

Net interest income                         $   (938)  $1,556   $  618
                                            ========   ======   ======


NOTE: The changes in interest due to both volume and rate have been allocated proportionally between rate and volume.

AVERAGE BALANCES, YIELDS AND RATES PAID

The table below summarizes average assets, liabilities and stockholders' equity, interest earned and paid and average yields and rates for the years ended December 31, 1996 and December 31, 1995:



                                                          1996                          1995
                                              ----------------------------   --------------------------
                                              Average   Income/    Yields/   Average   Income/  Yields/
(Dollars in thousands)                        Balances  Expense     Rates    Balances  Expense   Rates
                                              --------  --------  ---------  --------  --------  ------

ASSETS
Loans/1/                                      $ 83,031  $ 8,167       9.84%  $ 76,610  $ 7,289    9.51%
Investment securities-taxable                   39,822    2,342       5.88%    34,316    2,187    6.37%
Investment securities-nontaxable/2/             13,660      716       5.24%    18,472      995    5.39%
Federal funds sold                               8,612      456       5.29%     3,316      179    5.40%
Total earning assets                           145,125   11,681       8.05%   132,714   10,650    8.02%
Other assets                                     7,314                          8,509
Total assets                                  $152,439                       $141,223

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
Deposits other than time                      $ 34,779  $   965       2.77%  $ 34,307  $   975    2.84%
Time deposits                                   74,379    3,997       5.37%    66,977    3,563    5.32%
Total interest-bearing deposits                109,158    4,962       4.55%   101,284    4,538    4.48%
Other interest-bearing liabilities                   0        0                   192       11    5.73%
Total interest bearing liabilities             109,158    4,962       4.55%   101,476    4,549    4.48%
Non-interest bearing liabilities                15,409                         15,205
Other liabilities                                2,759                            840
Minority interest                                    0                              0
Stockholders' equity                            25,113                         23,702
Total liabilities and stockholders' equity     152,439                        141,223

Net interest spread                                                   3.50%                       3.54%
Net interest income/margin                              $ 6,719       4.63%            $ 6,101    4.60%


_____________________
/1/Nonaccrual loans are included in average balances and interest on such loans is recognized on a cash basis.
/2/The yield on tax exempt securities is not on a tax equivalent basis for this schedule.

     INTEREST RATE SENSITIVITY. The interest rate sensitivity gap is the difference between the amount of interest-bearing assets and the amount of interest-bearing liabilities maturing in any given time period.

                       GAP ANALYSIS AT DECEMBER 31, 1996
                       ---------------------------------

(Dollars in thousands)                 0-3 Months   4-12 Months   1-5 Years   Over 5 Years
                                       -----------  ------------  ----------  -------------

Loans                                     $20,868       $43,291     $17,607        $ 2,586
Investment Securities Taxable               7,312         2,446      15,583         10,538
Investment Securities Nontaxable              320           757       5,221          7,758
Fed Funds                                   8,000
 Total Rate Sensitive Assets              $36,500       $46,494     $38,411        $20,882
                                          =======       =======     =======        =======

Savings Deposits/(*)/                       1,036         1,036       1,036          2,072
NOW Accounts/(*)/                           2,812         2,812       2,812          5,625
Money Markets/(*)/                                        3,584       3,584          7,168
Time Deposits Less Than $100,000           18,366        24,642       6,113              -
Time Deposits Greater Than $100,000        11,159        10,986       2,928              -
 Total Rate Sensitive Liabilities         $33,373       $43,060     $16,473        $14,864
                                          =======       =======     =======        =======

$ GAP                                       3,127         3,434      21,938          6,018
GAP % of Total Assets                           2%            2%         14%             4%
$ Cumulative GAP                            3,127         6,560      29,498         34,516
Cumulative GAP % of Total Assets                2%            4%         19%            23%


/(*)/ The assumed rate of deposit withdrawal allocates 20% of savings deposits and NOW account balances in each of the following maturity categories: 0-3 months, 4-12 months, and 1-5 years. The remaining 40% of balances are allocated to the over 5 year category. The gap calculation also allocates 25% of Money Market account balances in both the 4-12 month and 1-5 year categories, with the remaining 50% being allocated to the over 5 year category. This method of allocating withdrawals is consistent with the Bank's historical experience.

     A primary objective of asset/liability management is to achieve stability in net interest income throughout interest rate cycles. Management of the Bank reviews its interest rate exposure on a monthly basis to analyze the impact of possible changes in market interest rates on the Bank's net income. At December 31, 1996, the Bank's one-year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was 4.0%. In other words, more of the Bank's assets than liabilities were scheduled to reprice within a one-year time frame. In periods of increasing rates, the Bank should experience a positive effect on net income because its interest income on earnings-assets will increase more quickly than its cost of funds. Conversely, in periods of declining rates, based on its current interest sensitivity gap, the Bank should experience decreased net income, since the interest on its earning-assets will decrease more quickly than its cost of funds. However, the degree of interest rate sensitivity is not equal for all types of assets and liabilities. The Bank's experience has indicated that the magnitude of repricing of interest-bearing demand, savings and money market accounts is not as great as changes in general market rates. These deposit categories, along with noninterest bearing deposits, have historically been stable sources of funds for the Bank, which indicates a much longer implicit maturity than their contractual maturities. The Bank has a targeted gap range of +10% to -10% of total assets with respect to an immediate and intermediate gap out to one year. Should the Bank's gap not fall within the targeted range the Bank would take immediate action to attempt to correct the problem.

     The gap is primarily managed through the mix of fed funds and longer term investments. If the Bank has a positive gap position outside of the specified range the Bank would reduce investment in fed funds and redeploy to longer term investments. If the Bank has a negative gap position outside the range the Bank would sell longer term investment securities and invest in fed funds.

     A significant portion of the loan portfolio consists of fixed rate loans. The vast majority of these loans reprice in the six-month to one-year time frame. Consequently, fixed rate loans do not significantly impact the Company in periods of either rising or declining rates.

     PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses charged to operating expense is a result of a continuing review of the loan portfolio, taking into consideration the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and other factors deemed appropriate by management. Management calculates the appropriate level of reserve for loan loss according to OCC guidelines on a quarterly basis and makes monthly allocations to keep the provision for loan loss at the appropriate level. The total amount allocated for loan loss provision for 1995 was $714,000. The provision made in 1996 was $420,000.

     The Bank identified net charge-offs of $348,000 in 1996 and $937,000 in 1995, to be written off as uncollectible against the reserve for possible loan losses. The decrease in net charge-offs from 1995 to 1996 was the effect of a continued good local economy and the efforts of management in past years to improve the quality of the Bank's loan portfolio.

     The allowance for possible loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the loan portfolio. The allowance for possible loan losses as a percentage of average loans outstanding was 1.28% for 1996 and 1.30% for 1995.

     NONINTEREST INCOME. Other income for 1996 totaled $1,100,000, compared to $1,080,000 in 1995, as service charges and other sources of income remained relatively flat.

     NONINTEREST EXPENSES. In 1996, other expenses totalled $3,394,000, compared to $3,042,000 in 1995. This was an increase of $352,000, or 11.6% from the 1995 level. Higher salaries and employee benefits caused the increase, along with legal and consulting fees related to the formation of the Company.

ANALYSIS OF FINANCIAL CONDITION

     INVESTMENT SECURITIES. In 1996, average investment securities increased minimally by $694,000 from $52,788,000 in 1995, to $53,482,000 in 1996.
Investment securities totaled $51,066,000 at the end of 1996. Investment securities comprised 36.85% of average earning assets at December 31, 1996 compared to 39.78% at December 31, 1995, as a relatively higher percentage of the Bank's earning assets was deployed to loans.

     Securities classified as available for sale constituted approximately 33% of the total investment portfolio at year-end 1996, compared to approximately 36% at year-end 1995. These securities, which are largely mortgage-backed securities, are reported at their estimated fair values in the balance sheets. The unrealized net losses on these securities of $481,000 in 1996 and $477,000 in 1995 are reported, net of tax, as a separate component of shareholders' equity for each period.

     The remaining portfolio securities are classified as held to maturity and are reported in the balance sheets at amortized cost. The unrealized net gain on these securities in 1996 was $111,000, compared to an unrealized net gain in 1995 of $83,000.

     The Bank maintains no trading portfolio.

     Proceeds from sales and maturities of securities were $13,993,000 during 1996. Gross realized losses were $2,000, and there were no gross realized gains. The investment securities portfolio serves as a source of income and liquidity and as collateral to secure public deposits.

     SECURITIES PORTFOLIO. The carrying amount of securities at the dates indicated is set forth in the table below:

                                           December 31
                                         ----------------
(Dollars in thousands)                    1996     1995
                                         -------  -------

     U. S. Treasury                      $ 2,259  $ 3,003

     Obligations of U.S. Government:
     U. S. Agencies                          740    2,698
     Mortgage-backed                      32,881   32,391

     State and political subdivisions     14,056   12,812

     Other securities                      1,130      960
                                         -------  -------

       Total                             $51,066  $51,864
                                         =======  =======

     MATURITY DISTRIBUTION AND INVESTMENT SECURITIES PORTFOLIO YIELDS. The maturities, based on contractual maturities, of debt securities at December 31, 1996 and the weighted yields of such securities are shown in the table below. Expected maturities may differ from contractual maturities because borrowers may have the right to repay obligations with or without penalties.


                                                        After One            After Five
                                     Within             But Within           But Within          After
                                     One Year           Five Years           Ten Years         Ten Years            Total
                             ----------------------  ------------------  ----------------  ----------------  ---------------------
(Dollars in thousands)         Amount     % Yield     Amount    % Yield  Amount   % Yield  Amount   % Yield   Amount     % Yield
                             ----------  ----------  ---------  -------  -------  -------  -------  -------  ---------  ----------

U.S. Treasury                    $  753        6.08    $ 1,506     5.95                                        $ 2,259        5.99

Obligation of U.S. Gov't:
U.S. Agencies                                              500     6.00  $   240     6.16                          740        6.05
Mortgaged-Backed                  1,943        9.50     13,816     6.95    6,588     7.28  $10,534     5.82     32,881        6.80

State and political
subdivisions                      1,077        7.32      4,974     5.54    6,725     5.05    1,280     5.03     14,056        5.42

Other Securities                  1,130        5.39                                                              1,130        5.39
                                 ------------------    ----------------  ----------------  ----------------    -------------------

Total                            $4,903        7.55    $20,796     6.52  $13,553     6.17  $11,814     5.73    $51,066        6.34
                                 ==================    ================  ================  ================    ===================

     The yield on tax exempt securities are not on a tax equivalent basis for this schedule.

     LOANS AND NONPERFORMING ASSETS. The loan portfolio is one of the largest components of the Bank's earning assets. Average loans outstanding in 1996 increased $6,421,000 or 8.38%, from the 1995 level of $76,610,000. Average loans in 1996 were $83,031,000. The increase in 1996 can be attributed to a strong local economy and the Bank's large share of the market.

     The largest segments of the Bank's loan portfolio are residential and commercial real estate, which represent approximately 30.4% and 26.3%, respectively, of the total portfolio as of December 31, 1996. Commercial loans represented approximately 21.5% of total loans at the end of 1996. No single loan relationship exceeds 5% of total loans.

     Total nonperforming assets at December 31, 1996 were $2,587,000, compared to $1,714,000 at December 31, 1995. Other real estate owned increased to $854,000 at December 31, 1996, compared to $302,000 as of the end of 1995, as loans were foreclosed and moved to other real estate owned.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on a cash basis. Interest income that would have been recognized on nonaccrual loans had those loans been on accrual status at contractual terms throughout 1996 was approximately $56,653. No interest income was recognized on nonaccrual loans for 1996.

   SUMMARY OF NONPERFORMING ASSETS. Nonaccrual, restructured and 90 days past due loans and other real estate are summarized in the table below. Also, several ratios that measure the Bank's level of nonperforming assets are included in this table.




                                                    December 31
                                                  ----------------
(Dollars in thousands)                             1996     1995
                                                  -------  -------

Nonperforming loans
   Nonaccrual loans                               $  381   $  967
   Restructured loans                              1,352      445
                                                  ------   ------

   Total nonperforming loans                       1,733    1,412

Other real estate                                    854      302
                                                  ------   ------

   Total nonperforming assets                      2,587    1,714
                                                  ======   ======

   Loans 90 days or more past due and still
     accruing interest                               339      798
                                                  ======   ======

Nonperforming loans as a % of total loans           2.05%    1.78%

Nonperforming assets as a % of total loans and
     other real estate                              3.02%    2.15%

Allowance for possible loan losses as a % of
     nonperforming loans                           61.51%   70.40%

Allowance for possible loan losses as a % of
     nonperforming assets                          41.21%   57.99%


     In addition to the nonaccrual loans included in nonperforming assets, the Bank had approximately $5,712,000 of performing loans that were classified as of December 31, 1996. Classified loans are credits, identified internally by management or through the regulatory examination process, which have a higher degree of risk than other performing loans in the portfolio.

  LOAN PORTFOLIO DISTRIBUTION AND ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES. The following table shows the amounts of loans outstanding and the allowance for possible loan losses according to type of loan for each of the periods indicated:


                                                   December 31
                                       ------------------------------------
                                             1996               1995
                                       -----------------  -----------------
(Dollars in thousands)                 Amount   Percent   Amount   Percent
                                       -------  --------  -------  --------

Loans:
 Commercial                            $18,184    21.46%  $14,806    18.40%
 Agricultural                            4,134     4.88%    5,516     6.86%
 Real estate-residential                25,786    30.43%   24,602    30.58%
 Real estate-commercial                 22,275    26.29%   21,615    26.87%
 Consumer                               14,355    16.94%   13,907    17.29%
 Loans net of unearned income           84,734   100.00%   80,446   100.00%

 Total                                 $84,734   100.00%  $80,446   100.00%
                                       =======   ======   =======   ======

Allowance for possible loan losses:
 Commercial                            $   309    28.99%  $   288    28.97%
 Agricultural                               75     7.03%       70     7.04%
 Real estate-residential                   117    10.97%      109    10.97%
 Real estate-commercial                    330    30.96%      308    30.99%
 Consumer                                  149    13.98%      139    13.98%
 General Reserve                            86     8.07%       80     8.05%

 Total                                 $ 1,066   100.00%  $   994   100.00%
                                       =======   ======   =======   ======


     LOAN MATURITY DATA. The tables below show the amounts due on loans, classified according to the sensitivity to the changes in fixed and floating interest rates.


                                                      December 31, 1996
                                        -----------------------------------------
                                          Due     Due After 1
                                         Within   But Within   Due After
(Dollars in thousands)                  1 Year     5 Years      5 Years    Total
                                        -------   ----------    -------   -------

Sensitivity of loans to changes in
interest rates:

Fixed Interest rate                     $64,230      $17,431    $1,269   $82,930
Floating or adjustable interest rate      1,804            -         -     1,804
                                        -------   ----------   -------   -------

 Total                                  $66,034      $17,431    $1,269   $84,734
                                        =======   ==========   =======   =======


                                                   December 31, 1996
                                         -------------------------------------
                                           Due    Due After 1
                                         Within   But Within  Due After
(Dollars in thousands)                   1 Year    5 Years    5 Years   Total
                                         -------  ----------  -------  -------

Sensitivity of loans to changes in
interest rates:
 Fixed Interest Rate:
  Commercial, Financial & Agricultural   $16,918     $ 4,591   $  334  $21,843
  Real Estate Construction                16,886       4,583      334   21,803
  Real Estate Mortgage                    19,545       5,304      386   25,235
  Installment Loans                       10,881       2,953      215   14,049
                                         -------     -------   ------  -------

  Total                                  $64,230     $17,431   $1,269  $82,930

 Floating or Adjustable Interest Rate:
  Commercial, Financial & Agricultural   $   310     $   176   $1,318  $ 1,804
  Real Estate Construction
  Real Estate Mortgage
  Installment Loans
                                         -------     -------   ------  -------
  Total                                  $   310     $   176   $1,318  $ 1,804

TOTAL LOANS                              $64,540     $17,607   $2,587  $84,734
                                         =======     =======   ======  =======

  SUMMARY OF LOAN LOSS EXPERIENCE. The loan loss experience for the two years ended December 31, 1996 is summarized in the following table:



(Dollars in thousands)                                  1996      1995
                                                       -------  --------

Balance at beginning of year                           $  994   $ 1,217

Loans charged off
   Commercial                                            (143)     (950)
   Agricultural                                           (18)        -
   Real estate-residential                                (54)        -
   Real estate-commercial                                 (78)      (68)
   Consumer                                              (159)     (106)

     Total charge-offs                                   (452)   (1,124)

Recoveries on loans previously charged off
   Commercial                                              30        95
   Agricultural                                             0         0
   Real estate-residential                                  1        19
   Real estate-commercial                                  38        30
   Consumer                                                35        43
     Total recoveries                                     104       187

Net loans charged-off                                    (348)     (937)
Additions charged to operations                           420       714

Balance at end of year                                 $1,066   $   994

Ratio of net charge-offs (recoveries) during period
   to outstanding average loans                          0.42%     1.22%


     DEPOSITS. Total deposits at December 31, 1996 were $124,485,000, up 2.9% from the level of $120,984,000 posted at December 31, 1995.

     Time certificates of deposits of $100,000 or more were $24,764,000 at December 31, 1996. These deposits consist primarily of public fund time deposits that are fully secured and deposits from local customers with which the Bank has other banking relationships. Although time deposits of $100,000 or more can exhibit greater volatility to changes in interest rates and other factors than do core deposits, management believes that due to the nature of the deposits of this type, any volatility experienced could be adequately met with alternate funding sources. The Bank had no brokered deposits at December 31, 1996.

   DEPOSIT AVERAGE BALANCES AND RATES. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:


                                   Year Ending December 31,
                           --------------------------------------
                                  1996                 1995
                           ------------------  ------------------
(Dollars in thousands)      Amount     Rate     Amount     Rate
                           --------  --------  --------  --------

Noninterest-bearing demand $ 15,409            $ 15,205
Savings deposits              5,137     2.98%     5,246     2.92%
Interest-bearing demand      29,642     2.74%    29,061     2.72%
Time deposits                74,379     5.37%    66,977     5.29%
                           --------            --------

Total deposits             $124,567            $116,489
                           ========            ========

     MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE. The maturities of time deposits of $100,000 or more are summarized for December 31, 1996 in the table below:



(Dollars in thousands)        December 31, 1996
                              -----------------

     3 months or less                   $11,159
     3 months to 6 months                 4,769
     6 months to 12 months                5,908
     Over 12 months                       2,928
                                        -------
     Total                              $24,764
                                        =======


   CAPITAL RESOURCES OF THE BANK. The Bank is required to comply with the risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System. Those guidelines apply weighting factors that vary according to the level of risk associated with each asset category. The information below summarizes the Bank's risk-based capital and leverage ratios for December 31, 1996 and 1995. The Bank exceeds all minimum capital ratios.


                                                       Bank's
                                                      Specific
                                 December 31          Minimum
                          -----------------------      Ratio
(Dollars in thousands)        1996        1995     Requirements
                          ------------  ---------  -------------

 Tier 1 Capital              29.0%        28.6%       10.0%
 Total Capital               30.1%        29.7%       10.0%
 Leverage Ratio              17.6%        17.0%       None


     LIQUIDITY. Liquidity is the ability of the Bank to fund the needs of its borrowers, depositors and creditors. The Bank's liquidity sources, including cash flows from sales, maturities, and paydowns of loans and investment securities, federal funds purchased, and a base of core deposits, are considered by management to be adequate to meet liquidity needs for normal operations.

     As shown in the accompanying 1996 statement of cash flow, cash and cash equivalents increased by $872,000 during 1996 to $4,683,000 at December 31, 1996. Cash and cash equivalents were generated primarily by proceeds from sales and maturities of investments securities totaling $13,993,000, and a net increase in deposits of $3,501,000. In addition, operating activities provided net cash of $3,378,000. Offsetting these increases were purchases of investment securities in the amount of $13,190,000 and a net increase in loans of $4,635,000.

     OTHER. In management's opinion, the anticipated impact of recently issued, but, as yet, not adopted, accounting pronouncements are expected to be immaterial.

     Dividend payout and equity to asset ratios for the years ended December 31, 1996 and 1995 are as follows:

                                               Equity to
                       Dividend Payout        Asset Ratio
                       ---------------        -----------

          1996            37.0%                  17.3%
          1995            21.6%                  16.6%


THE QUARTERS ENDED MARCH 31, 1997 AND 1996

OVERVIEW

     The Bank reported net income for the first quarter of 1997 of $540,000, or $16.36 per share, compared to $671,000, or $20.33 per share, for the first quarter of 1996, representing a 20.087% decrease in 1997 compared to 1996. This decrease was due primarily to an increase in non-interest expenses. The increase in these expenses was due to the legal and other professional fees related to the formation of the holding company. Return on average assets was 1.38% and return on average equity was 8.56% for the 1997 period compared to the prior period's returns of 1.76% and 10.01% respectively.

     Average assets increased 2.75% for the first quarter of 1997 from the level during the first quarter of 1996. At March 31, 1997 total assets were $157,964,000. Total stockholder's equity of the Bank was $27,284,000 at March 31, 1997, compared to $25,868,000 at March 31, 1996.

RESULTS OF OPERATIONS

     NET INTEREST INCOME. The Bank's primary source of revenue is net interest income. Net interest income is the difference between interest earned on interest-earning assets and interest paid on interest-bearing sources of funds. The level of net interest income is determined primarily by the volume of interest-earning assets and various rate spreads between the interest-earning assets and their funding sources. Net interest income increased from $1,611,000 for the quarter ended March 31, 1996 to $1,669,000 for the quarter ended March 31, 1997.


     Average earning assets increased from $145,109,000 for the first quarter of 1996 to $147,475,000 for the first quarter of 1997. The Bank's average earning assets at year end 1996 was $145,125,000. Interest income increased from $2,886,000 for the first quarter of 1996 to

$2,911,000 for the first quarter of 1997 due primarily to a shift in the mix of earning assets from lower yielding fed funds to higher yielding loans, along with a slight increase in average earning assets. The Bank's net interest margin, the ratio of net income to average earning assets, increased from 4.44% in the first quarter of 1996 to 4.53% in the first quarter of 1997, due to a general increase in the volume and the yields on average earning assets and the decrease in yields paid on interest-bearing deposits.

     The Bank's net interest spread, the difference between the yields on earning assets and the rates paid on interest-bearing liabilities was 3.44% for the first quarter of 1997, a 14 basis point increase from the first quarter of 1996 level of 3.30%. The spread increased primarily as a result of a relatively stable volume and yields on earning assets and decrease in the cost of interest-bearing liabilities.

     INTEREST RATE/VOLUME ANALYSIS. The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates.



                                                      Quarter Ended
                                                   March 31, 1997/1996
                                            -------------------------------
                                                      Change due to
                                            -------------------------------
                                                 (Dollars in thousands)

                                                                  Total
                                                Rate     Volume   Change
                                                -----    ------   ------

Interest income:
 Loans                                          $(284)     319       35
 Investment securities - taxable                  114      (90)      24
 Investment securities - nontaxable               (22)      30        8
 Federal funds and resale agreements              (17)     (25)     (42)

  Total interest income                          (209)     234       25
                                                -----     ----     ----


Interest expense:
Deposits other than time                          (15)      14       (1)
Time deposits                                    (206)     174      (32)
Other interest-bearing liabilities                  0        0        0

  Total interest expense                         (221)     188      (33)

Net interest income                             $  12     $ 46     $ 58
                                                =====     ====     ====

NOTE: The changes in interest due to both volume and rate have been allocated proportionally between rate and volume.

AVERAGE BALANCES, YIELDS AND RATES PAID

The table below summarizes average assets, liabilities and stockholders' equity, interest earned and paid and average yields and rates for the quarters ended March 31, 1997 and March 31, 1996:



                                                             1997                              1996
                                              ---------------------------------   ------------------------------
                                                 Average     Income/     Yields/     Average     Income/ Yields/
(Dollars in thousands)                        Balances/(2)/  Expense     Rates    Balances/(2)/  Expense  Rates
                                              -------------  --------  ---------  -------------  -------  ------

ASSETS
Loans/1/                                           $ 84,655   $2,015       9.52%       $ 80,132   $1,981   9.89%
Investment securities-taxable                        39,423      592       6.01%         39,645      567   5.72%
Investment securities-nontaxable/2/                  13,781      180       5.22%         12,811      172   5.37%
Federal funds sold                                    9,616      124       5.16%         12,521      166   5.30%
Total earning assets                                147,475    2,911       7.90%        145,109    2,886   7.96%
Other assets                                          8,849                               7,036
Total assets                                       $156,324                            $152,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
Deposits other than time                           $ 35,697   $  241       2.70%       $ 35,244   $  242   2.75%
Time deposits                                        75,691    1,001       5.29%         74,316    1,033   5.56%
Total interest-bearing deposits                     111,388    1,242       4.46%        109,560    1,275   4.65%
Other interest-bearing liabilities                        0        0          -               0        0      -
Total interest bearing liabilities                  111,388    1,242       4.46%        109,560    1,275   4.65%
Non-interest bearing liabilities                     16,800                              16,077
Other liabilities                                     1,325                               1,330
Minority interest                                         0                                   0
Stockholders' equity                                 26,811                              25,178
Total liabilities and stockholders' equity          156,324                             152,145

Net interest spread                                                        3.44%                           3.30%
Net interest income/margin                                    $1,669       4.53%                  $1,611   4.44%

_____________________
/1/Nonaccrual loans are included in average balances,and interest on such loans is recognized on a cash basis.
/2/The yield on tax exempt securities is not on a tax equivalent basis for this schedule.

     INTEREST RATE SENSITIVITY. The interest rate sensitivity gap is the difference between the amount of interest-bearing assets and the amount of interest-bearing liabilities maturing in any given time period.

                         GAP ANALYSIS AT MARCH 31, 1997
                         ------------------------------


(Dollars in thousands)                 0-3 Months   4-12 Months   1-5 Years   Over 5 Years
                                       -----------  ------------  ----------  -------------

Loans                                     $25,181       $38,412     $18,651        $ 2,484
Investment Securities Taxable               8,454         3,586      16,934          8,527
Investment Securities Nontaxable              115           766       5,015          7,654
Fed Funds                                   6,450
 Total Rate Sensitive Assets              $40,200       $42,764     $40,600        $18,665
                                          =======       =======     =======        =======

Savings Deposits/(*)/                       1,102         1,102       1,102          2,204
NOW Accounts/(*)/                           3,337         3,337       3,337          6,674
Money Markets/(*)/                              -         3,474       3,474          6,948
Time Deposits Less Than $100,000           14,407        27,493       6,786              -
Time Deposits Greater Than $100,000         9,147        14,679       2,577              -
 Total Rate Sensitive Liabilities         $28,293       $50,085     $17,276        $15,826
                                          =======       =======     =======        =======

$ GAP                                      11,907        (7,321)     23,324          2,840
GAP % of Total Assets                           8%           -5%         15%             2%
$ Cumulative GAP                           11,907         4,586      27,911         30,750
Cumulative GAP % of Total Assets                8%            3%         18%            19%


/(*)/ The assumed rate of deposit withdrawal allocates 20% of savings deposits and NOW account balances in each of the following maturity categories: 0-3 months, 4-12 months, and 1-5 years. The remaining 40% of balances are allocated to the over 5 year category. The gap calculation also allocates 25% of Money Market account balances in both the 4-12 month and 1-5 year categories, with the remaining 50% being allocated to the over 5 year category. This method of allocating withdrawals is consistent with the Bank's historical experience.


     A primary objective of asset/liability management is to achieve stability in net interest income throughout interest rate cycles. Management of the Bank reviews its interest rate exposure on a monthly basis to analyze the impact of possible changes in market interest rates on the Bank's net income. At March 31, 1997, the Bank's one-year repricing gap, defined as repricing assets minus repricing liabilities as a percentage of total assets, was 3.0%. In other words, more of the Bank's assets than liabilities were scheduled to reprice within a one-year time frame. In periods of increasing rates, the Bank should experience a positive effect on net income because its interest income on earnings-assets will increase more quickly than its cost of funds. Conversely, in periods of declining rates, based on its current interest sensitivity gap, the Bank should experience decreased net income, since the interest on its earning-assets will decrease more quickly than its cost of funds. However, the degree of interest rate sensitivity is not equal for all types of assets and liabilities. The Bank's experience has indicated that the magnitude of repricing of interest-bearing demand, savings and money market accounts is not as great as changes in general market rates. These deposit categories, along with noninterest bearing deposits, have historically been stable sources of funds for the Bank, which indicates a much longer implicit maturity than their contractual maturities. The Bank has a targeted gap range of +10% to -10% of total assets with respect to an immediate and intermediate gap out to one year. Should the Bank's gap not fall within the targeted range the Bank would take immediate action to attempt to correct the problem.

     The gap is primarily managed through the mix of fed funds and longer term investments. If the Bank has a positive gap position outside of the specified range the Bank would reduce investment in fed funds and redeploy to longer term investments. If the Bank has a negative gap position outside the range the Bank would sell longer term investment securities and invest in fed funds.

     A significant portion of the loan portfolio consists of fixed rate loans. The vast majority of these loans reprice in the six-month to one-year time frame. Consequently, fixed rate loans do not significantly impact the Company in periods of either rising or declining rates.

     PROVISION FOR POSSIBLE LOAN LOSSES. The provision for possible loan losses charged to operating expense is a result of a continuing review of the loan portfolio, taking into consideration the impact of economic conditions on the borrower's ability to repay, past collection experience, the risk characteristics of the loan portfolio and other factors deemed appropriate by management. Management calculates the appropriate level of reserve for loan loss according to OCC guidelines on a quarterly basis and makes monthly allocations to keep the provision for loan loss at the appropriate level. The total amount allocated for loan loss provision for the quarter ended March 31, 1996 was $150,000. The provision made for the quarter ended March 31, 1997 was $90,000.

     The Bank identified net charge-offs of $19,000 in March 1997 and $36,000 in March 1996, to be written off as uncollectible against the reserve for possible loan losses. The decrease in net charge-offs from 1997 to 1996 was the effect of a continued good local economy and the efforts of management in past years to improve the quality of the Bank's loan portfolio.

     The allowance for possible loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the loan portfolio. The allowance for possible loan losses as a percentage of average loans outstanding was 1.34% at March 31, 1997 and 1.38% at March 31, 1996.

     NONINTEREST INCOME. Other income for the quarter ended March 31, 1997 totaled $183,000, compared to $256,000 for the quarter ended March 31, 1996 due primarily to losses taken on repossessed property.

     NONINTEREST EXPENSES. For the quarter ended March 31, 1997, other expenses totalled $978,000 compared to $756,000 for the quarter ended March 31, 1996. This was an increase of $222,000, or 29.36% from the March 31, 1996 level and was due primarily to legal and consulting fees related to the formation of the Company.

ANALYSIS OF FINANCIAL CONDITION

     INVESTMENT SECURITIES. For the first quarter of 1997, average investment securities increased minimally by $748,000 from $52,456,000 for the comparable period in 1996, to $53,204,000. Investment securities totaled $52,202,000 for the first quarter of 1997. Investment securities comprised 36.08% of average earning assets at March 31, 1997, compared to 36.15% at March 31, 1996, as a relatively higher percentage of the Bank's earning assets was deployed to loans.

     Securities classified as available for sale constituted approximately 37.15% of the total investment portfolio at March 31, 1997, compared to approximately 34.49% at March 31, 1996. These securities, which are largely mortgage-backed securities, are reported at their estimated fair values in the balance sheets. The unrealized net losses on these securities of $586,000 for the first quarter of 1997 and $361,000 for the first quarter of 1996 are reported, net of tax, as a separate component of shareholders' equity for each period.

     The remaining portfolio securities are classified as held to maturity and are reported in the balance sheets at amortized cost. The unrealized net loss on these securities for the first quarter of 1997 was $83,000, compared to an unrealized net gain for the first quarter of 1996 of $4,000.

     The Bank maintains no trading portfolio.

     Proceeds from sales and maturities of securities were $1,772,000 for the first quarter of 1997. There were no realized gains or losses for the first quarter of 1996. The investment securities portfolio serves as a source of income and liquidity and as collateral to secure public deposits.

     SECURITIES PORTFOLIO. The carrying amount of securities at the dates indicated is set forth in the table below:


                                             March 31
                                         ----------------
(Dollars in thousands)                    1997     1996
                                         -------  -------

     U. S. Treasury                      $ 3,992  $ 2,500

     Obligations of U.S. Government:
     U. S. Agencies                          735    2,446
     Mortgage-backed                      32,595   35,315

     State and political subdivisions     13,730   12,914

     Other securities                      1,150      965
                                         -------  -------

       Total                             $52,202  $54,140
                                         =======  =======

   MATURITY DISTRIBUTION AND INVESTMENT SECURITIES PORTFOLIO YIELDS. The maturities, based on contractual maturities, of debt securities at March 31, 1997 and the weighted yields of such securities are shown in the table below. Expected maturities may differ from contractual maturities because borrowers may have the right to repay obligations with or without penalties.



                                                        After One           After Five
                                     Within             But Within          But Within        After
                                    One Year            Five Years          Ten Years        Ten Years              Total
                             ----------------------  ------------------  ----------------  ----------------  ---------------------
(Dollars in thousands)         Amount     % Yield     Amount    % Yield  Amount   % Yield  Amount   % Yield   Amount     % Yield
                             ----------  ----------  ---------  -------  -------  -------  -------  -------  ---------  ----------

U.S. Treasury                    $2,503        5.31    $ 1,489     5.96                                        $ 3,992        5.56

Obligation of U.S. Gov't:
U.S. Agencies                       500        5.99                      $   235     6.18                          735        6.06
Mortgaged-Backed                  1,841        7.36     15,532     6.42    4,745     6.55  $10,477     5.77     32,595        6.28

State and political
subdivisions                      1,031        7.10      4,922     5.29    6,777     4.87    1,000     4.99     13,730        5.20

Other Securities                  1,150        9.33                                                              1,150        9.33
                                 ------------------    ----------------  ----------------  ----------------    -------------------

Total                            $7,025        5.03    $21,943     6.13  $11,757     5.57  $11,477     5.70    $52,202        6.00
                                 ==================    ================  ================  ================    ===================

     The yield on tax exempt securities are not on a tax equivalent basis for this schedule.

     LOANS AND NONPERFORMING ASSETS. The loan portfolio is one of the largest components of the Bank's earning assets. Average loans outstanding during the first quarter of 1997 increased $4,523,000 or 5.64%, from the first quarter of 1996 level of $80,132,000. Average loans during the first quarter of 1997 were $84,655,000. The increase can be attributed to a strong local economy and the Bank's large share of the market.

     The largest segments of the Bank's loan portfolio are residential and commercial real estate, which represent approximately 30.3% and 21.2%, respectively, of the total portfolio as of March 31, 1997. Commercial loans represented approximately 18.84% of total loans at March 31, 1997. No single loan relationship exceeds 5% of total loans.

     Total nonperforming assets at March 31, 1997 were $2,535,000, compared to $1,741,000 at March 31, 1996. Other real estate owned increased to $821,000 at March 31, 1997, compared to $323,000 as of March 31, 1996, as loans were foreclosed and moved to other real estate owned.

     Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed, because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on a cash basis. Interest income that would have been recognized on nonaccrual loans had those loans been on accrual status at contractual terms for the quarter ended March 31, 1996 was approximately $16,402. No interest income was recognized on nonaccrual loans for the quarter ended March 31, 1997.

   SUMMARY OF NONPERFORMING ASSETS. Nonaccrual, restructured and 90 days past due loans and other real estate are summarized in the table below. Also, several ratios that measure the Bank's level of nonperforming assets are included in this table.



                                                       March 31
                                                  ------------------
(Dollars in thousands)                              1997      1996
                                                  ---------  -------

Nonperforming loans
   Nonaccrual loans                                 $  363   $  946
   Restructured loans                                1,351      472
                                                    ------   ------
   Total nonperforming loans                         1,714    1,418

Other real estate                                      821      323
                                                    ------   ------
   Total nonperforming assets                        2,535    1,741
                                                    ======   ======

   Loans 90 days or more past due and still
     accruing interest                                 517      925
                                                    ======   ======

Nonperforming loans as a % of total loans             2.01%    1.73%

Nonperforming assets as a % of total loans and
     other real estate                                2.95%    2.12%

Allowance for possible loan losses as a % of
     nonperforming loans                             66.34%   78.13%

Allowance for possible loan losses as a % of
     nonperforming assets                            44.25%   63.64%


     In addition to the nonaccrual loans included in nonperforming assets, the Bank had approximately $5,358,000 of performing loans that were classified as of March 31, 1997. Classified loans are credits, identified internally by management or through the regulatory examination process, which have a higher degree of risk than other performing loans in the portfolio.

  LOAN PORTFOLIO DISTRIBUTION AND ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES. The following table shows the amounts of loans outstanding and the allowance for possible loan losses according to type of loan for each of the periods indicated:



                                                     March 31
                                       ------------------------------------
                                             1997               1996
                                       -----------------  -----------------
(Dollars in thousands)                 Amount   Percent   Amount   Percent
                                       -------  --------  -------  --------

Loans:
 Commercial                            $16,027    18.84%  $15,359    18.79%
 Agricultural                            8,858    10.41%    9,478    11.59%
 Real estate-residential                25,785    30.30%   25,109    30.71%
 Real estate-commercial                 18,036    21.20%   16,714    20.44%
 Consumer                               16,385    19.26%   15,093    18.46%
 Loans net of unearned income           85,091   100.00%   81,753   100.00%

  Total                                $85,091   100.00%  $81,753   100.00%
                                       =======   ======   =======   ======

Allowance for possible loan losses:
 Commercial                            $   227    20.00%  $   222    20.00%
 Agricultural                              148    13.00%      155    14.00%
 Real estate-residential                   330    29.00%      332    30.00%
 Real estate-commercial                    296    26.00%      288    26.00%
 Consumer                                  114    10.00%      100     9.00%
 General Reserve                            22     1.93%       11     1.00%

  Total                                $ 1,137   100.00%  $ 1,108   100.00%
                                       =======   ======   =======   ======

     LOAN MATURITY DATA. The tables below show the amounts due on loans, classified according to the sensitivity to the changes in fixed and floating interest rates.

                                                  March 31, 1997
                                         --------------------------------
                                          Due     Due After 1
                                         Within   But Within   Due After
(Dollars in thousands)                   1 Year    5 Years      5 Years      Total
                                         -------  ----------  -----------  ---------

Sensitivity of loans to changes in
interest rates:
Fixed Interest Rate:
 Commercial, Financial & Agricultural    $18,516     $ 5,189       $  493    $24,198
 Real Estate Construction                 16,600       4,652          442     21,694
 Real Estate Mortgage                     18,516       5,189          493     24,198
 Installment Loans                        10,215       2,863          272     13,350
                                         -------     -------       ------    -------

 Total                                   $63,847     $17,893       $1,700    $83,440

Floating or Adjustable Interest Rate:
 Commercial, Financial & Agricultural    $   109     $   758       $  784    $ 1,651
 Real Estate Construction
 Real Estate Mortgage
 Installment Loans
                                         -------     -------       ------    -------
 Total                                   $   109     $   758       $  784    $ 1,651

TOTAL LOANS                              $63,956     $18,651       $2,484    $85,091
                                         =======     =======       ======    =======




                                                  March 31, 1997
                                         --------------------------------
                                         Due      Due After 1
                                         Within   But Within   Due After
(Dollars in thousands)                   1 Year    5 Years      5 Years      Total
                                         -------  ----------  -----------  ---------
Sensitivity of loans to changes in
interest rates:

Fixed Interest rate                      $63,847     $17,893       $1,700    $83,440
Floating or adjustable interest rate         109         758          784      1,651
                                         -------     -------       ------    -------

 Total                                   $63,956     $18,651       $2,484    $85,091
                                         =======     =======       ======    =======

  SUMMARY OF LOAN LOSS EXPERIENCE. The loan loss experience for the periods indicated is summarized in the following table:


                                                           March 31,
(Dollars in thousands)                                  1997       1996
                                                       -------  ----------

Balance at beginning of year                           $1,066      $  944

Loans charged off
   Commercial                                              (1)        (33)
   Agricultural                                            (0)         (0)
   Real estate-residential                                (10)         (0)
   Real estate-commercial                                  (0)         (0)
   Consumer                                               (21)         (8)

     Total charge-offs                                    (32)        (41)

Recoveries on loans previously charged off
   Commercial                                               2           0
   Agricultural                                             0           0
   Real estate-residential                                  1           0
   Real estate-commercial                                   0           0
   Consumer                                                10           5
     Total recoveries                                      13           5

Net loans charged-off                                     (19)        (36)
Additions charged to operations                            90         150

Balance at end of year                                 $1,137      $1,108

Ratio of net charge-offs (recoveries) during period
   to outstanding average loans                          0.02%       0.04%




     DEPOSITS. Total deposits at March 31, 1997 were $129,714,000, up .54% from the level of $129,017,000 posted at March 31, 1996.

     Time certificates of deposits of $100,000 or more were $25,766,000 at March 31, 1997. These deposits consist primarily of public fund time deposits that are fully secured and deposits from local customers with which the Bank has other banking relationships. Although time deposits of $100,000 or more can exhibit greater volatility to changes in interest rates and other factors than do core deposits, management believes that due to the nature of the deposits of this type, any volatility experienced could be adequately met with alternate funding sources. The Bank had no brokered deposits at March 31, 1997.

   DEPOSIT AVERAGE BALANCES AND RATES. The following table indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated:



                                      Quarter Ending March 31,
                                      1997                1996
                               ------------------  ------------------
(Dollars in thousands)          Amount     Rate     Amount     Rate
                               --------  --------  --------  --------

Noninterest-bearing demand     $ 16,800            $ 16,077
Savings deposits                  5,313     2.93%     4,987     2.97%
Interest-bearing demand          31,910     2.53%    33,637     2.44%
Time deposits                    75,691     5.29%    74,316     5.56%
                               --------            --------

Total deposits                 $129,714            $129,017
                               ========            ========


     MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE. The maturities of time deposits of $100,000 or more are summarized for March 31, 1997 in the table below:



(Dollars in thousands)           March 31, 1997
                                 --------------

     3 months or less                $ 9,147
     3 months to 6 months              8,997
     6 months to 12 months             5,682
     Over 12 months                    2,577
                                     -------
     Total                           $26,403
                                     =======

   CAPITAL RESOURCES OF THE BANK. The Bank is required to comply with the risk-based capital guidelines adopted by the Board of Governors of the Federal Reserve System. Those guidelines apply weighting factors that vary according to the level of risk associated with each asset category. The information below summarizes the Bank's risk-based capital and leverage ratios for March 31, 1997 and 1996. The Bank exceeds all minimum capital ratios.


                                                    Bank's
                                                   Specific
                                March 31           Minimum
                          --------------------      Ratio
(Dollars in thousands)      1997       1996     Requirements
                          ---------  ---------  -------------

 Tier 1 Capital              29.29%     28.95%      10.00%
 Total Capital               30.51%     30.20%      10.00%
 Leverage Ratio              17.47%     17.30%      None


     LIQUIDITY. Liquidity is the ability of the Bank to fund the needs of its borrowers, depositors and creditors. The Bank's liquidity sources, including cash flows from sales, maturities, and paydowns of loans and investment securities, federal funds purchased, and a base of core deposits, are considered by management to be adequate to meet liquidity needs for normal operations.

     As shown in the accompanying March 31, 1997 statement of cash flow, cash and cash equivalents increased by $4,748,000 during the first quarter of 1997. Cash and cash equivalents were generated primarily by an increase in deposits of $5,229,000. In addition, operating activities used net cash of $575,000. Offsetting these increases were net purchases of investment securities in the amount of $260,000 and a net increase in loans of $55,000.

                           SUPERVISION AND REGULATION

  The Company will be subject to substantial regulation as a bank holding company, and the Bank is currently subject to substantial regulation. The following summaries of statutes and regulations affecting bank holding companies and banks do not purport to be complete. Such summaries are qualified in their entirety by reference to such statutes and regulations.

SUPERVISION AND REGULATION OF THE COMPANY

  The Company will be a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Act"). As a bank holding company, the Company will be subject to supervision and regulation by the Federal Reserve Board under the Act. The Federal Reserve Board may make examinations of the Company and each of its subsidiaries. Bank holding companies are required by the Act to obtain approval from the Federal Reserve Board prior to acquiring, directly or indirectly, ownership or control of more than 5% of the voting shares of a bank.

  The Act also prohibits bank holding companies, with certain exceptions, from acquiring more than 5% of the voting securities of any company that is not a bank, or, without approval from the Federal Reserve Board, from engaging in any activity other than an activity closely related to banking (as determined by the Federal Reserve Board) or managing or controlling banks and other subsidiaries. The Federal Reserve Board may differentiate between activities that are initiated de novo by a bank holding company or a subsidiary and activities commenced by acquisition of a going concern. The Company has no present intention to engage in non-banking activities.

  As a bank holding company, the Company will be subject to capital adequacy guidelines as established by the Federal Reserve Board to assist it in the assessment of a bank holding company's capital adequacy. The Federal Reserve Board established risk based capital guidelines for bank holding companies effective March 15, 1989. Beginning on December 31, 1992, the minimum required ratio for qualifying total capital to risk weighted assets became 8 percent (of which at least 4 percent must consist of Tier 1 capital). Tier 1 capital (as defined in regulations of the Board) consists of common shareholders' equity and qualifying preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets required to be deducted under the Federal Reserve Board's guidelines. The Federal Reserve Board's guidelines apply on a consolidated basis to bank holding companies with total consolidated assets of $150 million or more. These guidelines will apply to the Company if the Reorganization is consummated. The Federal Reserve Board has stated that these risk based capital guidelines merely establish minimum supervisory standards and that bank holding companies generally are expected to operate with capital positions well above the minimum standards commensurate with the level and nature of all the risks to which they are exposed. See "Financial Statements."

  Bank holding companies may be compelled by bank regulatory authorities to invest additional capital into a subsidiary bank if the subsidiary bank experiences either significant loan losses or rapid growth of loans or deposits. In addition, the Company may be required to provide additional capital to any additional banks it acquires as a condition to obtaining the approvals and consents of regulatory authorities in connection with such acquisitions.

  Upon consummation of the Reorganization, the Company will be an "affiliate" of the Bank within the meaning of the Federal Reserve Act, which imposes certain restrictions on transactions between the Company and the Bank, including restrictions on loans to the Company by the Bank, investments by the Bank in securities of the Company and on the use of such securities as collateral security for loans by the Bank to any borrower. The Federal Reserve Act will limit the transfer of funds by the Bank to the Company and its non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company or any non-banking subsidiary of the Company are limited in amount to 10% of the Bank's capital and surplus and, with respect to the Company and all such non-banking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus.

  The Company is a legal entity separate and distinct from the Bank. In contrast to Bank Common Stock, the offer and sale of Company Common Stock may be subject to the registration requirements of the Securities Act of 1933.

SUPERVISION AND REGULATION OF THE BANK

  As a national bank, the Bank is subject to supervision and regular examination by the Comptroller. Such examinations, however, are for the protection of the Bank Insurance Fund ("BIF") and, indirectly to a degree, for depositors, and not for the protection of investors and shareholders. Pursuant to the terms of the Federal Deposit Insurance Act (the "FDIA"), the deposits of the Bank are insured through the BIF of the FDIC. Accordingly, the Bank is subject to regulation by the FDIC and is also subject to the Federal Reserve Board's requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered.

  In 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), which, among other things, substantially revised the depository institution regulatory and funding provisions of the FDIA. FDICIA also expanded the regulatory and enforcement powers of bank regulatory agencies. Most significantly, FDICIA mandates annual examinations of banks by their primary regulators and requires the federal banking agencies to take prompt "corrective action" whenever financial institutions do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capitalization status will depend on how well its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. As of March 31, 1997, the Bank maintained a capital level which qualified it as being "well capitalized" under such regulations.

  FDICIA also prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized."

  The banking industry is affected by the policies of the FRB. An important function of the FRB is to regulate the national supply of bank credit to moderate recessions and to curb inflation. Among the instruments of monetary policy used by the FRB to implement its objectives are: open-market operations in U.S. Government securities, changes in the discount rate on bank borrowings and changes in reserve requirements on bank deposits.

INTERSTATE BANKING AND BRANCHING LEGISLATION

  FEDERAL LAW. In 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), which affected the interstate banking and branching abilities of bank holding companies and banks.

  Beginning June 1, 1997, Riegle-Neal authorizes a national bank domiciled in one state to establish branches in any other state as long as neither state has opted out of interstate branching between the date of enactment of Riegle-Neal and May 31, 1997. Riegle-Neal, however, does allow states to preserve certain restrictions on the entry of out-of-state banks. Under Riegle-Neal, once a bank has established a branch in another state, it may exercise the same rights in that state as national and state banks enjoy in that state, including the ability to branch intra-state. Riegle-Neal provides that states may opt in to interstate branching prior to June 1, 1997.

  Riegle-Neal also permits states to allow banks to enter the state by establishing a de novo branch in that state. In order to allow de novo entry into a state, that state must expressly provide for de novo branching. Once a bank has established a branch in a host state through de novo branching, it may exercise the same rights in that state as national and state banks enjoy, including the ability to branch intra-state. If a state opts out of interstate branching, no bank domiciled in that state may establish branches in other states, and no bank domiciled in another state may establish branches in that state.

  MISSISSIPPI LAW. On March 29, 1996, the Governor of Mississippi signed into law a bill in which Mississippi elected to opt in to interstate branching, effective May 1, 1997. As enacted, the bill (1) allows all Mississippi banks to establish branches in other states pursuant to the entry rules in the potential host states, and (2) allows out-of-state banks to establish branches in Mississippi pursuant to Mississippi's entry rules. The bill as enacted, however, does not authorize de novo branching into Mississippi. An out-of-state bank can establish branches in Mississippi only by (1) merging with a Mississippi domiciled bank, (2) buying all of the assets of a Mississippi domiciled bank, or (3) buying all of the assets in Mississippi of an out-of-state bank which has branches in Mississippi. All interstate branching transactions require appropriate regulatory approval.

  CONSEQUENCE OF INCREASED INTERSTATE ACTIVITY. Because of the increasing liberalization of the laws and regulations affecting the conduct of interstate banking activities, it is anticipated that competition in the Bank's geographical market area will increase. If large, regional bank holding companies acquire branches in the Bank's market area, they may offer a wider range of services than are currently offered by the Bank. In addition, some of these competitors may be more highly capitalized than the Bank and the Company.

  FURTHER CHANGES IN REGULATORY REQUIREMENTS. The United States Congress and the Mississippi legislature have periodically considered and adopted legislation that has resulted in deregulation of, among other matters, banks and other financial institutions, or adversely affected the profitability of the banking industry. Future legislation could further modify or eliminate geographic restrictions on banks and bank holding companies and current prohibitions with other financial institutions, including mutual funds, securities brokerage firms, insurance companies, banks from other states and investment banking firms. The effect of any such legislation on the business of the Company or the Bank cannot be accurately predicted. The Company also cannot predict what legislation might be enacted or what other implementing regulations might be adopted, and if enacted or adopted, the effect thereof.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to (i) the directors and executive officers of the Bank as of March 31, 1997 and (ii) the proposed directors and executive officers of the Company upon consummation of the Reorganization:


                                          Position(s) with the Company
             Name               Age               and the Bank
------------------------------  ---       ----------------------------

William W. Anderson              50              Vice President
Anna M. Berryhill                67                 Director
Richard Frazier                  47              Vice President
Buddy R. Montgomery              55           Director and President
Larry Russell                    54          Director, Executive Vice
                                              President and Secretary
Michael Simon                    49                 Director
Charles D. Thomas                60                 Director
J. Lowell Whitworth              82                 Director


          It is expected that the individuals listed above as directors of the Bank will be the directors of the Company upon consummation of the Reorganization. The Board of Directors of the Company upon consummation of the Reorganization shall serve until the first annual meeting of the shareholders of the Company in 1998, or until their successors are elected and qualified.

          If the Reorganization is completed, the members of the Board of Directors of the Bank will be elected annually by the Company as the sole shareholder of the Bank.

          The business experience of each of the proposed directors and executive officers of the Company is set forth below.

          William W. Anderson is a Vice President of the Bank, specializing in consumer lending. Mr. Anderson has worked at the Bank since 1989, initially serving as a loan collector and then as a loan officer, before being promoted to his current position.

          Anna M. Berryhill is retired. Previously she was a schoolteacher in Pontotoc County for more than twelve years. Ms. Berryhill is a director and the treasurer of the Tombigbee River Valley Water Management District. She has served as a director of the Bank since 1994.



          Richard Frazier has been Vice President and Assistant Loan Administrator of the Bank since 1992. Mr. Frazier has worked in the banking industry since 1973. Mr. Frazier was a Senior Vice President and Executive Officer at Peoples Bank & Trust Company in Pontotoc, Mississippi from 1979 until 1992, when he came to work for the Bank in his present capacities.

          Buddy R. Montgomery has been the President of the Bank since 1993. Mr. Montgomery has worked in various capacities for the Bank since 1963, including as its Senior Vice President and Cashier from 1977 to 1993. Mr. Montgomery has served on the Board of the Directors of the Bank since 1969 and was its Secretary from 1977 to 1995. Mr. Montgomery also serves as a Member of the Economic and Community Development Committee of the Pontotoc County Chamber of Commerce.

          Larry Russell currently serves as the Bank's Executive Vice President and Loan Administrator, positions he has held since 1993. He has also served as Secretary to the Bank's Board of Directors since 1995. Mr. Russell has been employed by the Bank since 1964 and has served it in many capacities including loan teller, loan officer and Senior Vice President. Mr. Russell has served on the Board of Directors of the Bank since 1972.

          Michael Simon is the President and majority shareholder of Simon, Inc., which is Pontotoc, Mississippi's largest department store. Mr. Simon has served on the Board of Directors of the Bank since 1975.

          Charles D. Thomas is a judge for the First Chancery Court District in Pontotoc, Mississippi. Prior to his judicial appointment, Chancellor Thomas was in the private practice of law for over twenty years. Chancellor Thomas has served on the Board of Directors of the Bank since 1983.

          J. Lowell Whitworth is retired. Previously, Mr. Whitworth was the owner and operator of a local pharmacy in Pontotoc, Mississippi. Mr. Whitworth currently serves on three Board Committees, the Executive Committee, the Loan Review Committee and the Audit Committee. He is Chairman of the Audit Committee. Mr. Whitworth has served as a director of the Bank since 1972.


                           SUMMARY COMPENSATION TABLE


                                  ANNUAL COMPENSATION                                         LONG TERM COMPENSATION
                      --------------------------------------------                            -----------------------
                                                                                    AWARDS                 PAYOUTS
                                                                                  ----------            -------------

                                                                     RESTRICTED   SECURITIES    LTIP      ALL OTHER
NAME AND PRINCIPAL                                    OTHER ANNUAL     STOCK      UNDERLYING   PAYOUT   COMPENSATION
POSITION              YEAR   SALARY ($)   BONUS ($)   COMPENSATION  AWARD(S) ($)   OPTIONS      ($)       ($)/(1)/
--------------------  ----  ------------  ----------  ------------  ------------  ----------  --------  -------------
Buddy Montgomery,     1996  $112,400.00   $9,016.00        0                N/A        0         0         $10,672.00
 President & CEO      1995   105,200.00      600.00        0                N/A        0         0          10,614.00
                      1994    98,856.00      600.00        0                N/A        0         0          11,426.00

Larry Russell,        1996  $105,016.00   $8,462.00        0                N/A        0         0         $ 9,974.00
 Executive Vice       1995    98,280.00      600.00        0                N/A        0         0           9,919.00
 President            1994    92,484.00      600.00        0                N/A        0         0          11,062.00

-------------------------

/(1)/ These amounts represent the Bank's estimated annual contribution on behalf of the named executives pursuant to the First National Bank of Pontotoc Employees' Profit Sharing Plan.

EMPLOYMENT AGREEMENTS

          Effective November 20, 1996, the Bank entered into agreements with Buddy R. Montgomery and Larry Russell. Pursuant to the terms of their individual agreements, Messrs. Montgomery and Russell are entitled to, among other things, 300% of their "annual salaries" (as defined in the agreements) if, during the "covered period" (as defined in the agreements to be the one-year period preceding through the five-year period following a change-in-control), either is terminated without cause or resigns following a change in his duties in connection with a change in control of the Bank. See "Recent Developments."

COMPENSATION OF DIRECTORS

          All directors, other than Messrs. Montgomery and Russell, receive a monthly fee of $400. Mr. Whitworth receives an additional $300 per month for serving on the Executive Committee. During 1996, each director attended at least 75% of the meetings of the Board and of the committees on which he or she served.

LIMITATION ON DIRECTORS' LIABILITY

          The Company's Articles of Incorporation and Bylaws provide that, pursuant to section 2.02(b)(4) of the MBCA, the directors of the Company shall not be liable to the Company or to the shareholders of the Company for money damages for any action taken, or any failure to take action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Company or its shareholders; (c) a violation of section 8.33 of the MBCA (dealing with liability of a director who votes for or assents to an excessive distribution made in violation of the Company's Articles or provisions of
Section 6.40 of the MBCA); or (d) an intentional violation of criminal law by the director.

INDEMNIFICATION

          The Company's Articles of Incorporation and Bylaws authorize the Company to purchase insurance to cover any liability asserted against a person serving as a director, officer, employee or agent of the Company when such liability is incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company's Articles of Incorporation, Bylaws or Mississippi law. If the insurance purchased by the Company does not fully cover the liabilities and reasonable expenses of such person, then the Articles of Incorporation and Bylaws provide that such person shall be indemnified against such liabilities and reasonable expenses, including attorney's fees, incurred, by such person; provided, no such indemnification is allowed if such person is found: (a) to have received a financial benefit to which he or she is not entitled; (b) to have intentionally inflicted harm on the Company or its shareholders; (c) to have violated Section 8.33 of the MBCA by voting for or assenting to the making of an excessive distribution to shareholders in violation of the MBCA; or (d) to have intentionally violated criminal law.

          Unless otherwise ordered by a court, no indemnification shall be made to any such person in respect to any claim, judgment, amount paid in settlement, issue, fine, matter, or attorneys' fee in connection with: (a) a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the standard of conduct described in the Bylaws allowing indemnification to be made; or (b) any proceeding with respect to conduct for which such person was adjudged liable on the basis that such person received a financial benefit to which he was not entitled, whether or not involving action in such person's official capacity. Notwithstanding anything to the contrary in the Articles of Incorporation or Bylaws, the Company is required to indemnify any such person seeking indemnification who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because such person was a director, officer, employee or agent of the Company, against reasonable expenses incurred by such person in connection with the proceeding.

          The Company is also required to advance funds to pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding if (a) such person furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct described in the Bylaws, or that the proceeding involves conduct for which liability of directors to the Company or its shareholders has been eliminated by a provision of the Articles of Incorporation or Bylaws of the Company pursuant to section 2.02(b)(4) of the MBCA; and (b) such person furnishes the Company a written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification or if there is a subsequent determination in the proceeding that his or her conduct was not the type of conduct eliminated from liability in the Articles of Incorporation under section 2.02(b)(4) of the MBCA.

          The discussion herein with respect to indemnification of directors, officers, employees or agents of the Company is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, which are attached hereto as appendices A and B respectively, and to applicable provisions of the MBCA.


             BENEFICIAL OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                     AND PRINCIPAL SHAREHOLDERS OF THE BANK

          The following table sets forth certain information regarding the shares of the Bank Common Stock owned as of March 31, 1997 (i) by each person who beneficially owns more than 5% of the shares of Bank Common Stock, (ii) by each of the Bank's executive officers and directors, and (iii) by all directors and executive officers as a group.

                                    Number of Shares
                                      Beneficially    Percentage
Name and Address                         Owned         Ownership
----------------                         -----         ---------

Pontotoc Bancshares Corp./(1)/             6,557           19.87%

William W. Anderson
1737 Clark Street                            100               *
Pontotoc, Mississippi  38863

Anna M. Berryhill                          5,145           15.59%
175 Cedar Creek Drive
Pontotoc, Mississippi  38863

Richard Frazier                                0               *
302 South Main Street
Pontotoc, Mississippi  38863


                                    Number of Shares
                                      Beneficially    Percentage
Name and Address                         Owned         Ownership
----------------                         -----         ---------
Buddy R. Montgomery/(2)/                     195               *
380 Northridge Drive
Pontotoc, Mississippi  38863

Larry Russell                                210               *
9672 Highway 9 South
Pontotoc, Mississippi  38863

Michael Simon/(3)/                         1,553            4.71%
P. O. Box 239
Pontotoc, Mississippi  38863

Charles D. Thomas                            386            1.17%
2507 Highway 6 East
Pontotoc, Mississippi  38863

J. Lowell Whitworth                          734            2.22%
108 West Oxford Street
Pontotoc, Mississippi  38863

Louise M. Wilson                           2,145            6.50%
P. O. Box 1200, Suite 261
Humble, Texas  77347

Directors and executive officers         _______          ______
as a group (8 persons)                    14,880           45.09%





_________________________

/*/ Less than one (1%) percent.

/(1)/ See "Recent Developments."

/(2)/ Does not include 6,557 shares owned by the Company which are beneficially owned by Mr. Montgomery as the sole shareholder of the Company.




/(3)/ Of the shares shown, 291 shares are held of record by Simon, Inc., of which Mr. Simon is the President and majority shareholder, and 112 shares are held of record by members of Mr. Simon's immediate family.


                                 LEGAL MATTERS

          The legality of the shares of common stock of the Company to be issued in the Reorganization and certain other legal matters in connection with the Reorganization will be passed upon by Phelps Dunbar, L.L.P., One Mississippi Plaza, Tupelo, Mississippi 38801-1220.


                             SHAREHOLDER PROPOSALS

          Shareholders of the Company may submit a proposal for action at any meeting of Company shareholders, including the nomination of directors, if certain conditions are met. See

"Comparative Rights of Shareholders of the Bank and the Company - Shareholder Proposals." The first annual meeting of the Company's shareholders will be held in 1998. At this time, the date by which shareholder proposals must be submitted for consideration at such meeting cannot be determined.


                                 OTHER MATTERS

          Management knows of no other matters that may be brought before the meeting. However, if any matter other than the proposed Reorganization or matters incident thereto should come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their judgment on such matters.

                              FIRST NATIONAL BANK

                             Pontotoc, Mississippi

                               December 31, 1996

                                    -ooOoo-

                                    CONTENTS

                                                                  PAGE
INDEPENDENT AUDITOR'S REPORT....................................  F-3


FINANCIAL STATEMENTS OF FIRST NATIONAL BANK:

  BALANCE SHEETS................................................  F-4
  STATEMENTS OF INCOME..........................................  F-5
  STATEMENTS OF STOCKHOLDERS' EQUITY............................  F-6
  STATEMENTS OF CASH FLOWS......................................  F-7
  NOTES TO FINANCIAL STATEMENTS.................................  F-8


REPORT ON ADDITIONAL INFORMATION................................ F-20

PRO FORMA FINANCIAL STATEMENTS OF PONTOTOC BANCSHARES
  CORP:

  PRO FORMA CONSOLIDATING BALANCE SHEET......................... F-21
  PRO FORMA CONSOLIDATING INCOME STATEMENT...................... F-22
  NOTES TO PRO FORMA FINANCIAL STATEMENTS....................... F-23

                                    -ooOoo-

                          INDEPENDENT AUDITOR'S REPORT



To the Shareholders and Directors
First National Bank
Pontotoc, Mississippi

          We have audited the accompanying balance sheets of the First National Bank as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity, and cash flows for the years then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

          In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the First National Bank as of December 31, 1996 and 1995, and the results of operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ NAIL MCKINNY PA


New Albany, Mississippi
April 9, 1997

                                BALANCE SHEETS
                              FIRST NATIONAL BANK
                          December 31, 1996 and 1995


                                                                                 1996      1995
                                                                               --------  --------
ASSETS                                                                           (in thousands)
  Cash and due from banks                                                      $  4,683  $  3,811
  Investment securities - available-for-sale (at market value)                   17,053    18,812
  Investment securities - held-to-maturity (at cost)                             34,013    33,052
  Federal funds sold                                                              8,000     7,100
  Loans receivable, net of allowance for loan losses
    of $1,066 in 1996 and $994 in 1995                                           83,668    79,453
  Premises and equipment, net                                                     1,675     1,202
  Intangibles                                                                       432       467
  Deferred tax asset                                                                552       489
  Other assets                                                                    3,213     2,720
                                                                               --------  --------
      Total assets                                                             $153,289  $147,106
                                                                               ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                                       $ 16,691  $ 15,589
    Interest bearing                                                            107,794   105,395
                                                                               --------  --------
      Total deposits                                                            124,485   120,984
  Accrued interest and other liabilities                                          1,993       999
                                                                               --------  --------
      Total liabilities                                                         126,478   121,983
                                                                               --------  --------

  Stockholders' equity:
    Common stock $10 par value,
      33,000 shares authorized and issued                                           330       330
    Surplus                                                                      21,000    21,000
    Undivided profits                                                             5,783     4,093
    Unrealized loss on securities available-for-sale                               (302)     (300)
                                                                               --------  --------
      Total stockholders' equity                                                 26,811    25,123
                                                                               --------  --------
        Total liabilities and stockholders' equity                             $153,289  $147,106
                                                                               ========  ========




________________________________________
The Notes to Financial Statements are an integral part of these statements.

                             STATEMENTS OF INCOME
                              FIRST NATIONAL BANK
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                      1996               1995
                                                                    --------           --------
INTEREST REVENUE                                             (in thousands except per share amounts)
  Interest and fees on loans                                         $ 8,167             $ 7,289
  Interest on investment securities                                    3,058               3,182
  Interest on federal funds sold                                         456                 179
                                                                     -------             -------
      Total interest revenue                                          11,681              10,650
                                                                     -------             -------
INTEREST EXPENSE
  Interest on deposits                                                 4,962               4,538
  Other interest                                                           -                  11
                                                                     -------             -------
      Total interest expense                                           4,962               4,549
                                                                     -------             -------

  Net interest revenue                                                 6,719               6,101
  Provision for loan losses                                             (420)               (714)
                                                                     -------             -------
      Net interest revenue after
        provision for loan losses                                      6,299               5,387
                                                                     -------             -------
OTHER REVENUE
  Service fees                                                         1,005               1,060
  Other                                                                   95                  20
  Loss from sale of investment securities, other real
      estate, and other foreclosed assets                               (180)               (112)
                                                                     -------             -------
                                                                         920                 968
                                                                     -------             -------
OTHER EXPENSE
  Salaries and employee benefits                                       1,782               1,667
  Occupancy expense, net of rental
    income                                                               316                 308
  Other expenses                                                       1,296               1,067
                                                                     -------             -------
      Total other expense                                              3,394               3,042
                                                                     -------             -------
        Income before income taxes                                     3,825               3,313
  Provision for income taxes                                           1,146                 873
                                                                     -------             -------
          Net income                                                 $ 2,679             $ 2,440
                                                                     =======             =======
  Earnings per share                                                 $ 81.19             $ 73.95
                                                                     =======             =======



________________________________________
The Notes to Financial Statements are an integral part of these statements.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                              FIRST NATIONAL BANK
                    YEARS ENDED DECEMBER 31, 1996 AND 1995




                                                                   UNREALIZED
                                  COMMON                           GAIN (LOSS)
                                  STOCK                            SECURITIES
                            -----------------           UNDIVIDED   AVAILABLE-
                            SHARES  PAR VALUE  SURPLUS   PROFITS     FOR-SALE   TOTALS
                            ------  ---------  -------  ---------   ----------  ------
                                                 (in thousands)
Balance, January 1,
  1995                          33   $    330  $19,500   $  3,681    $ (2,145)  $ 21,366

  Net income                                                2,440                  2,440

  Cash dividend
    $16 per share                                            (528)                  (528)

  Unrealized gain (loss)
    on marketable
    equity securities                                                   1,845      1,845

  Transfer to
    surplus                                      1,500     (1,500)
                            ------   --------  -------   --------    --------   --------

Balance, December 31,
  1995                          33        330   21,000      4,093        (300)    25,123

  Net income                                                2,679                  2,679

  Cash dividend
    $30 per share                                            (989)                  (989)

  Unrealized gain (loss)
    on marketable
    equity securities                                                      (2)        (2)
                            ------   --------  -------   --------    --------   --------

Balance, December 31,
   1996                         33   $    330  $21,000   $  5,783    $   (302)  $ 26,811
                            ======   ========  =======   ========    ========   ========



__________________________________________
The Notes to Financial Statements are an integral part of these statements.

                           STATEMENTS OF CASH FLOWS
                              FIRST NATIONAL BANK
                    YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                 1996          1995
                                                                                               ---------     --------
OPERATING ACTIVITIES                                                                               (in thousands)
 Net income                                                                                    $  2,679      $  2,440
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                                                                    188           225
   Provision for loan losses                                                                        420           714
   Provision for deferred income taxes                                                              (27)          119
   Loss on sale of securities, other real
    estate, and other foreclosed assets                                                             180           112
   Increase in interest receivable and other assets                                                 (26)         (889)
   Increase (decrease) in interest payable and other liabilities                                    (36)           60
                                                                                               --------      --------
    Net cash provided by operating
     activities                                                                                   3,378         2,781
                                                                                               --------      --------

INVESTING ACTIVITIES
 Purchases of held-to-maturity securities                                                        (8,208)      (22,179)
 Purchases of available-for-sale securities                                                      (4,982)       (2,506)
 Proceeds from maturities and calls of
  held-to-maturity securities                                                                     7,247        11,798
 Proceeds from dispositions of
  available-for-sale securities                                                                   6,746        16,236
 Net increase in loans                                                                           (4,635)       (9,547)
 Net (increase) decrease in federal funds sold                                                     (900)       (5,750)
 Purchases of premises and equipment                                                               (626)          (75)
 Net (increase) decrease in other real estate                                                      (649)         (190)
                                                                                               --------      --------
    Net cash used in investing activities                                                        (6,007)      (12,213)
                                                                                               --------      --------
FINANCING ACTIVITIES
 Net increase in deposits                                                                         3,501         9,793
 Cash dividends paid                                                                                  -          (528)
                                                                                               --------      --------
    Net cash provided by financing
     activities                                                                                   3,501         9,265
                                                                                               --------      --------
Increase (decrease) in cash and due from banks                                                      872          (167)
Cash and due from banks at beginning of year                                                      3,811         3,978
                                                                                               --------      --------
Cash and due from banks at end of year                                                         $  4,683      $  3,811
                                                                                               ========      ========
SUPPLEMENTAL CASH FLOWS INFORMATION
 Interest paid                                                                                 $  5,013      $  3,734
                                                                                               ========      ========
 Income taxes paid                                                                             $  1,203      $    765
                                                                                               ========      ========





_________________________________________
The Notes to Financial Statements are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS
                              FIRST NATIONAL BANK
                           DECEMBER 31, 1996 AND 1995


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

       Operating Environment
       ---------------------

          The Bank grants commercial, residential and consumer installment loans to its customers. Although the Bank has a diversified loan portfolio, the majority of its loan customers are located in Pontotoc County, Mississippi.

       Basis of Presentation
       ---------------------

          The Bank recognizes substantially all income and expense on the accrual method of accounting except certain minor sources of income which are recorded as received. These exceptions do not have a material affect on financial statement presentations.

       Use of Estimates
       ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could significantly differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

       Cash Equivalents
       ----------------

          For purpose of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, which are included in the balance sheet caption "Cash and due from banks."

       Investment Securities
       ---------------------

          Securities Held-to-Maturity:  Bonds, notes, and debentures for which
          ---------------------------
          the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.

          Securities Available-for-Sale:  Available-for-sale securities consist
          -----------------------------
          of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses. Premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

       Loans and Allowances for Loan Losses
       ------------------------------------

          Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

          In connection with management's evaluation of impairment of loans in conformity with SFAS No. 114 and SFAS No. 118, management aggregates smaller-balance homogeneous loans into large groups in order to collectively evaluate those groups for impairment. Aggregated loans include residential mortgage, consumer loans, and commercial loans with balances less than $50,000.

          The major risk classifications used to aggregate loans for application of SFAS No. 114 are as follows:

          a.   Unsecured commercial loans
          b.   Secured commercial loans
          c.   Unsecured consumer loans
          d.   Consumer loans secured by other than real estate
          e.   Consumer loans secured by residential real estate

          Non-accrual loans are loans that are 90 days or more past due, but it is probable that the Company will collect amounts due according to the contractual terms of the loan agreement. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company applies its normal loan review procedures in making that judgment. An insignificant delay is considered to be 60 days or less.

          Impaired loans, as defined above, are charged off to the extent that management believes that it is probable that the Company will not collect amounts due under the terms of the contract, either upon restructure of the debt, or upon liquidation of the collateral. Any amount due the Company after action has been taken to liquidate collateral, where applicable, is charged off after such liquidation. Loan impairments are based upon the present value of the expected future cash flows, discounted at the loan's effective interest rate, and the impact of SFAS No. 114 does not have a significant effect on the comparability of credit risk tables.

       Foreclosed Real Estate
       ----------------------

          Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell.

       Bank Premises and Equipment
       ---------------------------

          Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method and charged to operating expense over the estimated useful life of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

       Other Assets
       ------------

          In May 1994, the Bank acquired certain deposits of a savings and loan institution in the Bank's market area. To assume the deposits, the Bank paid a premium of $525,000 which is being amortized over 15 years and is carried net of accumulated amortization on the balance sheet.

          Included in investments on the balance sheet for 1996 is $490,000 and $640,000 of Federal Home Loan Bank and Federal Reserve stock, respectively, carried at cost. The aggregate cost of these investments at December 31, 1995 amounted to $959,000. The stock is required to be held by the Bank to secure any advances that become necessary for liquidity management.

       Income Taxes
       ------------

          The objective of accounting for income taxes is to recognize the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted laws. Income taxes currently payable are based on the taxable income for the year. A deferred tax asset or liability is calculated for tax consequences attributable to temporary differences between taxable income and financial accounting income. Temporary differences relate primarily to depreciation methods, accretion of discounts on investment securities and provision for loan losses.

       Fair Values of Financial Instruments
       ------------------------------------

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash and short-term investments:

          For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

       Investment securities:

          For securities held as investments, fair values are based on quoted market prices, if available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities.

       Loans receivable:

          Fair values of loans in the portfolio are estimated by discounting the future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for impaired loans are estimated using underlying collateral values, where applicable.

       Deposit liabilities:

          The fair values of demand deposits, savings accounts, and certain money market deposits are the amounts payable on demand at the reporting date (that is, their carrying amounts). The fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities .

       Accrued interest:

          The carrying amounts of accrued interest approximates their fair values.

NOTE 2.  INVESTMENT SECURITIES

          Amortized cost and approximate market values of investment securities are summarized as follows:

          Securities available-for-sale consist of the following:


                                                        1996
                                       --------------------------------------
                                                  GROSS UNREALIZED
                                       --------------------------------------
                                       AMORTIZED   (IN THOUSANDS)     FAIR
                                          COST     GAINS   LOSSES     VALUE
                                       ---------   ------  ------    --------
          U.S. Treasury Securities      $  2,240   $   20   $   3    $  2,257
          Obligations of other U.S.
           Government Agencies               750        1      10         741
          Obligations of state and
           political subdivisions              -        -       -           -
          Mortgage-backed securities      13,414        -     489      12,925
          Other securities                 1,130        -       -       1,130
                                        --------   ------   -----    --------
                                        $ 17,534   $   21   $ 502    $ 17,053
                                        ========   ======   =====    ========



                                                        1995
                                       --------------------------------------
                                                  GROSS UNREALIZED
                                       --------------------------------------
                                       AMORTIZED   (IN THOUSANDS)     FAIR
                                          COST     GAINS   LOSSES     VALUE
                                       ---------   ------  ------    --------

          U.S. Treasury Securities      $  3,006   $    -  $    3    $  3,003
          Obligations of other U.S.
           Government Agencies             1,699        -       7       1,692
          Obligations of state and
           political subdivisions              -        -       -           -
          Mortgage-backed securities      13,624              467      13,157
          Other securities                   960        -       -         960
                                        --------   ------   -----    --------
                                        $ 19,289   $    -   $ 477    $ 18,812
                                        ========   ======   =====    ========

          During 1995 the Financial Accounting Standards Board offered entities a one-time opportunity, which ended December 31, 1995, to reclassify their securities among the classes as required by SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." During this time, entities could move securities out of the held-to-maturity portfolio without tainting their other held-to-maturity securities. During December 1995, the Bank transferred securities with amortized cost of $5,371,299 from held-to-maturity to available-for-sale. The market value of the securities on that date was $5,478,512.

          Securities held-to-maturity consist of the following:


                                                        1996
                                       --------------------------------------
                                                  GROSS UNREALIZED
                                       --------------------------------------
                                                   (IN THOUSANDS)
                                       AMORTIZED                      FAIR
                                          COST     GAINS   LOSSES     VALUE
                                       ---------   ------  ------    --------
          Obligations of state and
           political subdivisions       $ 14,056   $  216   $  69    $ 14,203
          Mortgage-backed securities      19,957       24      60      19,921
                                        --------   ------   -----    --------
                                        $ 34,013   $  240   $ 129    $ 34,124
                                        ========   ======   =====    ========



                                                        1995
                                       --------------------------------------
                                                  GROSS UNREALIZED
                                       --------------------------------------
                                       AMORTIZED   (IN THOUSANDS)     FAIR
                                          COST     GAINS   LOSSES     VALUE
                                       ---------   ------  ------    --------

          Obligations of other U.S.
           Government Agencies          $  1,006   $   12   $   -    $  1,018
          Obligations of state and
           political subdivisions         12,812      122       -      12,934
          Mortgage-backed securities      19,234        -      51      19,183
                                        --------   ------   -----    --------
                                        $ 33,052   $  134   $  51    $ 33,135
                                        ========   ======   =====    ========


          Gross realized gains and gross realized losses on sales of available-for-sale securities were approximately $0 and $2,000, respectively, in 1996 and $171,000 and $283,000, respectively, in 1995. All dispositions of held-to-maturity securities were the result of calls or maturities of the respective securities.

          The amortized cost and estimated market value of investment securities at December 31, 1996 by contractual maturities, are shown below.
       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                                 (in thousands)
                                       --------------------------------------
                                        HELD-TO-MATURITY   AVAILABLE-FOR-SALE
                                       ------------------- -------------------
                                       AMORTIZED    FAIR   AMORTIZED   FAIR
          Amounts maturing in:            COST      VALUE    COST      VALUE
                                       ---------   ------- ---------  --------
          One year or less              $  3,020   $ 3,027   $ 1,883  $  1,883
          After one year through
           five years                     25,386    25,454     4,408     4,405
          After five years through
           ten years                       4,607     4,653       250       240
          After ten years                  1,000       990    10,993    10,525
                                        --------   -------   -------  --------
                                        $ 34,013   $34,124   $17,534  $ 17,053
                                        ========   =======   =======  ========


          For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

          Assets, principally securities, carried at approximately $19,627,000 at December 31, 1996 and $14,388,000 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3.  LOANS

       The components of loans included in the balance sheets are as follows:


                                          1996       1995
                                        --------   ---------
                                           (in thousands)
       Commercial                       $ 18,184   $  14,806
       Agricultural                        4,134       5,516
       Real estate:
         Residential                      36,561      24,603
         Commercial                       11,500      21,615
       Consumer Installment               14,355      13,907
                                        --------    --------
                                          84,734      80,447
       Allowance for loan losses          (1,066)       (994)
                                        --------    --------
         Loans, net                     $ 83,668    $ 79,453
                                        ========    ========

       Changes in the allowance for loan losses were as follows:


                                          1996       1995
                                        --------   ---------
                                           (in thousands)
       Balance, beginning of year       $    994   $   1,217

       Provision charged to operations       420         714
       Loans charged off                    (452)     (1,124)
       Recoveries                            104         187
                                        --------    --------
       Balance, end of year             $  1,066    $    994
                                        ========    ========

          The average investment in impaired loans for the years ending December 31, 1996 and 1995 amounted to $808,000 and $945,000, respectively.
       Interest income recognized on these loans amounted to $42,000 and $39,000 for December 31, 1996 and 1995, respectively. The total allowance for loan losses related to these loans was $203,000 on December 31, 1996, and $198,000 on December 31, 1995.

          Loans having carrying values of $800,000 and $336,000 were transferred to foreclosed real estate in 1996 and 1995, respectively.

NOTE 4.  BANK PREMISES AND EQUIPMENT

          The following is a summary of bank premises and equipment stated at cost:


                                          1996       1995
                                        --------   ---------
                                           (in thousands)
       Bank premises                    $  1,203   $   1,203
       Furniture, fixtures, and
        equipment                          2,021       1,620
                                        --------   ---------
                                           3,224       2,823

       Less: Accumulated depreciation
        and amortization                   1,774       1,621
                                        --------    --------
                                           1,450       1,202
       Add: Construction in progress         225           -
                                        --------    --------
                                        $  1,675    $  1,202
                                        ========    ========


          The Bank leases certain office equipment under terms of operating leases. Total rental expenses and minimum future payments required under the noncancellable leases are insignificant to the financial statements for 1996 and 1995.

NOTE 5.  DEPOSITS

          Total deposits consisted of the following at December 31:


                                          1996       1995
                                        --------   ---------
                                           (in thousands)
       Demand                           $ 16,982   $  15,590
       Savings                            19,515      19,335
       NOW                                13,772      12,774
       Certificates of deposit less
        than $100,000                     49,452      47,419
       Certificates of deposit more
        than $100,000                     24,764      25,866
                                        --------    --------
       Total deposits                   $124,485    $120,984
                                        ========    ========


          At December 31, 1996, the scheduled maturities of CDs are as follows:

                Year ending December 31,

                                          1997    $ 66,732
                                          1998       5,953
                                          1999         933
                                          2000         360
                                          2001         238
                                                  --------
                                                  $ 74,216
                                                  ========



NOTE 6.   INCOME TAXES

         The provision for income taxes consisted of the following:


                                          1996       1995
                                        --------   ---------
                                           (in thousands)

       Current                          $  1,172   $     754
       Deferred                              (26)        119
                                        --------    --------

       Total tax provision              $  1,146    $    873
                                        ========    ========

          The provision for income taxes differs from that computed by applying statutory rates to income before income taxes, as indicated in the following analysis:


                                                          1996       1995
                                                        --------   ---------
                                                           (in thousands)
       Expected tax provision at a 37.3% rate           $  1,427   $   1,235
       Effect of tax-exempt income                          (300)       (406)
       Other, net                                             19          44
                                                        --------    --------
                                                        $  1,146    $    873
                                                        ========    ========

          The temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows:


                                                          1996       1995
                                                        --------   ---------
                                                           (in thousands)
       Deferred tax assets:
        Allowance for loan losses                       $    398   $     370
        Unrealized losses on securities                      180         179
        Other                                                 47           3
                                                        --------    --------
            Total deferred tax assets                        625         552
                                                        --------    --------

       Deferred tax liabilities:
        Premises and equipment                                73          63
                                                        --------    --------
                                                              73          63
                                                        --------    --------

            Net deferred tax assets                     $    552    $    489
                                                        ========    ========


          The ultimate realization of deferred tax assets is dependent upon the generation of sufficient taxable income in the future periods in which the temporary differences become deductible for federal tax purposes. Management believes that based on performance in prior years and the likelihood of future taxable income, these assets are more likely than not to be realized.

NOTE 7.  RELATED PARTY TRANSACTIONS

          The Bank makes loans to its officers and directors as well as other related parties. Loans to directors require the approval of the Board of Directors with the interested party abstaining from voting. Loans to related parties amounted to approximately $185,000 and $244,000 at December 31, 1996 and 1995, respectively. During 1996, new loans to such related parties amounted to $31,000 and repayments amounted to $90,000.

NOTE 8.  PROFIT SHARING  PLAN

          The Bank has a contributory profit sharing plan. Employees with one year of service are eligible to participate. Participating employees are required to contribute 2% of their salaries each year. The Bank also makes discretionary contributions each year. The Bank contributed $160,000 and $125,000 in 1996 and 1995, respectively.

NOTE  9.  COMMITMENTS AND CONTINGENCIES

          In the normal course of business, the Bank has various outstanding commitments to extend credit and standby letters of credit which are not disclosed in the accompanying financial statements. In the opinion of management, no significant credit losses will result from these commitments. On December 31, 1996, the Bank had outstanding standby letters of credit of approximately $1,258,000 and commitments to extend credit under outstanding lines of credit of approximately $6,742,000. These commitments are collateralized in accordance with the Bank's lending policy.

NOTE 10.  DUE FROM BANKS

          The Company had funds on deposit with other banks at December 31, 1996 totaling $2,385,000 which were in excess of federal deposit insurance coverage.

NOTE 11.  FAIR VALUE OF FINANCIAL INVESTMENTS

          The estimated fair values of the Bank's financial instruments were as follows:


                                                1996               1995
                                       ------------------- -------------------
                                        CARRYING    FAIR    CARRYING   FAIR
                                         AMOUNT     VALUE    AMOUNT    VALUE
                                       ---------   ------- ---------  --------
                                                     (in thousands)
          Financial assets:
           Cash, due from banks         $  4,684   $  4,684  $  3,811 $  3,811
           Securities available-
            for-sale                      17,053     17,053    18,812   18,812
           Securities held-to-
            maturity                      34,013     34,124    33,052   33,135
           Federal funds sold              8,000      8,000     7,100    7,100
           Net loans                      83,668     84,098    79,453   79,453

          Financial liabilities:
           Deposits                      124,485    125,220   120,984  120,984
           Accrued interest and
            other liabilities              1,993      1,993       999      999



NOTE 12.  REGULATORY MATTERS

          The Bank is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

          As of December 31, 1996, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.



                                                                                  TO BE WELL
                                                                              CAPITALIZED UNDER
                                                              FOR CAPITAL     PROMPT CORRECTIVE
                                              ACTUAL       ADEQUACY PURPOSES  ACTION PROVISIONS
                                        -----------------  -----------------  ------------------
                                         AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT     RATIO
                                        --------  -------  --------  -------  --------   -------
          As of December 31, 1996
           Total Capital                $ 27,747    30.1%  $  7,379     8.0%   $ 9,211      * 10%
           (to Risk-Weighted Assets)

          Tier I Capital
           (to Risk-Weighted Assets)    $ 26,681    29.0%  $  3,684     4.0%   $ 5,527      *6.0%

          Tier I Capital
           (to Average Assets)          $ 26,681    17.6%  $  6,073     4.0%   $ 7,592      *5.0%

------------------
* Greater than

NOTE 13. SUBSEQUENT EVENTS

          Subsequent to December 31, 1996, a bank holding company, Pontotoc BancShares Corp., was formed for the purpose of purchasing approximately twenty percent of the outstanding shares of First National Bank stock and exchanging its common shares for the remaining outstanding common shares of the Bank. The purchase was financed through issuance of long-term debt from an unrelated financial institution amounting to $6,400,000. Incorporated in the loan agreement is a provision that restricts future dividend payouts to forty percent of net income.

          Expected additional capital outlays related to the construction of a branch bank amount to approximately $1,000,000 at December 31, 1996.

                          INDEPENDENT AUDITOR'S REPORT
                           ON ADDITIONAL INFORMATION

To the Shareholders and Directors
 of Pontotoc BancShares Corp.
Pontotoc, Mississippi

     Our report on our audit of the basic financial statements of First National Bank for 1996 and 1995 appears on page F-3. Those audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The pro forma balance sheet and pro forma income statement of Pontotoc BancShares Corp. and accompanying notes on pages F-21 through F-24 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements and, accordingly, we express no opinion on it.


/s/ NAIL MCKINNY PA

New Albany, Mississippi
April 9, 1997

                     PRO FORMA CONSOLIDATING BALANCE SHEET
                           PONTOTOC BANCSHARES CORP.
                               December 31, 1996


                                                                                                                   UNAUDITED
                                                                                                          --------------------------

                                                                                                                          PRO FORMA
                                                                                                 FIRST          *       CONSOLIDATED
                                                                                               NATIONAL     PRO FORMA      BALANCE
                                                                                                 BANK      ADJUSTMENTS      SHEET
                                                                                              ----------   -----------  ------------

ASSETS                                                                                                     (in thousands)
 Cash and due from banks                                                                       $  4,683             -      $  4,683
 Investment securities - available-for-sale (at market value)                                    17,053             -        17,053
 Investment securities - held-to-maturity (at cost)                                              34,013             -        34,013
 Federal funds sold                                                                               8,000             -         8,000
 Loans receivable, net of allowance for loan losses
  of $1,066 in 1996                                                                              83,668             -        83,668
 Premises and equipment, net                                                                      1,675             -         1,675
 Intangibles (Note A)                                                                               432         1,029         1,461
 Deferred tax asset                                                                                 552             -           552
 Other assets                                                                                     3,213             -         3,213
                                                                                               --------      --------      --------
   Total assets                                                                                $153,289      $  1,029      $154,318
                                                                                               ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
  Non-interest bearing                                                                         $ 16,691             -      $ 16,691
  Interest bearing                                                                              107,794             -       107,794
                                                                                               --------      --------      --------
   Total deposits                                                                               124,485             -       124,485
 Accrued interest and other liabilities                                                           1,993             -         1,993
 Long term debt (Note B)                                                                              -         6,356         6,356
                                                                                               --------      --------      --------
   Total liabilities                                                                            126,478         6,356       132,834
                                                                                               --------      --------      --------
 Stockholders' equity:
  Common stock $10 par value,
   33,000 shares authorized and issued (Note C)                                                     330          (330)            -
  Common stock no par value ($1 stated value), 3,000,000
   shares authorized, 264,430 shares issued (Note C)                                                              264           264
  Paid in capital (Note C)                                                                                     21,522        21,522
  Surplus (Note C)                                                                               21,000       (21,000)            -
  Undivided profits (Note C)                                                                      5,783        (5,783)            -
  Unrealized loss on securities available-for-sale (Note C)                                        (302)            -          (302)

                                                                                               --------      --------      --------
   Total stockholders' equity                                                                    26,811        (5,327)       21,484
                                                                                               --------      --------      --------
    Total liabilities and stockholders' equity                                                 $153,289      $  1,029      $154,318
                                                                                               ========      ========      ========


________________________________________________
The Notes to Pro Forma Financial Statements are an integral part of these statements.

* The only significant activity of Pontotoc BancShares Corporation has been the purchase of Bank shares, the result of which is reflected in the Pro Forma adjustments; therefore, separate holding company financial statements have not been presented.

                   PRO FORMA CONSOLIDATING INCOME STATEMENT
                           PONTOTOC BANCSHARES CORP.
                               December 31, 1996


                                                                                                                   UNAUDITED
                                                                                                          --------------------------

                                                                                                                          PRO FORMA
                                                                                                 FIRST          *       CONSOLIDATED
                                                                                               NATIONAL     PRO FORMA      INCOME
                                                                                                 BANK      ADJUSTMENTS    STATEMENT
                                                                                              ----------   -----------  ------------
INTEREST INCOME                                                                                (in thousands except per share data)
 Interest and fees on loans                                                                    $  8,167             -      $  8,167
 Interest on investment securities                                                                3,058             -         3,058
 Interest on federal funds sold                                                                     456             -           456
                                                                                               --------      --------      --------
   Total interest income                                                                         11,681             -        11,681
                                                                                               --------      --------      --------
INTEREST EXPENSE
 Interest on deposits                                                                             4,962             -         4,962
 Other interest (Note B)                                                                              -           525           525
                                                                                               --------      --------      --------
   Total interest expense                                                                         4,962           525         5,487
                                                                                               --------      --------      --------
 Net interest income                                                                              6,719          (525)        6,194
 Provision for loan losses                                                                         (420)            -          (420)
                                                                                               --------      --------      --------
   Net interest income after
    provision for loan losses                                                                     6,299          (525)        5,774
                                                                                               --------      --------      --------
OTHER INCOME
 Service fees                                                                                     1,005             -         1,005
 Other                                                                                               95             -            95
 Loss from sale of investment securities, other real
   estate, and other foreclosed assets                                                             (180)            -          (180)
                                                                                               --------      --------      --------
                                                                                                    920             -           920
                                                                                               --------      --------      --------
OTHER EXPENSE
 Salaries and employee benefits                                                                   1,782             -         1,782
 Occupancy expense, net of rental
  income                                                                                            316             -           316
 Other expenses (Note D)                                                                          1,296            69         1,365
                                                                                               --------      --------      --------
   Total other expense                                                                            3,394            69         3,463
                                                                                               --------      --------      --------
    Income before income taxes                                                                    3,825          (594)        3,231
 Provision for income taxes (Note E)                                                              1,146          (222)          924
                                                                                               --------      --------      --------
     Net income                                                                                $  2,679      $   (372)     $  2,307
                                                                                               ========      ========      ========

 Earnings per share                                                                               81.19                        8.72
                                                                                               ========                    ========


_________________________________________________________________________
The Notes to Pro Forma Financial Statements are an integral part of these statements.
* The only significant activity of Pontotoc BancShares Corporation has been the purchase of Bank shares, the result of which is reflected in the Pro Forma adjustments; therefore, separate holding company financial statements have not been presented.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                           PONTOTOC BANCSHARES CORP.
                                    12/31/96


     The pro forma financial statements are presented to give effect to the formation of Pontotoc BancShares Corp., a Mississippi bank holding company (the "Company"), the resulting purchase of 6,557 shares of First National Bank stock for approximately $6,356,000, and the exchange of its common shares for the remaining outstanding common shares of the Bank. The pro forma balance sheet is prepared as if the transactions occurred on December 31, 1996. The pro forma income statement is prepared as if the transactions occurred on January 1, 1996 to reflect the impact these transactions would have on earnings of the Bank.

     Explanations to the pro forma adjustments are as follows:

NOTE A.  GOODWILL

     The price of the shares purchased in excess of the book value of the shares represents goodwill which is recorded in the intangibles caption on the pro forma balance sheet.


     First National Bank Equity at 12/31/96             $26,811,000
     Total number of bank shares                             33,000
                                                        -----------
     Book value per share at 12/31/96                        812.45
     Total number of bank shares purchased                    6,557
                                                        -----------
     Book value of shares purchased                       5,327,235
     Less amount paid for purchased shares                6,356,580
                                                        -----------
     Goodwill                                           $ 1,029,345
                                                        ===========

NOTE B.  LONG TERM DEBT AND RELATED INTEREST EXPENSE

     In connection with the stock purchase described in Note A above, the Company incurred approximately $6,356,000 of long-term debt which provides for interest at the prime rate. This debt is collateralized by the shares purchased and is payable in annual installments beginning in March 1998 through March 2002. Accrued interest expense of $525,000 on this debt is included in expense for 1996 on the pro forma income statement.

NOTE C.  STOCKHOLDERS' EQUITY

     The pro forma adjustments in the stockholders' equity section of the pro forma balance sheet are essentially the entries required in the consolidation of the Company and the Bank to eliminate the equity of the Bank and allow common stock, paid in capital, and retained earnings of the Company to be reflected. The calculation of the resulting common stock, paid in capital, and retained earnings of the Company are reflected below:

     Common Stock:
      Bank shares prior to acquisition              33,000
      Less shares purchased                          6,557
                                                  --------
                                                    26,443

      Company shares exchanged for
       Bank shares (10 to 1, $1 stated value)           10
                                                  --------
                                                   264,430
                                                  ========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS
                    PONTOTOC BANCSHARES CORP. - (CONTINUED)
                                    12/31/96

NOTE C.  STOCKHOLDERS' EQUITY - (CONTINUED)

     Paid in capital:
      Bank equity at 12/31/96                   26,811,000
      Less book value of shares purchased       (5,327,235)
                                               -----------
      Remaining book value of Bank              21,483,765
      Add unrealized loss on available-for-
       sale securities, which is presented
       as a separate component of equity           302,000
      Less common stock issued                    (264,430)
                                               -----------
                                                21,521,335
                                               ===========

NOTE D.  AMORTIZATION OF GOODWILL

     For purposes of the pro forma income statement, the goodwill described in Note A is assumed to have a useful life of 15 years and has been amortized since January 1, 1996.

NOTE E.  INCOME TAX EFFECTS

     The additional expenses relating to interest on debt service and amortization of goodwill reflected on the pro forma income statement would reduce income tax expense for the Company by approximately $222,000 calculated at the Bank's total federal and state rate of 37.3%.

NOTE F.  PRO-FORMA REGULATORY CAPITAL

     The regulatory capital of the pro forma entity at December 31, 1996 would be as follows:


                                                                                  TO BE WELL
                                                                              CAPITALIZED UNDER
                                                              FOR CAPITAL     PROMPT CORRECTIVE
                                              ACTUAL       ADEQUACY PURPOSES  ACTION PROVISIONS
                                        -----------------  -----------------  ------------------
                                         AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT     RATIO
                                        --------  -------  --------  -------  --------   -------
          As of December 31, 1996
           Total Capital                $ 21,391    23.2%  $  7,379     8.0%   $ 9,211       *10%
           (to Risk-Weighted Assets)

          Tier I Capital
           (to Risk-Weighted Assets)    $ 20,325    22.1%  $  3,684     4.0%   $ 5,527      *6.0%

          Tier I Capital
           (to Average Assets)          $ 20,325    13.4%  $  6,073     4.0%   $ 7,592      *5.0%

---------------
* Greater than

                              FIRST NATIONAL BANK

                             Pontotoc, Mississippi

                                 March 31,1997



                                    -ooOoo-

                                    CONTENTS


                                                       PAGE

       ACCOUNTANTS' COMPILATION REPORT...............     3

       FINANCIAL STATEMENTS OF FIRST NATIONAL BANK:

           BALANCE SHEETS............................     4
           STATEMENTS OF INCOME......................     5
           STATEMENTS OF STOCKHOLDERS' EQUITY........     6
           STATEMENTS OF CASH FLOWS..................     7
           NOTES TO FINANCIAL STATEMENTS.............     8


                                    -ooOoo-

                        ACCOUNTANTS' COMPILATION REPORT



To the Shareholders and Directors
First National Bank
Pontotoc, Mississippi

          We have compiled the accompanying consolidated balance sheets of the First National Bank as of March 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the three months then ended in accordance with standards established by the American Institute of Certified Public Accountants.

          A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.


/s/ Neil McKinney PA

New Albany, Mississippi
June 9, 1997

                                BALANCE SHEETS
                              FIRST NATIONAL BANK
                            MARCH 31, 1997 AND 1996

                     (SEE ACCOUNTANTS' COMPILATION REPORT)


                                                                            March 31,        March 31,
                                                                              1997              1996
                                                                         ---------------  ----------------
ASSETS                                                                             (in thousands)
  Cash and due from banks                                                   $  9,431          $  4,065
  Investment securities - available-for-sale (at market value)                19,394            18,674
  Investment securities - held-to-maturity (at cost)                          32,808            35,466
  Federal funds sold                                                           6,450            12,250
  Loans receivable, net of allowance for loan losses
    of $1,137 in 1997 and $1,108 in 1996                                      83,954            80,645
  Premises and equipment, net                                                  1,781             1,215
  Intangibles                                                                    423               458
  Deferred tax asset                                                             591               488
  Other assets                                                                 3,132             2,703
                                                                            --------          --------

      Total assets                                                          $157,964          $155,964
                                                                            ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
    Non-interest bearing                                                    $ 18,111          $ 17,895
    Interest bearing                                                         111,603           111,122
                                                                            --------          --------
      Total deposits                                                         129,714           129,017
  Accrued interest and other liabilities                                         965             1,079
                                                                            --------          --------
      Total liabilities                                                      130,679           130,096
                                                                            --------          --------
  Stockholders' equity:
    Common stock $10 par value,
      33,000 shares authorized and issued                                        330               330
    Surplus                                                                   21,000            21,000
    Undivided profits                                                          6,323             4,764
    Unrealized loss on securities available-for-sale                            (368)             (226)
                                                                            --------          --------
      Total stockholders' equity                                              27,285            25,868
                                                                            --------          --------
        Total liabilities and stockholders' equity                          $157,964          $155,964
                                                                            ========          ========

________________________________________
The Notes to Financial Statements are an
  integral part of these statements.


                             STATEMENTS OF INCOME
                              FIRST NATIONAL BANK
                  Three months ended March 31, 1997 and 1996

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

                                                                           March 31,          March 31,
                                                                             1997               1996
                                                                       -----------------  -----------------
INTEREST REVENUE                                                                  (in thousands)
  Interest and fees on loans                                               $2,015             $1,981
  Interest on investment securities                                           772                739
  Interest on federal funds sold                                              124                166
                                                                           ------             ------
      Total interest revenue                                                2,911              2,886
                                                                           ------             ------
INTEREST EXPENSE
  Interest on deposits                                                      1,242              1,275
  Other interest                                                                -                  -
                                                                           ------             ------
      Total interest expense                                                1,242              1,275
                                                                           ------             ------

  Net interest revenue                                                      1,669              1,611
  Provision for loan losses                                                   (90)              (150)
                                                                           ------             ------
      Net interest revenue after
        provision for loan losses                                           1,579              1,461
                                                                           ------             ------
OTHER REVENUE
  Service fees                                                                248                238
  Other                                                                        17                 18
  Loss from sale of investment securities, other real
      estate, and other foreclosed assets                                     (82)                 -
                                                                           ------             ------
                                                                              183                256
                                                                           ------             ------
OTHER EXPENSE
  Salaries and employee benefits                                              454                420
  Occupancy expense, net of rental
    income                                                                     75                 73
  Other expenses                                                              449                263
                                                                           ------             ------
      Total other expense                                                     978                756
                                                                           ------             ------
        Income before income taxes                                            784                961
  Provision for income taxes                                                  244                290
                                                                           ------             ------
          Net income                                                       $  540             $  671
                                                                           ======             ======



------------------------------------------
The Notes to Financial Statements are an integral part of these statements.

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                              FIRST NATIONAL BANK
                  THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                     (SEE ACCOUNTANTS' COMPILATION REPORT)



                                                                           UNREALIZED
                                                                           GAIN (LOSS)
                                 COMMON STOCK                              SECURITIES
                           ------------------------             UNDIVIDED  AVAILABLE-
                              SHARES      PAR VALUE  SURPLUS    PROFITS    FOR-SALE     TOTALS
                           ------------   ---------  --------  ---------  ----------   --------
                                                    (in thousands)
Balance, January 1,
  1996                               33        $330   $21,000     $4,093      $(300)    $25,123

  Net income                                                         671                    671

  Unrealized gain (loss)
    on marketable
    equity securities                                                             74         74
                           ------------   ---------  --------  ---------  ----------    -------


Balance, March 31,
  1996                               33        $330   $21,000     $4,764      $(226)    $25,868
                           ============   =========  ========  =========  ==========    =======


Balance, January 1,
   1997                              33        $330   $21,000     $5,783      $(302)    $26,811

  Net income                                                         540                    540

  Unrealized gain (loss)
    on marketable
    equity securities                                                            (66)       (66)
                           ------------   ---------  --------  ---------  ----------    -------

Balance, March 31,
   1997                              33        $330   $21,000     $6,323      $(368)    $27,285
                           ============   =========  ========  =========  ==========    =======


-----------------------------------------
The Notes to Financial Statements are an integral part of these statements.

                           STATEMENTS OF CASH FLOWS
                              FIRST NATIONAL BANK
                  Three months ended March 31, 1997 and 1996

                     (SEE ACCOUNTANTS' COMPILATION REPORT)


                                                                                March 31,          March 31,
                                                                                  1997               1996
                                                                           -----------------  -----------------
OPERATING ACTIVITIES                                                                  (in thousands)
  Net income                                                                    $   540            $   671
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                                  95                 36
      Provision for loan losses                                                      91                151
      Increase in interest receivable and other assets                             (136)              (135)
      Increase (decrease) in interest payable and other liabilities              (1,028)                80
                                                                                -------            -------
        Net cash provided by (used in) operating
          activities                                                               (438)               803
                                                                                -------            -------

INVESTING ACTIVITIES
  Purchases of held-to-maturity securities                                            -             (4,503)
  Purchases of available-for-sale securities                                     (3,062)              (164)
  Proceeds from maturities and calls of
    held-to-maturity securities                                                   1,158              1,439
  Proceeds from dispositions of
    available-for-sale securities                                                   614                993
  Net increase in loans                                                            (192)            (1,134)
  Net (increase) decrease in federal funds sold                                   1,550             (5,150)
  Purchases of premises and equipment                                              (144)               (40)
  Net (increase) decrease in other real estate                                       33                (23)
                                                                                -------            -------
        Net cash provided by (used in) investing activities                         (43)            (8,582)
                                                                                -------            -------

FINANCING ACTIVITIES
  Net increase in deposits                                                        5,229              8,033
  Cash dividends paid                                                                 -                  -
                                                                                -------            -------

        Net cash provided by financing
          activities                                                              5,229              8,033
                                                                                -------            -------

Increase in cash and due from banks                                               4,748                254
Cash and due from banks at beginning of three months                              4,683              3,811
                                                                                -------            -------
Cash and due from banks at end of three months                                  $ 9,431            $ 4,065
                                                                                =======            =======

SUPPLEMENTAL CASH FLOWS INFORMATION
  Interest paid                                                                 $ 1,318            $ 1,369
                                                                                =======            =======

  Income taxes paid                                                             $   306            $   475
                                                                                =======            =======


---------------------------------------------------
The Notes to Financial Statements are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS
                              FIRST NATIONAL BANK
                            MARCH 31, 1997 AND 1996

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

       Operating Environment
       ---------------------

          The Bank grants commercial, residential and consumer installment loans to its customers. Although the Bank has a diversified loan portfolio, the majority of its loan customers are located in Pontotoc County, Mississippi.

       Basis of Presentation
       ---------------------

          The Bank recognizes substantially all income and expense on the accrual method of accounting except certain minor sources of income which are recorded as received. These exceptions do not have a material affect on financial statement presentations.

       Use of Estimates
       ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could significantly differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

       Cash Equivalents
       ----------------

          For purpose of the Statements of Cash Flows, the Bank considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, which are included in the balance sheet caption "Cash and due from banks."

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - (Continued)

       Investment Securities
       ---------------------

          Securities Held-to-Maturity:  Bonds, notes, and debentures for which
          ---------------------------
          the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.

          Securities Available-for-Sale:  Available-for-sale securities consist
          -----------------------------
          of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses. Premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

       Loans and Allowances for Loan Losses
       ------------------------------------

          Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan experience, known and inherent risks in the portfolio, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

       Foreclosed Real Estate
       ----------------------

          Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell.

       Bank Premises and Equipment
       ---------------------------

          Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method and charged to operating expense over the estimated useful life of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - (CONTINUED)

       Other Assets
       ------------

          In May 1994, the Bank acquired certain deposits of a savings and loan institution in the Bank's market area. To assume the deposits, the Bank paid a premium of $525,000 which is being amortized over 15 years and is carried net of accumulated amortization on the balance sheet.

          Included in investments on the balance sheet for March 31, 1997 is $510,200 and $639,900 of Federal Home Loan Bank and Federal Reserve stock, respectively, carried at cost. Aggregate cost of these investments at March 31, 1996 amounted to $965,000. The stock is required to be held by the Bank to secure any advances that become necessary for liquidity management.

       Income Taxes
       ------------

          The objective of accounting for income taxes is to recognize the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements and as measured by the provisions of enacted laws. Income taxes currently payable are based on the taxable income for the year. A deferred tax asset or liability is calculated for tax consequences attributable to temporary differences between taxable income and financial accounting income. Temporary differences relate primarily to depreciation methods, accretion of discounts on investment securities and provision for loan losses.

       Fair Values of Financial Instruments
       ------------------------------------

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash and short-term investments:
          For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

       Investment securities:
          For securities held as investments, fair values are based on quoted market prices, if available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities.

       Loans receivable:
          Fair values of loans in the portfolio are estimated by discounting the future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for impaired loans are estimated using underlying collateral values, where applicable.

       Deposit liabilities:
          The fair values of demand deposits, savings accounts, and certain money market deposits are the amounts payable on demand at the reporting date (that is, their carrying amounts). The fair values of fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities .

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - (Continued)

       Accrued interest:
          The carrying amounts of accrued interest approximates their fair values.

NOTE 2.  INVESTMENT SECURITIES

          Amortized cost and approximate market values of investment securities are summarized as follows:

          Securities available-for-sale consist of the following:


                                                                   MARCH 31, 1997
                             -----------------------------------------------------------------------------------------

                                                                  GROSS UNREALIZED
                             -----------------------------------------------------------------------------------------
                                 AMORTIZED                         (IN THOUSANDS)                         FAIR
                                    COST                   GAINS                   LOSSES                 VALUE
                             ------------------    ---------------------    --------------------    ------------------
U. S. Treasury Securities        $ 3,992                    $5                       $  5                 $ 3,992
Obligations of other U. S.
  Government Agencies                749                     -                         14                     735
Obligations of state and
  political subdivisions               -                     -                          -                       -
Mortgage-backed securities        14,089                     -                        572                  13,517
Other securities                   1,150                     -                          -                   1,150
                             ------------------    ---------------------    --------------------    ------------------
                                 $19,980                    $5                       $591                 $19,394
                             ==================    =====================    ====================    ==================


                                                                   MARCH 31, 1996
                             -----------------------------------------------------------------------------------------

                                                                  GROSS UNREALIZED
                             -----------------------------------------------------------------------------------------
                                 AMORTIZED                         (IN THOUSANDS)                         FAIR
                                    COST                   GAINS                   LOSSES                 VALUE
                             ------------------    ---------------------    --------------------    ------------------

U. S. Treasury Securities        $ 2,508                    $-                       $  8                 $ 2,500
Obligations of other U. S.
  Government Agencies              1,500                     -                         12                   1,488
Obligations of state and
  political subdivisions               -                     -                          -                       -
Mortgage-backed securities        14,062                                              341                  13,721
Other securities                     965                     -                          -                     965
                             ------------------    ---------------------    --------------------    ------------------
                                 $19,035                    $-                       $361                 $18,674
                             ==================    =====================    ====================    ==================

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 2.  INVESTMENT SECURITIES - (CONTINUED)

     Securities held-to-maturity consist of the following:



                                                              MARCH 31, 1997
                         -------------------------------------------------------------------------------------
                                                             GROSS UNREALIZED
                         -------------------------------------------------------------------------------------
                                                             (IN THOUSANDS)
                               AMORTIZED                                                           FAIR
                                 COST                 GAINS                 LOSSES                 VALUE
                         -------------------    ------------------    -------------------    -----------------
Obligations of state and
  political subdivisions        $13,730              $148                    $ 91                 $13,787
Mortgage-backed
  securities                     19,078                 5                     145                  18,938
                         -------------------    ------------------    -------------------    -----------------
                                $32,808              $153                    $236                 $32,725
                         ====================   ===================   ====================   =================


                                                              MARCH 31, 1997
                         -------------------------------------------------------------------------------------
                                                             GROSS UNREALIZED
                         -------------------------------------------------------------------------------------
                                                              (IN THOUSANDS)
                               AMORTIZED                                                           FAIR
                                 COST                 GAINS                 LOSSES                 VALUE
                         -------------------    ------------------    -------------------    -----------------

Obligations of other U.S.
  Government Agencies           $   958              $  9                    $  -                 $   967
Obligations of state and
  political subdivisions         12,914               220                      85                  13,049
Mortgage-backed
  securities                     21,594                 1                     141                  21,454
                         -------------------    ------------------    -------------------    -----------------
                                $35,466              $230                    $226                 $35,470
                         ===================    ==================    ===================    =================



     Gross realized gains and gross realized losses on sales of available-for-sale securities were approximately $0 and $1,000 respectively, for the three months ended March 31, 1997 and $0 and $0 respectively, for the three months ended March 31, 1996. All dispositions of held-to-maturity securities were the result of calls or maturities of the respective securities.

     The amortized cost and estimated market value of investment securities at March 31, 1997 by estimated contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 2.  INVESTMENT SECURITIES - (CONTINUED)

                                                              (in thousands)
                         ------------------------------------------------------------------------------------------
                                      HELD-TO-MATURITY                              AVAILABLE-FOR-SALE
                         --------------------------------------------   -------------------------------------------
                                AMORTIZED                 FAIR                AMORTIZED                 FAIR
Amounts maturing in:              COST                   VALUE                   COST                  VALUE
                         --------------------    --------------------   --------------------   --------------------
One year or less               $ 4,592                 $ 4,605                $ 2,504                $ 2,503
After one year through
  five years                    16,780                  16,771                  5,206                  5,170
After five years through
  ten years                     11,304                  11,221                    250                    236
After ten years                  1,280                   1,277                 10,873                 10,338
                               -------                 -------                -------                -------
                               $33,956                 $33,874                $18,833                $18,247
                               =======                 =======                =======                =======


     For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

     Assets, principally securities, carried at approximately $19,280,043 at March 31, 1997 and $21,392,302 at March 31, 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 3.  LOANS

     The components of loans included in the balance sheets are as follows at March 31:

                                       1997             1996
                                      ------           ------
                                          (in thousands)
Commercial                           $16,027          $15,359
Agricultural                           8,858            9,478
Real estate:
   Residential                        25,785           25,109
   Commercial                         18,036           16,714
Consumer Installment                  16,385           15,093
                                     -------          -------
                                      85,091           81,753
Allowance for loan losses              1,137            1,108
                                     -------          -------

    Loans, net                       $83,954          $80,645
                                     =======          =======


                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 3.  LOANS - (Continued)

     Changes in the allowance for loan losses were as follows for the three months ended:


                                                 1997              1996
                                            --------------    --------------
                                                     (in thousands)
Balance, beginning of three months          $        1,066    $          994

Provision charged to operations                         90               150
Loans charged off                                      (32)              (41)
Recoveries                                              13                 5
                                            --------------    --------------

Balance, end of three months                $        1,137    $        1,108
                                            ==============    ==============


     Impairment of loans having recorded investments of $800,000 at March 31, 1997, has been recognized in conformity with FASB Statement 114, as amended by FASB Statement 118. The total allowance for loan losses related to these loans was $200,000 on March 31, 1997.

     Loans having carrying values of $519,000 were transferred to foreclosed real estate during the three months ended March 31, 1997.

NOTE 4.  BANK PREMISES AND EQUIPMENT

          The following is a summary of bank premises and equipment stated at cost at March 31:

                                                 1997              1996
                                            --------------    --------------
                                                     (in thousands)
Bank premises                               $        1,203    $        1,203
Furniture, fixtures, and equipment                   2,037             1,660

                                                     3,240             2,863
Less:  Accumulated depreciation
            and amortization                        (1,812)           (1,648)
                                            --------------    --------------
                                                     1,428             1,215
Add:  Construction in progress                         353                 -
                                            --------------    --------------
                                            $        1,781    $        1,215
                                            ==============    ==============


     The Bank leases certain office equipment under terms of operating leases. Total rental expenses and minimum future payments required under the noncancellable leases are insignificant to the financial statements for the three months ended March 31, 1997 and 1996.

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 5.  DEPOSITS

     Total deposits consisted of the following at March 31:

                                                        1997                  1996
                                                      --------              --------
                                                            (in thousands)
Demand                                                $ 18,330              $ 18,126
Savings                                                 19,459                20,576
NOW                                                     16,465                15,512
Certificates of deposit less than $100,000              49,694                49,210
Certificates of deposit more than $100,000              25,766                25,593
                                                      --------              --------
Total  deposits                                       $129,714              $129,017
                                                      ========              ========



     At March 31, 1997, the scheduled maturities of CDs are as follows:


Year ending March 31,

                                  1998              $20,023
                                  1999                2,362
                                  2000                  627
                                  2001                  102
                                  2002                  144
                                                    -------
                                                    $23,258
                                                    =======

NOTE 6.  INCOME TAXES

     The provision for income taxes consisted of the following at March 31:

                                               1997          1996
                                            ----------    ----------
                                                 (in thousands)
Current                                     $      243    $      332
Deferred                                             1           (42)
                                            ----------    ----------

Total tax provision                         $      244    $      290
                                            ==========    ==========


                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 6.  INCOME TAXES - (Continued)

     The provisions for income taxes at March 31, 1997 and 1996, differ from that computed by applying statutory rates to income before income taxes, as indicated in the following analysis:


                                              1997         1996
                                            ---------    ---------
                                                (in thousands)

Expected tax provision at a 37.3% rate      $     292    $     358
Effect of tax-exempt income                       (76)         (71)
Other, net                                         28            3
                                            ---------    ---------
                                            $     244    $     290
                                            =========    =========


     The temporary differences which give rise to significant portions of deferred tax assets and liabilities are as follows at March 31:


                                              1997          1996
                                            ---------    ---------
Deferred tax assets:                            (in thousands)

  Allowance for loan losses                 $     424    $     413
  Unrealized losses on securities                 219          135
  Other                                            21            3
                                            ---------    ---------
          Total deferred tax assets               664          551
                                            ---------    ---------


Deferred tax liabilities:
  Premises and equipment                           73           63
                                            ---------    ---------
          Total deferred tax liabilities           73           63
                                            ---------    ---------

        Net deferred tax assets             $     591    $     488
                                            =========    =========



     The ultimate realization of deferred tax assets is dependent upon the generation of sufficient taxable income in the future periods in which the temporary differences become deductible for federal tax purposes. Management believes that based on performance in prior years and the likelihood of future taxable income, these assets are more likely than not to be realized.


NOTE 7.  RELATED PARTY TRANSACTIONS

     The Bank makes loans to its officers and directors as well as other related parties. Loans to directors require the approval of the Board of Directors with the interested party abstaining from voting. Loans to related parties amounted to approximately $185,000 and $236,000 at March 31, 1997 and 1996, respectively. During the three months ended March 31, 1997, new loans to such related parties amounted to $0 and repayments amounted to $11,000.

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 8.   PROFIT SHARING PLAN

     The Bank has a contributory profit sharing plan. Employees with one year of service are eligible to participate. Participating employees are required to contribute 2% of their salaries each year. The Bank also makes discretionary contributions each year. The Bank accrued $40,000 during the three months ended March 31, 1997 and $31,000 during the three months ended March 31, 1996.

NOTE 9.   COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Bank has various outstanding commitments to extend credit and standby letters of credit which are not disclosed in the accompanying financial statements. In the opinion of management, no significant credit losses will result from these commitments. On March 31, 1997, the Bank had outstanding standby letters of credit of approximately $1,402,000 and commitments to extend credit under outstanding lines of credit of approximately $7,712,000. These commitments are collaterized in accordance with the Bank's lending policy.

NOTE 10.  DUE FROM BANKS

     The Company had funds on deposit with other banks at March 31, 1997 totaling $7,396,000 which were in excess of federal deposit insurance coverage.

NOTE 11.  FAIR VALUE OF FINANCIAL INVESTMENTS

     The estimated fair values of the Bank's financial instruments were as follows at March 31, 1997 and 1996:

                                               1997                                     1996
                               ------------------------------------------------------------------------------
                                   CARRYING               FAIR              CARRYING               FAIR
                                    AMOUNT               VALUE               AMOUNT               VALUE
                               ----------------     ----------------     ---------------     ----------------
                                                               (in thousands)
Financial assets:
  Cash, due from banks           $  7,887              $  7,887            $  2,912             $  2,912
  Securities                       19,394                19,394              18,674               18,674
   available-for-sale
  Securities held-to-maturity      32,808                32,725              35,465               35,469
  Federal funds sold                6,450                 6,450              12,250               12,250
  Net loans                        83,954                83,954              80,645               80,645

Financial liabilities:
  Deposits                        129,714               129,714             129,017              129,017
  Accrued interest and
    other liabilities                 966                   966               1,079                1,079


                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 12.  REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of March 31, 1997, the most recent notification from the Bank's primary regulator categorized the Bank as well capitalized under the framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank's category.


                                                                                               TO BE WELL
                                                                                            CAPITALIZED UNDER
                                                                   FOR CAPITAL              PROMPT CORRECTIVE
                                          ACTUAL                 ADEQUACY PURPOSES          ACTION PROVISIONS
                                  -----------------------     ------------------------    ------------------------
                                    AMOUNT       Ratio          AMOUNT       Ratio          AMOUNT        Ratio
                                  ----------  -----------     ----------  ------------    -----------  -----------
As of March 31, 1997
  Total Capital                      $28,366        30.5%         $7,437          8.0%         $9,297          >10%
    (to Risk-Weighted Assets)

Tier I Capital
    (to Risk-Weighted Assets)        $27,229        29.3%         $3,719          4.0%         $5,578         >6.0%

Tier I Capital
    (to Average Assets)              $27,229        17.5%         $6,236          4.0%         $7,795         >5.0%


NOTE 13. SUBSEQUENT EVENTS

     During the three month period ended March 31, 1997, Pontotoc BancShares Corp., a bank holding company purchased twenty percent of the outstanding shares of First National Bank through the issuance of long-term debt with an unrelated financial institution. Subsequent to March 31, 1997, the bank holding company will exchange its common shares for the outstanding common shares of the Bank on a ten to one ratio.

                     (SEE ACCOUNTANTS' COMPILATION REPORT)

NOTE 13. SUBSEQUENT EVENTS - (Continued)

     Expected additional capital outlays related to the construction of a branch bank amount to approximately $730,578 at March 31, 1997.

                                                                      APPENDIX A

                           ARTICLES OF INCORPORATION
                                       OF
                           PONTOTOC BANCSHARES CORP.
                           -------------------------


                                ARTICLE I.  NAME

     The name of the Corporation is Pontotoc BancShares Corp.

                           ARTICLE II.  CAPITAL STOCK

     (a) The Corporation has authority to issue 3,000,000 shares of capital stock which shall be designated as common stock, no par value, and 1,000,000 shares of capital stock which shall be designated as preferred stock, no par value.

     (b) The Board of Directors shall have the power, acting alone, to determine, in whole or in part, the preferences, limitations and relative rights of any shares of preferred stock before issuance of such shares, or any series of preferred stock before the issuance of shares of such series.

                          ARTICLE III.  INCORPORATORS

     The name and address of the incorporator is:

                                F. M. Bush, III
                                 Seventh Floor
                             One Mississippi Plaza
                                 P. O. Box 1220
                        Tupelo, Mississippi  38802-1220

              ARTICLE IV.  REGISTERED AGENT AND REGISTERED OFFICE

     The Corporation's original registered agent shall be F. M. Bush, III, and its registered office shall be located at One Mississippi Plaza, Seventh Floor,
P. O. Box 1220, Tupelo, Mississippi, 38802-1220.

                           ARTICLE V.  TENDER OFFERS

     If any person, firm, or corporation, (herein referred to as the Tender Offeror) or any person, firm, or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity voting security of this Corporation with the Tender Offeror, then any merger or consolidation of this corporation with the Tender Offeror, or any sale, lease, or exchange of substantially all of the assets of this Corporation or of the Tender Offeror to the other may not be effected under the laws of Mississippi unless a meeting of the shareholders of this Corporation is held to vote thereon and the votes of the holders of voting securities of this Company representing not less than 80% of the votes entitled to vote thereon, vote in favor thereof. As used herein, the term group includes persons, firms, and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security; or any such warrant or right. The foregoing provision is to require a greater vote of shareholders than is required by Section 11.03 of the Mississippi Business Corporation Act (dealing with mergers and share exchanges) and Section 12.02 of the Mississippi Business Corporation Act (dealing with sales, leases, exchanges and other dispositions of assets outside the usual and regular course of business) and the provisions of this Article V shall not be amended, changed or repealed without a similar 80% vote of the voting securities in this Corporation, which is a greater vote than required by Section 10.03 of the Mississippi Business Corporation Act (dealing with amendments to these Articles of Incorporation).

                      ARTICLE VI.  LIMITATION OF LIABILITY

     Pursuant to the provisions of Section 2.02(b)(4) of the Mississippi Business Corporation Act, the directors of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) a violation of Section 8.33 of the Mississippi Business Corporation Act; or (d) an intentional violation of criminal law.

                        ARTICLE VII.  BOARD OF DIRECTORS

     If the number of directors, fixed by the Board of Directors in accordance with the provisions of the Bylaws of the Corporation, is less than nine (9), each of the directors shall be elected by the shareholders at each annual meeting to serve a one-year term, continuing to serve, however, until his successor is elected and qualifies or until there is a decrease in the number of directors. If the number of directors fixed by the Board of Directors is nine
(9) or more, the Corporation shall have three classes of directors, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office and the directors so elected shall serve a term of three (3) years to succeed those whose terms expire.

     Directors shall be elected only at annual meetings of shareholders, and any vacancy in the Board of Directors, however created, shall be filled at the annual meeting succeeding the creation of such vacancy. Shareholders shall not be entitled to cumulative voting in electing directors of the Corporation. If the number of directors is changed by the Board of Directors, and if there are nine (9) or more directors, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

     No member of the Board of Directors may be removed during his term without cause. No member of the Board of Directors may be removed with cause except at a meeting called in accordance with the Bylaws expressly for that purpose and except upon a vote in favor of such removal of the holders of eighty percent (80%) of the shares then entitled to vote at an election of directors; and in the event that less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

     The vote of shareholders required to alter, amend or repeal this Article VII, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article VII, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

                         ARTICLE VIII.  INDEMNIFICATION

     Whenever any present or former director, officer, employee or agent of the Corporation who, by reason of the fact that such party is or was serving at the request of the Corporation in such capacity, is made a party to any suit, action or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Corporation ("Indemnitee"), the Indemnitee shall be indemnified against liability and reasonable expenses, including attorney's fees, incurred by the Indemnitee in connection with such action, suit, or proceeding, if the Indemnitee meets the requisite Standard of Conduct, as defined in the Bylaws of the Corporation and in Section 8.51(a)(2) &
(b) of the Mississippi Business Corporation Act; provided however, that no such mandatory indemnification shall apply with respect to any Indemnitee found (a) to have received a financial benefit to which such Indemnitee is not entitled;
(b) to have intentionally inflicted
harm on the Corporation or its shareholders; (c) to have violated Section 8.33 of the Mississippi Business Corporation Act by voting for or assenting to the making of an excessive distribution to shareholders in violation of Section 6.40 of the Mississippi Business Corporation Act or the Articles of Incorporation; or
(d) to have intentionally violated criminal law.

     The vote of shareholders required to alter, amend or repeal this Article VIII, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article VIII, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

                 ARTICLE IX.  SPECIAL MEETINGS OF SHAREHOLDERS

     The Corporation shall hold a special meeting of the shareholders:

     (a)  On call of the Board of Directors or the president of the Corporation;
          or

     (b) If the holders of not less than a majority of all issued and outstanding shares of stock entitled to vote on any issue proposed to be considered at the special meeting so called shall deliver to the secretary of the Corporation one or more written demands for the special meeting. Such written demands shall be signed, dated and delivered to the secretary of the Corporation no less than forty-five
          (45) days prior to the special meeting date requested and shall describe the purpose or purposes for which such special meeting is to be held. Only business within the stated purpose or purposes described in the demand may be conducted at the special meeting unless the notice of the special meeting sent out to all shareholders by the Corporation specifies other purposes for such special meeting.

                       ARTICLE X.  SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal for action at any meeting of shareholders, including the nomination of one or more individuals for election as a director, such shareholder (herein referred to as the "Proponent") and proposal must satisfy and comply with all of the following conditions and requirements:

     (a) At the time of submitting the proposal, the Proponent must be the record or beneficial owner of shares having voting power on the proposal at the meeting and have held such shares for at least one year, and the Proponent shall continue to own such shares through the date on which the meeting is held;

     (b) The proposal must be submitted in writing and be accompanied by written disclosure of the Proponent's name, address, number of shares owned, the dates upon which such shares were acquired, and documentary support of the Proponent's ownership of such shares;

     (c) The proposal and other required material must be received by the Corporation not less than 120 days in advance of the date that corresponds with the date of the Corporation's proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders (in the case of a proposal submitted in connection with an annual meeting) or not less than 45 days in advance of the date on which the meeting is scheduled to be held or within 10 days after notice of the meeting is first given to shareholders, whichever is later (in the case of a proposal submitted in connection with a special meeting of shareholders);

     (d) If the proposal nominates one or more individuals for election as a director, the proposal must include or be accompanied by a written statement of each nominee's qualifications for election as a director and the nominee's signed consent to being named as such a nominee and to serve if elected; and

     (e) The proposal must be presented at the meeting for which it is submitted by the Proponent or a duly authorized and qualified representative.

     If the Proponent or proposal fails, in any respect, to satisfy and comply with all of the foregoing conditions and requirements, the proposal shall be deemed as not properly coming before the meeting and no votes cast in support of the proposal shall be given effect, except for the purpose of determining the presence of a quorum at the meeting.

     Notwithstanding anything herein to the contrary, the Corporation may exclude from consideration by shareholders at any meeting of shareholders any proposal permitted or required to be excluded from consideration by applicable law, rule or regulation, and this Article X shall not be applicable to proposals placed before any meeting of shareholders by action of the Board of Directors.

     The vote of shareholders required to alter, amend or repeal this Article X, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article X, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

                       ARTICLE XI.  OTHER CONSTITUENCIES

          The Board of Directors of the Corporation, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating any proposed Major Business Transaction (as defined below), in addition to considering the adequacy of the amount of consideration to be paid in connection with such transaction, shall consider all of the following factors and any other factors which it deems relevant:

     (a) the social and economic effects of the transaction on the Corporation, any subsidiary, depositors, loan and other customers, creditors and employees of the Corporation and its subsidiaries, and other elements of the community in which the Corporation and its subsidiaries operate or are located;

     (b) the business, financial condition and earnings prospects of the acquiring person, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person, and the possible effect of such conditions upon the Corporation, its subsidiaries and the other elements of the community in which the Corporation and its subsidiaries operate or are located; and

     (c) the competence, experience and integrity of the acquiring person and its management.

     For purposes of this Article, the term "Major Business Transaction" shall mean (i) any merger or consolidation of the Corporation or any subsidiary, (ii) any sale, exchange, transfer or other disposition of all or substantially all of the Corporation's or any subsidiary's assets, (iii) any offer to purchase any or all of the Corporation's securities, or (iv) any similar transaction or event.

     The vote of shareholders required to alter, amend or repeal this Article XI, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article XI, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article XI as one class.

                    ARTICLE XII.  CONTROL SHARE ACQUISITIONS

     The Corporation hereby elects to be governed by the provisions of the Mississippi Control Share Act, (S)79-27-1 et. seq., and to be an "issuing public corporation" for all purposes thereof.

     The vote of shareholders required to alter, amend or repeal this Article XII, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article XII, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

     Dated this the 16th day of December, 1996.


                                        ------------------------------------
                                        F. M. Bush, III, Incorporator

                                                                      APPENDIX B

                                     BYLAWS
                                       OF
                           PONTOTOC BANCSHARES CORP.
                           -------------------------


Preamble: These Bylaws are subordinate to and governed by the provisions of (1) the Articles of Incorporation of this Corporation; and (2) the Mississippi Business Corporation Act, except to the extent that these Bylaws or the Articles of Incorporation specifically provide to the contrary, to the extent allowed by the Mississippi Business Corporation Act and Mississippi state law.

                              ARTICLE I.  OFFICES

     The principal office of the Corporation in the State of Mississippi shall be located in the City of Pontotoc, County of Pontotoc. The Corporation may have such other offices, either within or without the State of Mississippi, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

                           ARTICLE II.  SHAREHOLDERS

     SECTION 1. Annual Meeting. The annual meeting of the shareholders shall be held on the third Tuesday in the month of March at 2:00 p.m. each year, or if that falls on a legal holiday, on the next following business day, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the election of directors shall not be held on the day designated, under Section 4 of this Article for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.

     SECTION 2. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president of the Corporation or by the Board of Directors, and shall be called by the secretary when the holders of not less than a majority of all issued and outstanding shares of stock entitled to vote on any issue proposed to be considered at the special meeting sign and date a request for a special meeting describing the purpose or purposes for which it is to be held, and deliver the request to the secretary no less than forty-five (45) days prior to the date requested for such special meeting. Only business within the purpose or purposes described in the special meeting notice may be conducted at a special meeting of the shareholders.

     SECTION 3. Place of Meeting. The Board of Directors may designate any place, either within or without the State of Mississippi, as the place of the meeting for any annual meeting or for any special meeting. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, either within or without the State of Mississippi, as the place for a special meeting. Unless otherwise noticed, the place of the meeting shall be the principal business office of the Corporation in the State of Mississippi.

     SECTION 4. Notice of Meeting. Written notice stating the date, time and place of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting by or at the direction of the person or entity calling the meeting. A shareholder may waive notice before or after the date and time stated in the notice. The waiver must be in writing, signed by the shareholder entitled to the notice, and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

     SECTION 5. Closing of Transfer Books and Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period, but not to exceed, in any case, seventy (70) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be no more than seventy (70) days, and in the case of a meeting of the shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. Only persons in whose names shares appear on the stock records of the Corporation as of the record date shall be entitled to vote at such meeting. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at an annual or special shareholders' meeting, the last business day immediately preceding the date on which the first notice of the meeting is delivered to shareholders shall be the record date for such determination of shareholders. If the Board of Directors does not fix the record date for determining shareholders entitled to a distribution (other than one involving a repurchase or reacquisition of shares), the record date is the date the Board of Directors authorizes the distribution. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date. A new record date must be fixed if the meeting is adjourned for more than one hundred twenty (120) days after the date fixed for the original meeting.

     SECTION 6. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at each meeting of shareholders or any adjournment thereof, arranged by voting group, if applicable, and in alphabetical order, with the address of the Shareholders and the number of shares held by each. Beginning two (2) business days after notice of the meeting, the voting list shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder, and such shareholder's agent or attorney, during the whole time of the meeting or any adjournment thereof.

     SECTION 7. Quorum. Unless otherwise specifically required in the Articles of Incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

     SECTION 8. Proxies. Every proxy must be dated and signed by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy is revocable by the shareholder unless the proxy conspicuously states that it is irrevocable and is coupled with an interest (as provided in Mississippi Business Corporation Act
Section 7.22).

     SECTION 9. Voting of Shares. At each meeting of the shareholders, every holder of shares then entitled to vote shall vote in person or by proxy and shall have one vote for each share registered in his name upon each matter submitted to a vote in the meeting of the shareholders. Unless otherwise specifically required in the Articles of Incorporation, the vote of a majority of the shares present at any meeting at which there is a quorum shall be the act of the shareholders.

     SECTION 10. Voting of Shares by Certain Holders. Shares of this Corporation registered in the name of another corporation may be voted by such officer, agent, or proxy as the bylaws of such other corporation may prescribe, or, in the absence of such provision, as the board of directors of such other corporation may determine. Provided, however, that shares are not entitled to vote if they are owned, directly or indirectly, by another corporation in which this Corporation owns, directly or indirectly, a majority of the shares entitled to vote for directors of the other corporation.

     Prior to any applicable reacquisition of shares under these Bylaws, shares held by an administrator, executor, guardian, conservator, attorney-in-fact, trustee, receiver, or trustee in bankruptcy, may be voted by an existing shareholder of the Corporation by proxy issued by the administrator, executor, guardian, conservator, attorney-in-fact, trustee, receiver, or trustee in bankruptcy, without a transfer of such shares into such existing shareholder's name. The Corporation may request evidence of the representative capacity of the signatory to sign any vote, consent, waiver or proxy appointment. When two or more persons are shareholders as cotenants or fiduciaries, one cotenant or fiduciary may vote the shares where it appears the person is acting on behalf of all co-owners. The Corporation may request evidence of the representative capacity of the signatory to sign any vote, consent, waiver or proxy appointment.

     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter shares held by the pledgee may be voted by an existing shareholder of the Corporation by proxy issued by the pledgee, without a transfer of such shares into such existing shareholder's name.

     Shares of its own stock belonging to the Corporation shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

     SECTION 11. Voting for Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders shall not be entitled to cumulative voting in electing directors of the Corporation.

     SECTION 12. Shareholder Proposals. If any shareholder desires to submit a proposal for action at any meeting of shareholders, including the nomination of one or more individuals for election as a director, such shareholder (hereinafter the "Proponent") and proposal must satisfy and comply with all of the following conditions and requirements:

      (i) At the time of submitting the proposal, the Proponent must be the record or beneficial owner of shares having voting power on the proposal at the meeting and have held such shares for at least one year, and the Proponent shall continue to own such shares through the date on which the meeting is held.

      (ii) The proposal must be submitted in writing and be accompanied by written disclosure of the Proponent's name, address, number of shares owned, the dates upon which such shares were acquired, and documentary support of the Proponent's ownership of such shares.

      (iii) The proposal and other required material must be received by the Corporation not less than 120 days in advance of the date that corresponds with the date of the Corporation's proxy statement sent to shareholders in connection with the previous year's annual meeting of shareholders (in the case of a proposal submitted in connection with an annual meeting) or not less than 45 days in advance of the date on which the meeting is scheduled to be held or within 10 days after notice of the meeting is first given to shareholders, whichever is later (in the case of a proposal submitted in connection with a special meeting of shareholders).

      (iv) If the proposal nominates one or more individuals for election as a director, the proposal must include or be accompanied by a written statement of each nominee's qualifications for election as a director and the nominee's signed consent to being named as such a nominee and to serve if elected.

       (v) The proposal must be presented at the meeting for which it is submitted by the Proponent or a duly authorized and qualified representative.

     If the Proponent or proposal fails, in any respect, to satisfy and comply with all of the foregoing conditions and requirements, the proposal shall be deemed as not properly coming before the meeting and no votes cast in support of the proposal shall be given effect, except for the purpose of determining the presence of a quorum in accordance with Section 7 of this Article . Notwithstanding any provision of these Bylaws to the contrary, the Corporation may exclude from consideration by shareholders at any meeting of shareholders any proposal permitted or required to be excluded from consideration by applicable law, rule or regulation. This Section 12 shall not be applicable to proposals placed before any meeting of shareholders by action of the Board of Directors.

                        ARTICLE III.  BOARD OF DIRECTORS

     SECTION 1. General Powers. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All corporate powers may be exercised by or under the authority of the Board of Directors.

     SECTION 2. Number, Tenure and Qualification. The initial number of directors for purposes of organizing the Corporation shall be one (1); thereafter, the number of directors of the Corporation shall be not less than six (6) nor more than twelve (12) and shall be determined, from time to time, by resolution of the Board of Directors. Each director shall hold office until the next annual meeting of shareholders or until such director's successor shall have been elected and qualified. A director need not be a Mississippi resident. A director, other than the initial director, must be a shareholder of the Corporation and must own a number of shares of stock having a value at least equal to a total book value of twenty-five thousand dollars ($25,000).

     SECTION 3. Removal or Resignation of Directors. A director may not be removed during his term without cause. The shareholders may remove one or more directors with cause only at a meeting called in accordance with these Bylaws expressly for that purpose and only upon a vote in favor of such removal of the holders of eighty percent (80%) of the shares then entitled to vote at an election of directors. In the event that less than the entire

Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. A director may be removed by the shareholders only at a meeting called for the purpose of removing such director and the notice for such meeting must state that the purpose, or one of the purposes, of the meeting is removal of the director. Any director may resign by giving written notice to the president of the Corporation or to the Board of Directors or to the Corporation. Unless a later effective date is specified in such notice, the resignation shall take effect upon delivery. A resignation need not be accepted in order to become effective.

     SECTION 4. Annual and Regular Meetings. An annual meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings without other notice than such resolution.

     SECTION 5. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the president or a majority of the number of directors fixed by Section 2 of this Article . Special meetings shall be held at the place fixed by the Board of Directors for the holding of meetings, or if no such place has been fixed, at the principal business office of the Corporation. Notice of any special meeting shall be given at least two (2) days prior thereto. Such notice shall state the date, time and place of the special meeting of the Board of Directors, but need not describe the purpose or purposes for the special meeting of the Board of Directors. Before or after the date stated in the notice, any director may waive notice of any meeting in writing signed by the director, and filed with the minutes or corporate records. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, and the objecting director does not vote for or assent to action taken at a meeting.

     SECTION 6. Quorum and Voting. A majority of the number of directors fixed by Section 2 of this Article shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. If a quorum is present at the meeting, then the vote of a majority of the directors present at the meeting shall be the act of the Board of Directors. At all meetings of the Board of Directors, each director shall have one vote.

     SECTION 7. Action Without a Meeting. Any action that may be taken by the Board of Directors at a meeting may be taken without a meeting if one or more written consents, setting forth the actions to be taken, shall be signed by all of the directors, and filed in the corporate minutes. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed under this Section has the effect of a meeting vote and may be described as such in any document.

     SECTION 8. Vacancies. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase of the number of directors, shall be filled at the annual meeting of the shareholders succeeding the creation of such vacancy.

     SECTION 9. Compensation. By resolution of the Board of Directors, each director may be paid such director's expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a stated salary as a director or a fixed sum for attendance at each meeting of the Board of Directors or both. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 10. Presumption of Assent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless
(i) such director objects at the beginning of the meeting, or promptly upon such director's arrival; (ii) such director's dissent or abstention from action taken is entered in the minutes of the meeting; or (iii) such director delivers written notice of dissent or abstention to such action to the presiding officer of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

     SECTION 11. Committee. The Board of Directors, by resolution adopted by majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees. Each such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors in reference to: (i) amending the Articles of Incorporation; (ii) authorizing distributions; (iii) adopting a plan of merger or consolidation; (iv) recommending to the shareholders the sale, lease, exchange, mortgage, pledge, or other disposition of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business; (v) recommending to the shareholders a voluntary dissolution of the Corporation or a revocation thereof; or (vi) amending the Bylaws of the Corporation. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

     SECTION 12. Participation in Meetings by Communications Equipment. Any or all directors may participate in any regular or special meeting of the Board of Directors by means of conference telephone or similar communications equipment that enables all directors to simultaneously hear each other during the meeting. Such participation shall constitute presence in person at such meeting.

     SECTION 13.  Limitation of Liability.  Pursuant to the provisions of
Section 2.02(b)(4) of the Mississippi Business Corporation Act, the directors of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action, as a director, except liability for: (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 8.33 of the Mississippi Business Corporation Act; or (iv) an intentional violation of criminal law.

                             ARTICLE IV.  OFFICERS

     SECTION 1. Number. The officers of the Corporation shall be a president and a secretary, each of whom shall be elected by the Board of Directors. One or more vice presidents, a treasurer and such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. An individual may simultaneously hold more than one office in the Corporation.

     SECTION 2. Election and Term of Officers. The officers of the Corporation shall be elected by the Board of Directors at each annual meeting of the Board of Directors. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until such officer's successor shall have been duly elected and shall have qualified or until such officer's death or until such officer shall resign or shall have been removed in the manner hereinafter provided.

     SECTION 3. Resignation and Removal. Any officer may resign at any time by delivering notice to the Corporation. Such resignation is effective when the notice is delivered unless the notice specifies a later date. Any officer or agent may be removed by the Board of Directors at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights between the officer or agent and the Corporation. The removal or resignation of an officer shall not affect any contract rights between the officer and the Corporation.

     SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

     SECTION 5. President. The president shall be the principal executive officer of the Corporation and, subject to the control of the Board of Directors, shall have general supervision and control of the business and affairs of the Corporation. The president shall, when present, preside at all meetings of the shareholders and of the Board of Directors. The president may sign, with the secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time. Unless otherwise directed by the Board of Directors, the president shall also have the power to vote or otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of shareholders of any other Corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other Corporation.

     SECTION 6. Vice President. In the absence of the president or in the event of his death, inability or refusal to act, the vice president, if any, shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice president shall perform such other duties as from time to time may be assigned to him by the president or by the Board of Directors.

     SECTION 7. Secretary. The secretary shall (i) keep the minutes of the proceedings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iii) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized; (iv) keep a register of the post office address of each shareholder which shall be furnished to the secretary by each such shareholder; (v) sign with the president certificates for shares of the Corporation the issuance of which shall have been authorized by resolutions of the Board of Directors; (vi) have general charge of the stock transfer books of the Corporation; (vii) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the secretary by the president or by the Board of Directors.

     SECTION 8. Treasurer. The treasurer, if any, shall: (i) have charge and custody of and be responsible for all funds and securities of the Corporation;
(ii) receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article of these Bylaws; and
(iii) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the treasurer by the president or by the Board of Directors. If required by the Board of Directors, the treasurer shall give a bond for the faithful discharge of the treasurer's duties in such sum and with such surety or sureties as the Board of Directors shall determine.

     SECTION 9. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the Corporation.

               ARTICLE V.  CONTRACTS, LOANS, CHECKS AND DEPOSITS

     SECTION 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

     SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

     SECTION 3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

     SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, companies or other depositories as the Board of Directors may select.

            ARTICLE VI.  CERTIFICATES FOR SHARES AND THEIR TRANSFER

     SECTION 1. Capital Stock. The capital stock of this Corporation shall be divided into three million (3,000,000) shares of common stock with no par value and one million (1,000,000) shares of preferred stock with no par value. The Board of Directors shall have the power, acting alone, to determine, in whole or in part, the preferences, limitations and relative rights of any preferred stock issued by the Corporation and such preferred stock shall have such rights, preferences and limitations as designated by the Board of Directors in the Articles of Incorporation prior to the issuance of such preferred shares. The Board of Directors shall have the right to establish and, when necessary, to change the sale price of said stock from time to time by proper action, subject to the provisions of the Articles of Incorporation. This stock shall be issued from time to time and in such amounts as the Board of Directors may determine.

     SECTION 2. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed (either manually or by facsimile) by the president and by the secretary or by such other officers authorized by law and by the Board of Directors so to do, and sealed with the corporate seal (or a facsimilie thereof). All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

     SECTION 3. Transfer of Shares. Transfer of shares of the Corporation shall be valid only upon the transfer of such shares on the stock transfer books of the Corporation, after (i) a request by the holder of record thereof, or by such holder's legal representative who shall furnish proper evidence of authority to transfer, or by such holder's attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the Corporation, and (ii) the surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

     SECTION 4. Restriction on Transfer of Shares. The Corporation shall recognize and give full force and effect to any lawful agreement by and among the shareholders that restrict transfer of their shares of stock or prescribes the manner of such a transfer. Any such restriction on the transfer of shares must be noted conspicuously on the certificate.

                           ARTICLE VII.  FISCAL YEAR

     The fiscal year of the Corporation shall begin on the 1st day of January and end on the 31st day of December in each year.

                            ARTICLE VIII.  DIVIDENDS

     The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

                          ARTICLE IX.  INDEMNIFICATION

     SECTION 1. Right of Corporation to Insure. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or under the provisions of Mississippi law.

     SECTION 2. Right of Indemnity from Corporation. In the event that the insurance purchased by the Corporation described in Section 1 of this Article does not fully cover liabilities and reasonable expenses that any present or former director, officer, employee or agent of the Corporation who, by reason of the fact that such party is or was serving at the request of the Corporation in such capacity, is made a party to any suit, action or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Corporation ("Indemnitee"), the Indemnitee shall be indemnified against such liabilities and reasonable expenses, including attorney's fees, incurred by the Indemnitee in connection with such action, suit, or proceeding, if the Indemnitee meets the requisite Standard of Conduct as defined below and described in Section 8.51(a)(2) and (b) of the Mississippi Business Corporation Act. The right of indemnity provided in this Article shall inure to the estate, executor, administrator, heirs, legatees, or devisees of any person entitled to such indemnification.

     SECTION 3. Standard of Conduct. An Indemnitee meets the Standard of Conduct for any action taken, or the failure to take any action, by the Indemnitee; provided, however, that no such mandatory indemnification shall apply with respect to any Indemnitee found (i) to have received a financial benefit to which such Indemnitee is not entitled; (ii) to have intentionally inflicted harm on the Corporation or its shareholders; (iii) to have violated
Section 8.33 of the Mississippi Business Corporation Act by voting for or assenting to the making of an excessive distribution to shareholders in violation of Section 6.40 of the Mississippi Business Corporation Act; or (iv) to have intentionally violated criminal law. An Indemnitee's conduct with respect to an employee benefit plan for a purpose the Indemnitee reasonably believes to be in the best interest of the participants in and beneficiaries of the plan is conduct that satisfies the Standard of Conduct.

     The determination as to whether an Indemnitee has met the Standard of Conduct set forth herein shall be made:

     A. if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote,

     B. by special legal counsel selected in the manner prescribed in Subsection A of this Section 3, or, if there are fewer than two (2) disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate), or

     C. by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

     SECTION 4. Prohibited Indemnification. Unless ordered by a court pursuant to Section 8.54(a)(3) of the Mississippi Business Corporation Act and
Section 5 of this Article , no indemnification shall be made in respect to any claim, judgments, amounts paid in settlement, issue, fine, matter, or attorney's fees in connection with: (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the Indemnitee has met the relevant Standard of Conduct set out above and in Section 8.51(a)(2) and (b) of the Mississippi Business

Corporation Act; or (ii) any proceeding with respect to conduct for which the Indemnitee was adjudged liable on the basis that the Indemnitee received a financial benefit to which the Indemnitee was not entitled, whether or not involving action in the Indemnitee's official capacity.

     SECTION 5. Court Ordered Indemnification. An Indemnitee may apply to the court conducting a proceeding, or to another court of competent jurisdiction, for indemnification or an advance for expenses. After receipt of such an application, and after giving any notice it considers necessary, the court shall:

      (i) order indemnification if the court determines that the Indemnitee is entitled to mandatory indemnification under Section 79-4-8.52 of the Mississippi Code of 1972, as amended, and Section 6 of this Article;

      (ii) order indemnification or advance for expenses if the court determines that the Indemnitee is entitled to indemnification or advance for expenses pursuant to a provision in the Articles of Incorporation or Section 2 of this Article ;

      (iii) order indemnification or advance for expenses, if the court determines that, in view of all the relevant circumstances, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper, or to advance for expenses despite the fact that such Indemnitee did not meet the requirements of the laws of the State of Mississippi and these Bylaws for an advance for expenses.

If the court determines that the Indemnitee is entitled to indemnification under Subsection (i) of this Section 5, or to indemnification or advance for expenses under Subsection (ii) of this Section 5, the court shall also order the Corporation to pay the Indemnitee's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the Indemnitee is entitled to indemnification under Subsection (iii) of this Section 5, the court may also order the Corporation to pay the Indemnitee's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

     SECTION 6. Mandatory Indemnification. Notwithstanding anything to the contrary in this Article , the Corporation shall indemnify an Indemnitee who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Indemnitee was a party because the Indemnitee is or was a director, officer or agent of the Corporation, against reasonable expenses incurred by the Indemnitee in connection with the proceeding.

     SECTION 7. Advance for Expenses. The Corporation shall advance funds to pay for or reimburse the reasonable expenses incurred by an Indemnitee who is a party to a proceeding if (i) the Indemnitee furnishes the Corporation a written affirmation of the Indemnitee's good faith belief that the Indemnitee has met the relevant Standard of Conduct set out and in Section 8.51(a)(2) and (b) of the Mississippi Business Corporation Act, or that the proceeding involves conduct for which liability of directors to the Corporation or its shareholders has been eliminated by a provision of the Articles of Incorporation under
Section 13 of Article of these Bylaws and Section 2.02(b)(4) of the Mississippi Business Corporation Act, and (ii) the Indemnitee furnishes the Corporation a written undertaking to repay any funds advanced if the Indemnitee is not entitled to mandatory indemnification or there is a subsequent determination in the proceeding that the conduct of the Indemnitee was not the type of conduct eliminated from liability in the Articles of Incorporation under Section 2.02(b)(4) of the Mississippi Business Corporation Act. The written undertaking must be an unlimited general obligation of the Indemnitee.

     Authorization of an advance for expenses under this Section 7 shall be made within two (2) weeks of the Indemnitee's submission to the Corporation of the written request and affirmation and undertaking described above and shall be made:

     A. if there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote,

     B. if there are fewer than two (2) disinterested directors, by the vote necessary for action under Section 6 of Article of these Bylaws, in which case directors who do not qualify as disinterested directors may participate, or

     C. by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

                           ARTICLE X.  CORPORATE SEAL

     The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the word, "Seal."

                              ARTICLE XI.  NOTICE

     SECTION 1. Notices. Whenever notice is required to be given by the Articles of Incorporation, these Bylaws or the Mississippi Business Corporation Act, such requirement shall not be construed to mean personal notice. Such notice shall be in writing unless oral notice is reasonable under the circumstances and may be communicated in person, by telephone, telegraph, teletype or other form of wire or wireless communication, or by mail or private carrier, addressed to any such person entitled to receive notice at such person's address as appears on the books of the Corporation or by any other method allowed under the Mississippi Business Corporation Act. The time when such notice is mailed to a Shareholder shall be the time of the giving of the Notice; otherwise, it is effective at the earliest of the following: (i) when received; (ii) five days after it is mailed; (iii) the date shown on the return receipt if registered or certified mail.

     SECTION 2. Waiver. Unless otherwise provided by law, whenever any notice is required to be given by the Corporation under the provisions of these Bylaws, the Articles of Incorporation, or the Mississippi Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, and delivered to the Corporation, shall be deemed equivalent to the giving of such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at a meeting by the person entitled to notice waives objection to lack of notice or defective notice of the meeting unless the person at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. Also, attendance at a meeting waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the notice unless the person objects to considering the matter when it is presented.

                            ARTICLE XII.  AMENDMENTS

     These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board of Directors at any regular or special meeting of the Board of Directors. However, the Board of Directors may not amend or repeal a particular bylaw if the shareholders, in amending or repealing such bylaw, expressly provide that the Board of Directors may not amend or repeal that bylaw.

     Adopted by the Sole Director on December 17, 1996.



                                              ----------------------------------
                                              Buddy R. Montgomery, Sole Director

                                                                      APPENDIX C

                      SELECTED PROVISIONS OF FEDERAL LAW
              RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS


12 U.S.C. (S)215a -- MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS


        Sec. 215a (b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

        Sec. 215a (c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

        Sec. 215a (d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          Certain statutes, articles of incorporation, provisions and bylaws authorize the purchase of insurance and/or the provision of indemnification for directors and/or officers of the Company. See "Limitation of Directors' Liability" and "Indemnification" in the Proxy Statement.

Item 21.  Exhibits and Financial Statement Schedules.

          The following exhibits are filed as part of this Registration
Statement.

Exhibit Number        Description
--------------        -----------

     2.1            Plan of Reorganization and Agreement of Merger*

     3.1            The Company's Articles of Incorporation (included as
                      Appendix A to the Proxy Statement)

     3.2            The Company's Bylaws (included as Appendix B to the Proxy
                      Statement)

     5.1            Opinion of Phelps Dunbar, L.L.P., as to the legality of the securities being registered*

     8.1            Opinion of Phelps Dunbar, L.L.P., as to tax aspects of the
                      Reorganization*

    10.1            Executive Agreement effective November 20, 1996, by and
                      between Buddy R. Montgomery and the Bank*

    10.2            Executive Agreement effective November 20, 1996, by and
                      between Larry Russell and the Bank*

    10.3            Stock Purchase Agreement dated March 18, 1997 among Pontotoc
                      Bancshares Corp., First National Bank of Pontotoc, Union Planters Corporation, Doty Investments, L.P., Martha W. Doty, Gerry G. Jones and All Saints Episcopal Church of Memphis, Tennessee*

    10.4            Note, Security Agreement and Loan Agreement dated March 18,
                      1997 between Pontotoc Bancshares Corp. and National Bank of Commerce

    23.1            Consent of Phelps Dunbar, L.L.P. (included in Exhibit 5.1)
____________________

*    Previously filed.

    23.2            Consent of Nail McKinney Professional Association

    23.3            Consent of Chaffe & Associates, Inc.


    24.1            Power of Attorney (included on signature page of
                      Registration Statement)

    99.1            Form of proxy*

    99.2            Opinion of Chaffe & Associates, Inc.*


Item 22.  Undertakings.

          (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pontotoc, State of Mississippi, on this 10th day of July, 1997.


                                   Pontotoc BancShares Corp.



                                   By: /S/ BUDDY R. MONTGOMERY
                                       ------------------------------
                                       Buddy R. Montgomery, President


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.


          Signature                    Title                     Date
          ---------                    -----                     ----


/s/ ANNA M. BERRYHILL*                 Director               July 10, 1997
----------------------------
     Anna M. Berryhill


/s/ BUDDY R. MONTGOMERY             Director, President       July 10, 1997
---------------------------- (Principal Executive Officer and
     Buddy R. Montgomery       Principal Financial Officer)

/s/ Larry Russell*                         Director            July 10, 1997
----------------------------     and Executive Vice President
        Larry Russell


/s/ Michael Simon*                         Director            July 10, 1997
----------------------------
        Michael Simon


/s/ Charles D. Thomas*                     Director            July 10, 1997
----------------------------
        Charles D. Thomas


/s/ James L. Whitworth*                    Director            July 10, 1997
----------------------------
        James L. Whitworth

/s/ Julie Henry*                     Principal Accounting      July 10, 1997
----------------------------                Officer
        Julie Henry

* Signed Pursuant to a Power of Attorney

By: /s/ BUDDY R. MONTGOMERY
    -----------------------
    Buddy R. Montgomery
    Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NUMBER   EXHIBIT DESCRIPTION                             SEQUENTIAL PAGE
--------------   -------------------                             ---------------

   10.4          Note, Security Agreement and Loan Agreement
                  dated March 18, 1997 between Pontotoc
                  Bancshares Corp. and National Bank of Commerce

   23.2          Consent of Nail McKinney Professional Association

   23.3          Consent of Chaffe & Associates, Inc.

